EXHIBIT 10.1
EXECUTION COPY
Deal Published CUSIP Number: 03528CAA8
Revolving Published CUSIP Number: 03528CAB6

AMENDED AND RESTATED
FIVE-YEAR
REVOLVING CREDIT AGREEMENT
Dated as of April 20, 2007
among
ANIXTER INC.
and
THE BORROWING SUBSIDIARIES
FROM TIME TO TIME
PARTIES HERETO
as Borrowers,
BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender and L/C Issuer,
WELLS FARGO BANK, N.A.,
as Syndication Agent,
JPMORGAN CHASE BANK, N.A.,
THE BANK OF NOVA SCOTIA
and
WACHOVIA BANK N.A.,
as Co-Documentation Agents
and
The Other Lenders Party Hereto
BANC OF AMERICA SECURITIES LLC
as
Sole Lead Arranger and Book Manager

page
ARTICLE I DEFINITIONS AND ACCOUNTING TERMS	1
1.01 Defined Terms	1
1.02 Other Interpretive Provisions	30
1.03 Accounting Terms	30
1.04 Exchange Rates; Currency Equivalents	31
1.05 Change of Currency	31
1.06 Times of Day	31
1.07 Letter of Credit Amounts	32
1.08 Rounding	32
ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS	32
2.01 Committed Loans	32
2.02 Borrowings, Conversions and Continuations of Committed Loans	32
2.03 Swing Line Loans	34
2.04 British Pound Sterling Commitment	36
2.05 Canadian Dollar Commitment	40
2.06 Letters of Credit	44
2.07 Prepayments	54
2.08 Reduction or Termination of Commitments	55
2.09 Repayment of Loans	55
2.10 Interest	56
2.11 Fees	56
2.12 Computation of Interest and Fees	57
2.13 Evidence of Debt	57
2.14 Payments Generally	58
2.15 Sharing of Payments by Lenders	59
2.16 Borrowing Subsidiaries	60
2.17 Currency Exchange Fluctuations	61
2.18 Increase in Commitments	61
2.19 Designation of British Pound Sterling Lenders and Canadian Dollar Lenders; Increases, Reduction or Termination of British Pound Sterling Commitments and Canadian Dollar Commitments	62

- i -

(continued)

- ii -

(continued)

- iii -

(continued)

- iv -

(continued)

- v -

(continued)

SCHEDULES

1.01	Mandatory Cost Formulaek

2.01	Commitments and Pro Rata Shares

2.05	Canadian Banker’s Acceptances

2.06	Existing Letters of Credit

5.03	Existing Subsidiaries

5.04	Conflicts

5.08	Litigation

5.16	Environmental Matters

5.20	Joint Ventures and Partnerships

6.07	Insurance

7.01(ii)	Existing Indebtedness

7.02(b)	Existing Liens

7.03	Existing Investments

10.02	Eurocurrency and Domestic Lending Offices, Addresses for Notices

EXHIBITS

A-1	Form of Committed Loan Notice

A-2	Form of British Pound Sterling Borrowing Notice

A-3	Form of Canadian Dollar Borrowing Notice

B	Form of Swing Line Loan Notice

C-1	Form of Borrowing Subsidiary Agreement

C-2	Form of Borrowing Subsidiary Termination

D-1	Form of Committed Loan Note

D-2	Form of Swing Line Loan Note

D-3	Form of British Pound Sterling Loan Note

D-4	Form of Canadian Dollar Loan Note

- vi -

(continued)

E	Form of Compliance Certificate

F	Form of Assignment and Assumption

G	Form of Guaranty

H	Form of Opinion of Counsel

- vii -

AMENDED AND RESTATED
FIVE-YEAR
REVOLVING CREDIT AGREEMENT
     This AMENDED AND RESTATED FIVE-YEAR REVOLVING CREDIT AGREEMENT (“Agreement”) is entered into as of April 20, 2007, among ANIXTER INC., a Delaware corporation (“Anixter”), the BORROWING SUBSIDIARIES (as defined herein), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, WELLS FARGO BANK, N.A., as Syndication Agent, and JPMORGAN CHASE BANK, N.A., THE BANK OF NOVA SCOTIA and WACHOVIA BANK N.A., as Co-Documentation Agents.
RECITALS
     Anixter, certain of the Borrowing Subsidiaries, certain of the Lenders and the Administrative Agent are parties to that certain Five-Year Revolving Credit Agreement dated as of June 18, 2004, as heretofore amended (the “Existing Credit Agreement”), pursuant to which such Lenders have made loans to Anixter and certain of the Borrowing Subsidiaries and have issued or participated in letters of credit issued for the account of Anixter.
     The Borrowers, the Lenders and the Administrative Agent have agreed to amend and restate the Existing Credit Agreement in the form of this Agreement on the terms and conditions stated herein.
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Accommodation Obligation”, as applied to any Person, means any contractual obligation, contingent or otherwise, of that Person with respect to any Indebtedness or other obligation or liability of another, including, without limitation, any such Indebtedness, obligation or liability directly or indirectly guaranteed, supported by letter of credit, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received. For purposes of interpreting any provision of this Agreement which refers to the amount of Accommodation Obligations of any Person, such provision shall be deemed to mean the maximum amount of such Accommodation Obligations or, in the case of an Accommodation Obligation to maintain solvency, assets, level of income or other financial condition, the amount of Indebtedness to which such Accommodation Obligation relates, or if less, the stated maximum, if any, in the documents evidencing such Accommodation Obligation. Notwithstanding anything to the contrary contained herein, the term “Accommodation Obligation” shall not be interpreted to include any letter of credit Obligations or any other Obligations hereunder guaranteed by Anixter or any other Guarantor.
     “Additional Commitment Lender” has the meaning specified in Section 2.20.
     “Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
     “Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to Anixter and the Lenders.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, as to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power (a) to vote 33% or more (or, in the case of an Affiliate of a Lender, 20% or more) of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
     “Agent/Arranger Fee Letters” has the meaning specified in Section 2.10(b).
     “Aggregate British Pound Sterling Commitments” means US$100,000,000, as such amount may be modified from time to time in accordance with this Agreement. The Aggregate British Pound Sterling Commitments are part of, and not in addition to, the Aggregate Commitments. The aggregate amount of the Aggregate British Pound Sterling Commitments and the Aggregate Canadian Dollar Commitments shall not exceed US$125,000,000.
     “Aggregate Canadian Dollar Commitments” means US$25,000,000, as such amount may be modified from time to time in accordance with this Agreement. The Aggregate Canadian Dollar Commitments are part of, and not in addition to, the Aggregate Commitments. The aggregate amount of the Aggregate British Pound Sterling Commitments and the Aggregate Canadian Dollar Commitments shall not exceed US$125,000,000.
     “Aggregate Commitments” means US$350,000,000, as such amount may be reduced, increased or adjusted from time to time in accordance with this Agreement.
     “Agreement” means this Amended and Restated Five-Year Revolving Credit Agreement.
     “Agreement Accounting Principles” means GAAP as of the date of this Agreement together with any changes in GAAP after the date hereof which are not “Material Accounting

Changes” (as defined below). If any changes in GAAP are hereafter required or permitted and are adopted by AXE or Anixter with the agreement of its independent certified public accountants and such changes result in a material change in the method of calculation of any of the financial covenants, restrictions or standards herein or in the related definitions or terms used therein (“Material Accounting Changes”), the parties hereto agree to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating Anixter’s consolidated financial condition shall be the same after such changes as if such changes had not been made; provided, however, that no Material Accounting Change shall be given effect in such calculations until such provisions are amended in a manner reasonably satisfactory to the Required Lenders. If such amendment is entered into, all references in this Agreement to Agreement Accounting Principles shall mean GAAP as of the date of such amendment together with any changes in GAAP after the date of such amendment which are not Material Accounting Changes.
     “Anixter” has the meaning assigned to that term in the preamble hereto.
     “Applicable Currency” means, with respect to any Loan or other Obligation, the currency in which such Loan or other Obligation is denominated.
     “Applicable Margin” means the following percentages per annum, based upon the Debt Rating:
Applicable Margin

			Eurocurrency
	Debt Ratings		Rate +/
Pricing	S&P/Moody’s/		Letter of	Base Rate
Level	Fitch	Facility fee	Credit fee	+
1	≥BBB+/Baa1/BBB+	0.080%	0.295%	zero
2	BBB/Baa2/BBB	0.100%	0.400%	zero
3	BBB-/Baa3/BBB-	0.125%	0.500%	zero
4	BB+/Ba1/BB+	0.150%	0.600%	zero
5	BB/Ba2/BB	0.175%	0.700%	zero
6	<BB/Ba2/BB	0.200%	0.800%	zero
     “Debt Rating” means, as of any date of determination, the rating as determined by either S&P, Moody’s or Fitch (provided that Anixter shall have at least two such ratings and at least one of such ratings shall be from S&P or Moody’s) (collectively, the “Debt Ratings”) of Anixter’s non-credit-enhanced, senior unsecured long-term debt; provided that if the existing Debt Ratings are not the same level, then (i) if there are two Debt Ratings, the higher of such Debt Ratings shall apply (with Pricing Level 1 being the highest and Pricing Level 6 being the lowest), unless there is more than one Pricing Level between the higher Debt Rating and the lower Debt Rating, in which case, the Pricing Level that is one Pricing Level below the Pricing Level corresponding to the higher Debt Rating shall apply, and (ii) if there are three Debt Ratings not at the same level, the higher of such Debt Ratings shall apply, unless there is more than one Pricing Level between the highest Debt Rating and the lowest Debt Rating, in which case, (x) if two Debt Ratings are at the same Pricing Level and the third Debt Rating is at a lower Pricing Level, the higher Pricing Level shall apply, and (y) for all other split Debt Ratings, the Pricing Level that is one Pricing Level below the Pricing Level corresponding to the highest Debt Rating shall apply. If there are no Debt Ratings Pricing Level 6 shall apply.
     Initially, the Applicable Margin shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 4.01(a)(vii). Thereafter, each change in the Applicable Margin resulting from a publicly announced change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by Anixter to the Administrative Agent of notice thereof pursuant to Section 6.01(k) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.
     “Applicable Time” means, with respect to any borrowings and payments in any Foreign Currency, the local time in the place of settlement for such Foreign Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and book manager.
     “Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit F.
     “Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel.
     “Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.
     “Audited Financial Statements” means the audited consolidated balance sheet of the Consolidated Group for the fiscal year ended December 29, 2006, and the related consolidated statements of income and cash flows for such fiscal year of the Consolidated Group.
     “Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.08, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.
     “Available Currency” means (i) U.S. Dollars, (ii) Euro and (iii) any other currency (other than US Dollars) which shall be requested by Anixter and approved by each Lender.
     “AXE” means Anixter International Inc., a Delaware corporation.
     “Bank of America” means Bank of America, N.A. and its successors.
     “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.
     “Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in US Dollars.
     “Benefit Plan” means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which Anixter or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
     “Borrower” means Anixter and each Borrowing Subsidiary.
     “Borrowing” means a Committed Borrowing, a Swing Line Borrowing, a British Pound Sterling Borrowing or a Canadian Dollar Borrowing, as the context may require.
     “Borrowing Subsidiary” means any Foreign Subsidiary of Anixter named as such on the signature pages hereto or designated as a Borrowing Subsidiary by Anixter pursuant to Section 2.16.
     “Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit C-1.
     “Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit C-2.
     “British Pounds Sterling” means the lawful currency of the United Kingdom.

     “British Pound Sterling Borrowing” means a borrowing consisting of simultaneous British Pound Sterling Loans from the British Pound Sterling Lenders pursuant to Section 2.04.
     “British Pound Sterling Borrowing Notice” means a notice of (a) a British Pound Sterling Borrowing, or (b) a continuation of British Pound Sterling Loans for a new Interest Period, pursuant to Section 2.04, which, if in writing, shall be substantially in the form of Exhibit A-2.
     “British Pound Sterling Commitment” means, as to each British Pound Sterling Lender, its obligation to make British Pound Sterling Loans to the Borrowing Subsidiaries pursuant to Section 2.04, in an aggregate principal Dollar Equivalent amount at any one time outstanding not to exceed the amount of such Lender’s British Pound Sterling Commitment set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in the designation by Anixter accepted by such British Pound Sterling Lender, as applicable, as such amount may be modified from time to time in accordance with this Agreement.
     “British Pound Sterling Lender” means any Lender that may from time to time accept a designation by Anixter as a British Pound Sterling Lender hereunder with the approval of the Administrative Agent (such approval not to be unreasonably withheld).
     “British Pound Sterling Loan” has the meaning specified in Section 2.04.
     “British Pound Sterling Loan Note” means a promissory note made by a Borrowing Subsidiary in favor of a British Pound Sterling Lender evidencing British Pound Sterling Loans made by such British Pound Sterling Lender, substantially in the form of Exhibit D-3.
     “British Pound Sterling Participation Funding Notice” means a written notice from a British Pound Sterling Lender informing the Administrative Agent that an Event of Default has occurred and is continuing and directing the Administrative Agent to notify all Lenders to fund their participations in the British Pound Sterling Loans as provided in Section 2.04.
     “British Pound Sterling Pro Rata Share” means, with respect to each British Pound Sterling Lender, the percentage (carried out to the ninth decimal place) that such British Pound Sterling Lender’s British Pound Sterling Commitment comprise of the Aggregate British Pound Sterling Commitments at such time.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in US Dollars is located and:
     (a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in US Dollars, any fundings, disbursements, settlements and payments in US Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in US Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in US Dollars are conducted by and between banks in the London interbank eurodollar market;

     (b) if such day relates to any interest rate settings as to a Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Loan, means a TARGET Day;
     (c) if such day relates to any interest rate settings as to a Loan denominated in a currency other than US Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and
     (d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than US Dollars or Euro in respect of a Loan denominated in a currency other than US Dollars or Euro, or any other dealings in any currency other than US Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
     “Canadian BA Discount Proceeds” means, in respect of any Canadian Banker’s Acceptance, an amount calculated on the applicable funding date which is (rounded to the nearest full cent, with one half of one cent being rounded up) equal to the face amount of such Canadian Banker’s Acceptance multiplied by the price, where the price is calculated by dividing one by the sum of one plus the product of (a) the Canadian BA Discount Rate applicable thereto expressed as a decimal fraction multiplied by (b) a fraction, the numerator of which is the term of such Canadian Banker’s Acceptance and the denominator of which is 365, rounded to the nearest multiple of 0.001%.
     “Canadian BA Discount Rate” means (a) with respect to any Canadian Banker’s Acceptance accepted by a Canadian Dollar Lender named on Schedule I to the Bank Act (Canada), the rate determined by such Canadian Dollar Lender as being the CDOR Rate on the applicable funding date, and (b) with respect to any Canadian Banker’s Acceptance accepted by any other Canadian Dollar Lender, the lesser of (i) the rate advised by such Canadian Dollar Lender to the Administrative Agent as being the discount rate of such Canadian Dollar Lender, calculated on the basis of a year of 365 days and determined in accordance with normal market practice, for Canadian Banker’s Acceptances of such Canadian Dollar Lender having a comparable face amount and identical maturity date to the face amount and maturity date of such Canadian Banker’s Acceptance, and (ii) the rate determined by such Canadian Dollar Lender in accordance with (a) above plus 0.10% per annum.
     “Canadian BA Equivalent Loan” has the meaning specified in Schedule 2.05.
     “Canadian Banker’s Acceptance” means a depository bill as defined in the Depository Bills and Notes Act (Canada) in Canadian Dollars that is in the form of an order signed by Anixter Canada Inc. and accepted by a Canadian Dollar Lender pursuant to this Agreement or, for Canadian Dollar Lenders not participating in clearing services contemplated in that Act, a draft or bill of exchange in Canadian Dollars that is drawn by Anixter Canada Inc. and accepted by a Canadian Dollar Lender pursuant to this Agreement. Orders or drafts that become depository bills, drafts and bills of exchange are sometimes collectively referred to in this Agreement as “orders”.
     “Canadian Banker’s Acceptance Fee” means, with respect to any Canadian Banker’s Acceptance, the amount calculated by multiplying the face amount of the Canadian Banker’s Acceptance by the then Applicable Margin applicable to Eurocurrency Rate Loans, and then multiplying the result by a fraction, the numerator of which is the duration of its term on the basis of the actual number of days to elapse from and including the date of acceptance of the Canadian Banker’s Acceptance by the related Canadian Dollar Lender up to but excluding the maturity date of the Canadian Banker’s Acceptance and the denominator of which is the number of days in the calendar year in question.
     “Canadian Dollar Borrowing” means a borrowing consisting of simultaneous Canadian Dollar Loans from the Canadian Dollar Lenders pursuant to Section 2.05 (or, in the case of Canadian Banker’s Acceptances, a funding thereof by the Canadian Dollar Lenders pursuant to Section 2.05 and Schedule 2.05).
     “Canadian Dollar Borrowing Notice” means a notice of (a) a Canadian Dollar Borrowing, or (b) a continuation of Canadian Dollar Loans for a new Interest Period, pursuant to Section 2.05, which, if in writing, shall be substantially in the form of Exhibit A-3.
     “Canadian Dollar Commitment” means, as to each Canadian Dollar Lender, its obligation to make Canadian Dollar Loans to Anixter Canada Inc. and to accept Canadian Banker’s Acceptances pursuant to Section 2.05 and Schedule 2.05 in an aggregate principal Dollar Equivalent amount at any one time outstanding not to exceed the amount of such Lender’s Canadian Dollar Commitment set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in the designation by Anixter accepted by such Canadian Dollar Lender, as applicable, as such amount may be modified from time to time in accordance with this Agreement..
     “Canadian Dollar Lender” means any Lender that may from time to time accept a designation by Anixter as a Canadian Dollar Lender hereunder with the approval of the Administrative Agent (such approval not to be unreasonably withheld).
     “Canadian Dollar Loan” has the meaning specified in Section 2.05.
     “Canadian Dollar Loan Note” means a promissory note made by Anixter Canada Inc. in favor of a Canadian Dollar Lender evidencing Canadian Dollar Loans made by such Canadian Dollar Lender, substantially in the form of Exhibit D-4.
     “Canadian Dollar Participation Funding Notice” means a written notice from a Canadian Dollar Lender informing the Administrative Agent that an Event of Default has occurred and is continuing and directing the Administrative Agent to notify all Lenders to fund their participations in the Canadian Dollar Loans as provided in Section 2.05.
     “Canadian Dollar Pro Rata Share” means, with respect to each Canadian Dollar Lender at any time, the percentage (carried out to the ninth decimal place) that such Canadian Dollar

Lender’s Canadian Dollar Commitment comprise of the Aggregate Canadian Dollar Commitments at such time.
     “Canadian Dollars” means lawful currency of Canada.
     “Canadian Prime Rate” means, on any day, with respect to any Loan in Canadian Dollars by a Canadian Dollar Lender, the greater of:
     (a) the annual rate of interest expressed as a percentage per annum on the basis of a 365 or 366 day year, as the case may be, announced by such Canadian Dollar Lender on that day as its reference rate for commercial loans made by it in Canada in Canadian Dollars; and
     (b) the CDOR Rate for one month Canadian Dollar banker’s acceptances on that day plus 0.75% per annum.
     “Capital Lease” as applied to any Person, means any lease of any property (whether real, personal, or mixed) by that Person as lessee which, in conformity with Agreement Accounting Principles, is or should be accounted for as a capital lease on the balance sheet of that Person.
     “Cash Collateralize”, with respect to L/C Obligations, has the meaning specified in Section 2.06(g) and, with respect to Canadian Banker’s Acceptances, has the meaning specified in Schedule 2.05.
     “Cash Equivalents” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within ninety (90) days after the date of acquisition thereof; (ii) money market funds consisting primarily of marketable direct obligations issued by any state or local government of the United States of America maturing within ninety (90) days after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from such other nationally recognized rating services acceptable to the Administrative Agent) and not listed in Credit Watch published by S&P (or a similar publication of S&P or another nationally recognized rating service); (iii) commercial paper (other than commercial paper issued by AXE, Anixter or any Subsidiary of Anixter or any of their Affiliates), domestic and Eurodollar certificates of deposit, time deposits or bankers’ acceptances, in any such case maturing no more than ninety (90) days after the date of acquisition thereof and, at the time of the acquisition thereof, the issuer’s rating on its commercial paper is at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then the highest rating from other nationally recognized rating services acceptable to the Administrative Agent); and (iv) commercial paper (other than commercial paper issued by AXE, Anixter or any Subsidiary of Anixter or any of their Affiliates), domestic and Eurodollar certificates of deposit, time deposits or bankers’ acceptances, in any such case maturing no more than ninety (90) days after the date of acquisition thereof and, at the time of the acquisition thereof, the issuer is a Lender and has a rating on its commercial paper of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then the equivalent rating from other nationally recognized rating services acceptable to the Administrative Agent), provided the amount of Cash Equivalents under this clause (iv) shall not at any time exceed US$5,000,000.
     “CDOR Rate” means, on any date, with respect to any Canadian Banker’s Acceptance and the related Canadian Dollar Lender, the simple average of the rates shown on the display referred to as the “CDOR Page” (or any display substituted therefor) on Reuters Domestic Money Service (or any successor source from time to time) with respect to the banks and other financial institutions named in such display at or about 10:00 a.m. (Toronto time) on such date for banker’s acceptances having an identical maturity date to the maturity date of such Canadian Banker’s Acceptance, as determined by such Canadian Dollar Lender, or if such day is not a Business Day, then on the immediately preceding Business Day; provided, however, that if such rates are not available, then the CDOR Rate for any day shall be calculated as the average of the bid rates (rounded upwards to the nearest 1/16th of 1%) quoted by such Canadian Dollar Lender for its own bankers’ acceptances for the applicable period as of 10:00 a.m. (Toronto time) on such day, as determined by such Canadian Dollar Lender, or if such day is not a Business Day, then on the immediately preceding Business Day.
     “Change of Control” shall occur if:
     (a) any “person,” as such term is defined in Section 13(d)(3) of the Securities Exchange Act, other than the Samuel Zell Group, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, of 33% or more of the combined voting power of AXE’s or Anixter’s outstanding securities ordinarily having the right to vote at elections of directors, and such person at such time owns more of such combined voting power than the Samuel Zell Group; or
     (b) individuals who, at the beginning of any period of 24 consecutive months, constitute AXE’s board of directors (together with any new directors whose election by AXE’s board of directors or whose nomination for election by AXE’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination was previously so approved) cease for any reason (other than death or disability) to constitute a majority of AXE’s board of directors then in office.
     “Class” means the character of certain Loans as Committed Loans, Swing Line Loans, British Pound Sterling Loans or Canadian Dollar Loans.
     “Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01 (or, in the case of Section 4.01(b), waived by the Person entitled to receive the applicable payment).
     “Code” means the Internal Revenue Code of 1986.
     “Commission” means the Securities and Exchange Commission or any Governmental Authority succeeding to the functions thereof.

     “Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations, (c) purchase participations in Swing Line Loans, (d) purchase participations in British Pound Sterling Loans and (e) purchase participations in Canadian Dollar Loans and Canadian Banker’s Acceptances, and in an aggregate principal Dollar Equivalent amount at any one time outstanding not to exceed the US Dollar amount of such Commitment set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be modified from time to time in accordance with this Agreement.
     “Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, if applicable, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
     “Committed Loan” has the meaning specified in Section 2.01.
     “Committed Loan Note” means a promissory note made by Anixter in favor of a Lender evidencing Committed Loans made by such Lender, substantially in the form of Exhibit D-1.
     “Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Committed Loans as the same Type, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-1.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit E.
     “Consolidated EBITDA” means, for any period, for the Consolidated Group calculated in accordance with Agreement Accounting Principles, (i) Consolidated Net Income for such period taken as a single accounting period, plus (ii) the provision for depreciation and amortization expense of the Consolidated Group for such period, plus (iii) income taxes of the Consolidated Group for such period, and plus (iv) net interest expense of the Consolidated Group for such period; provided that there shall be excluded from Consolidated EBITDA any non-cash, non-operating gains or losses (including, without limitation, extraordinary or unusual gains or losses, gains or losses arising from the sale of capital assets or the sale of owned buildings and properties and other non-recurring gains or losses) during such period.
     “Consolidated Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) the sum of Consolidated EBITDA and Rental Expense for such period to (b) the amount of Consolidated Fixed Charge Expense of the Consolidated Group for such period.
     “Consolidated Fixed Charge Expense” means, for any period, the net interest expense of the Consolidated Group (including the interest component of Capital Leases, the interest component of Synthetic Lease Obligations, facility fees, and fees for standby letters of credit, excluding amortization of deferred financing fees) plus consolidated yield or discount accrued on the outstanding aggregate investment or principal amount of claims held by purchasers, assignees or other transferees of (or of interests in) receivables of Anixter and its Subsidiaries in connection with any Receivables Securitization Transaction (regardless of the accounting treatment of such Receivables Securitization Transaction) and Rental Expense of the

Consolidated Group for such period calculated in accordance with Agreement Accounting Principles.
     “Consolidated Funded Indebtedness” means, as of any date of determination, for the Consolidated Group on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations and liabilities, whether current or long-term, for borrowed money (including Obligations hereunder), (b) that portion of obligations with respect to capital leases that are capitalized in the consolidated balance sheet of the Consolidated Group, (c) the principal portion of Synthetic Lease Obligations, (d) the outstanding aggregate investment or principal amount of claims held by purchasers, assignees or transferees of (or of interests in) receivables under Receivables Securitization Transactions, and (e) without duplication, all Accommodation Obligations with respect to Indebtedness of the type specified in subsections (a), (b), (c) and (d) above of Persons other than any Borrower or any Subsidiary.
     “Consolidated Group” means Anixter and each of its Subsidiaries.
     “Consolidated Net Income” means, for any period, for the Consolidated Group on a consolidated basis, the net income of the Consolidated Group for that period, determined in accordance with Agreement Accounting Principles.
     “Contaminant” means any pollutant, hazardous substance, hazardous chemical, toxic substance, hazardous waste or special waste, as those terms are defined in federal, state or local laws and regulations, radioactive material, petroleum, including crude oil or any petroleum-derived substance, or breakdown or decomposition product thereof, or any constituent of any such substance or waste, including but not limited to polychlorinated biphenyls and asbestos.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Credit Extension” means each of the following: a Committed Borrowing, a Swing Line Loan, a British Pound Sterling Borrowing, a Canadian Dollar Borrowing and an L/C Credit Extension.
     “Customary Permitted Liens” means:
     (a) Liens (other than Environmental Liens, Liens imposed under ERISA or Enforceable Judgments) for claims, taxes, assessments or charges of any Governmental Authority not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;
     (b) statutory Liens of landlords, bankers, carriers, warehousemen, mechanics, materialmen and other Liens (other than Environmental Liens, Liens imposed under ERISA or Enforceable Judgments) imposed by law, arising in the ordinary course of business and for amounts which (A) are not yet due, (B) are not more than thirty (30) days past due as long as no notice of default has been given or other action taken to enforce such Liens, or (C) (1) are not more than thirty (30) days past due and a notice of default has been given or other action taken to enforce such Liens, or (2) are more than thirty (30) days past due, and, in the case of clause (1) or (2), are being contested in good faith by appropriate proceedings which are sufficient to prevent imminent foreclosure of such Liens and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;
     (c) Liens (other than Environmental Liens, Liens imposed under ERISA or Enforceable Judgments) incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of employment benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts;
     (d) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, rights of landlords, reservations, encroachments, variations and other restrictions, charges or encumbrances (whether or not recorded) affecting the use of real property, which do not materially interfere with the ordinary conduct of the business of Anixter or any Subsidiary of Anixter;
     (e) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and
     (f) precautionary filings of financing statements in connection with assets that are not owned by Anixter or its Subsidiaries (including in connection with Operating Leases entered into in the ordinary course of business).
“Debt Rating” has the meaning set forth in the definition of “Applicable Margin.”
     “Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any Event of Default or any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that (A) with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws, and (B) with respect to a Foreign Currency Swing Line Loan or a British Pound Sterling Loan following the end of the relevant Interest Period therefor, the Default Rate shall be an interest rate equal to (i) the applicable Overnight Rate plus (ii) 2% per annum and (C) with respect to a Canadian Dollar Loan, the

Default Rate shall be an interest rate equal to (i) the applicable Canadian Prime Rate plus (ii) 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to (i) the Applicable Margin plus (ii) 2% per annum.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Committed Loans, participations in L/C Obligations, participations in Swing Line Loans, British Pound Sterling Loans, Canadian Dollar Loans or Canadian Banker’s Acceptances required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
     “Disposition” or “Dispose” means the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
     “Dollar Equivalent” means, with respect to a specified amount of any currency, the amount of US Dollars into which such amount of such currency would be converted, as determined by the Administrative Agent or the L/C Issuer based on the applicable Spot Rate.
     “Domestic Subsidiaries” means Anixter-Real Estate, Inc., an Illinois corporation, Anixter Information Systems Corporation, an Illinois corporation, Anixter Financial Inc., a Delaware corporation and Anixter Procurement Corporation, an Illinois corporation.
     “Dutch Borrower” means Anixter Eurinvest B.V. and any other Borrowing Subsidiary established under the laws of or resident in the Netherlands.
     “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, the L/C Issuer and the Swing Line Lender, and (ii) unless an Event of Default has occurred and is continuing, Anixter (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Anixter or any of Anixter’s Affiliates or Subsidiaries; and provided, further, that so long as a Dutch Borrower is party hereto, each Eligible Assignee shall be a PMP.
     “EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.
     “EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
     “Enforceable Judgment” means a judgment or order as to which (a) Anixter has not demonstrated to the reasonable satisfaction of the Required Lenders that the Borrowers are covered by third-party insurance (other than retro-premium insurance) therefor and (b) the period, if any, during which the enforcement of such judgment or order is stayed shall have expired, it being understood that a judgment or order which is under appeal or as to which the time in which to perfect an appeal has not expired shall not be deemed an “Enforceable Judgment” so long as enforcement thereof is effectively stayed pending the outcome of such appeal or the expiration of such period, as the case may be; provided that if enforcement of a judgment or order has been stayed on condition that a bond or collateral equal to or greater than US$20,000,000 be posted or provided, such judgment or order shall immediately be an “Enforceable Judgment.”
     “Environmental Laws” means all Laws relating to environmental, health, safety and land use matters applicable to any property.
     “Environmental Lien” means a Lien in favor of any Governmental Authority for (i) any liability of Anixter or any Subsidiary of Anixter under federal or state environmental laws or regulations, or (ii) damages from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.
     “ERISA” means the Employee Retirement Income Security Act of 1974 and any regulations issued pursuant thereto.
     “ERISA Affiliate” means any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Anixter or any of its Subsidiaries, (ii) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with Anixter or any of its Subsidiaries, and (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as Anixter or any of its Subsidiaries, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.
     “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder (other than an event for which the 30-day notice period is waived), with respect to a Plan; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Anixter or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) any Termination Event; or (f) the receipt by Anixter or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Anixter or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
     “Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
     “Eurocurrency Rate” means for any Interest Period with respect to a Eurocurrency Rate Loan the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately

11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
     “Eurocurrency Rate Committed Loan” means a Committed Loan that bears interest at a rate based on the Eurocurrency Rate.
     “Eurocurrency Rate Loan” means a Eurocurrency Rate Committed Loan or a Loan in a Foreign Currency that bears interest at a rate based on the Eurocurrency Rate.
     “Event of Default” has the meaning specified in Section 8.01.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Borrower is located and (c) except as provided in the following sentence, in the case of a Foreign Lender (other than an assignee pursuant to a request by Anixter under Section 10.14), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the applicable Borrower with respect to such withholding tax pursuant to Section 3.01(a). Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of a Foreign Obligor to any Lender hereunder or under any other Loan Document, provided that such Lender shall have complied with the last paragraph of Section 3.01(e).
     “Existing Credit Agreement” has the meaning specified in the recitals hereto.
     “Existing Indebtedness” means the Indebtedness of Anixter and any of its Subsidiaries reflected on Schedule 7.01(ii), but in any event excluding the Indebtedness evidenced by the Revolving Subordinated Note.

     “Existing Letters of Credit” means the standby letters of credit issued by the L/C Issuer under the Existing Credit Agreement and listed on Schedule 2.06.
     “Extending Lender” has the meaning specified in Section 2.20.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
     “Financial Officer” means, with respect to any Person, any of the chief financial officer, controller or treasurer of such Person and, with respect to Anixter shall include its Vice President-Finance and the Assistant Treasurer.
     “Fiscal Quarter” means a 13-week accounting period of the Borrowers ending on or about March 31, June 30, September 30 or December 31 of any Fiscal Year.
     “Fiscal Year” means the fiscal year of the Borrowers, which shall be the annual accounting period of the Borrowers ending on the Friday closest to December 31 of each year.
     “Fitch” means Fitch Ratings and any successor thereto.
     “Foreign Currency” means a currency other than US Dollars.
     “Foreign Currency Equivalent” means, at any time, with respect to any amount denominated in US Dollars, the equivalent amount thereof in the applicable Foreign Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Foreign Currency with US Dollars.
     “Foreign Currency Swing Line Loan” means a Swing Line Loan made in British Pound Sterling, Canadian Dollars or an Available Currency other than US Dollars.
     “Foreign Employee Benefit Plan” means any plan, program, policy, agreement or contract maintained or contributed to or for the benefit of employees or Anixter, any of its Subsidiaries or any ERISA Affiliate which is governed by the laws of a jurisdiction outside the United States of America.
     “Foreign Lender” means, with respect to any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed, collectively, to constitute a single jurisdiction.

     “Foreign Obligor” means a Loan Party that is a Foreign Subsidiary.
     “Foreign Pension Plan” means any pension plan or other deferred compensation plan, program or arrangement maintained or contributed to or for the benefit of employees of Anixter, any of its Subsidiaries or any ERISA Affiliate, which, under the applicable local law, is required to be funded through a trust or other funding vehicle and which is governed by the laws of a jurisdiction outside the United States of America.
     “Foreign Subsidiaries” means Anixter Puerto Rico, Inc., Anixter Venezuela Inc., Anixter Thailand Inc., Anixter Philippines Inc. and any of Anixter’s Subsidiaries which are incorporated in any jurisdiction outside of the United States, and their respective successors and assigns.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination, consistently applied.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
     “Guarantors” means (a) Anixter, AXE and each Domestic Subsidiary, and (b) each Subsidiary that becomes a Guarantor as provided in Section 6.11.
     “Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent on behalf of the Lenders, substantially in the form of Exhibit G.
     “Hedging Contracts” means interest rate, foreign currency or commodity exchange, swap, collar, cap, option, forward, futures or similar agreements entered into by Anixter or any of its Subsidiaries pursuant to which Anixter or such Subsidiary has hedged its interest rate, foreign currency or commodity exposure.
     “Honor Date” has the meaning specified in Section 2.06(c)(i).
     “Increase Effective Date” has the meaning specified in Section 2.18(c).

     “Indebtedness” means, as to any Person at a particular time, all of the following (without duplication):
     (i) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
     (ii) any direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds and similar instruments;
     (iii) net obligations under any Hedging Contract in an amount equal to (i) if such Hedging Contract has been closed out, the termination value thereof, or (ii) if such Hedging Contract has not been closed out, the mark-to-market value thereof determined on the basis of readily available quotations provided by any recognized dealer in such Hedging Contract;
     (iv) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
     (v) Capital Leases and Synthetic Lease Obligations;
     (vi) the outstanding aggregate investment or principal amount of claims held by purchasers, assignees or transferees of (or of interests in) receivables of such Person in connection with any Receivables Securitization Transaction; and
     (vii) all Accommodation Obligations of such Person in respect of any of the foregoing.
     For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person except for customary exceptions acceptable to the Required Lenders. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitees” has the meaning specified in Section 10.04(b).
     “Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and

(b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.
     “Interest Period” means as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the related Borrower in its Committed Loan Notice, British Pound Sterling Borrowing Notice or Canadian Dollar Borrowing Notice, as the case may be; provided that:
     (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (c) no Interest Period shall extend beyond the scheduled Maturity Date.
     “Investment” has the meaning assigned to that term in Section 7.03.
     “IRS” means the United States Internal Revenue Service.
     “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
     “Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application and any other document, agreement and instrument entered into by the L/C Issuer and Anixter (or any Subsidiary) or in favor the L/C Issuer and relating to any such Letter of Credit.
     “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.
     “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.

     “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
     “L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.
     “L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
     “Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such on Schedule 10.02, or such other office or offices as a Lender may from time to time notify Anixter and the Administrative Agent.
     “Letter of Credit” means any standby letter of credit issued hereunder and any Existing Letter of Credit. Letters of Credit may be issued in an Available Currency.
     “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
     “Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
     “Letter of Credit Fee” has the meaning specified in Section 2.05(i).
     “Letter of Credit Sublimit” means an amount equal to US$20,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.
     “Leverage Ratio” means, as of any date of determination, for Anixter and its Subsidiaries on a consolidated basis, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four Fiscal Quarters ending on such date, provided that, for purposes of calculating the Leverage Ratio, Consolidated EBITDA shall be calculated on a pro forma basis (in accordance with Article 11 of Regulation S-X of the Securities and Exchange Commission) to the extent necessary to give effect to (a) any acquisition made by Anixter or any Subsidiary during such period (without giving effect to any increase in Consolidated EBITDA reflecting projected synergies resulting from such acquisition) so long as, and to the extent that, (i) Anixter delivers to the Administrative Agent (which shall promptly deliver to each Lender) a summary in reasonable detail of the assumptions underlying, and the calculations made, in computing Consolidated EBITDA on a pro forma basis and (ii) the Required Lenders do not object to such assumptions and/or calculations within 10 Business Days after receipt thereof; and (b) any divestiture of a Subsidiary, division or other operating unit made during such period.

     “Liabilities and Costs” means all liabilities, claims, obligations, responsibilities, losses, damages, punitive damages, consequential damages, treble damages, charges, costs and expenses (including, without limitation, attorneys’, experts’ and consulting fees and costs of investigation and feasibility studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future.
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), Environmental Lien, Enforceable Judgment, charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Laws of any jurisdiction), including the interest of a purchaser of accounts receivable.
     “Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Committed Loan, Swing Line Loan, British Pound Sterling Loan or Canadian Dollar Loan.
     “Loan Documents” means this Agreement, each Note, the Guaranty, the Agent/Arranger Fee Letters, each Request for Credit Extension, each Issuer Document, each Canadian Banker’s Acceptance and each Compliance Certificate.
     “Loan Parties” means, collectively, the Borrowers and the Guarantors.
     “Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01.
     “Margin Stock” has the meaning assigned to such term in Regulation U.
     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, assets, liabilities (actual or contingent), business, properties, financial condition or prospects of AXE, Anixter and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Loan Parties (taken as a whole) to perform the obligations of all Loan Parties under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party or the rights and remedies of the Lenders under the Loan Documents.
     “Material Transaction” means any sale, assignment, transfer, conveyance or other disposition of (i) assets of any member of the Consolidated Group or (ii) capital stock of any member of the Consolidated Group which, when combined with all such other sales, assignments, transfers, conveyances or other dispositions in the immediately preceding twelve-month period represents the disposition of an amount which is greater than ten percent (10.0%) of the Consolidated Group’s (x) assets or (y) revenues.
     “Maturity Date” means the earlier of (a) the Scheduled Maturity Date, or (b) such earlier date upon which the Commitments may be terminated in accordance with the terms hereof.

     “Minimum Tranche” means (a) in the case of US Dollars, US$5,000,000 or a higher integral multiple of US$1,000,000; and (b) in the case of any other Available Currency, an amount equal to US$5,000,000 or a higher integral multiple of 1,000,000 units of such currency.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by Anixter or any ERISA Affiliate.
     “Non-Extending Lender” has the meaning specified in Section 2.20.
     “Notes” means, collectively, the Committed Loan Notes, the Swing Line Loan Note, the British Pound Sterling Loan Notes and the Canadian Dollar Loan Notes.
     “Notice Date” has the meaning specified in Section 2.20.
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Canadian Banker’s Acceptance or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding.
     “Officers’ Certificate” means, as to any corporation, a certificate executed on behalf of such corporation by a Financial Officer of such corporation.
     “Operating Lease” means, as applied to any Person, any lease of any Property by that Person as lessee which is not a Capital Lease.
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, in each case as amended from time to time.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, but excluding in any event any Excluded Taxes.

     “Outstanding Amount” means (a) with respect to Committed Loans, Swing Line Loans, British Pound Sterling Loans and Canadian Dollar Loans on any date, the aggregate outstanding principal Dollar Equivalent amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans, Swing Line Loans, British Pound Sterling Loans and Canadian Dollar Loans, as the case may be, occurring on such date, (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Anixter of Unreimbursed Amounts, and (c) with respect to any Canadian Banker’s Acceptance, the Dollar Equivalent amount of the unpaid portion of the face amount thereof.
     “Overnight Rate” means, for any day, (a) with respect to any amount denominated in US Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in a Foreign Currency, the rate of interest per annum at which overnight deposits in the applicable Foreign Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.
     “Participant” has the meaning specified in Section 10.07(d).
     “Participating Member State” means each state so described in any EMU Legislation.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Anixter or any ERISA Affiliate or to which Anixter or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.
     “Permits” means any permit, approval, consent, authorization, license, variance, or permission required from a Governmental Authority under an applicable Requirement of Law.
     “Permitted Existing Liens” means the Liens on any property of Anixter or any Subsidiary of Anixter, in each case reflected on Schedule 7.02(b).
     “Person” means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture, Governmental Authority or other entity.
     “Plan” means an employee benefit plan defined in Section 3(3) of ERISA in respect of which either Anixter or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

     “Pro Rata Share” means, with respect to each Lender, the percentage (carried out to the ninth decimal place) that such Lender’s Commitment comprises of the Aggregate Commitments, as such share may be adjusted as contemplated herein.
     “Professional Market Party” or “PMP” means a professional market party as defined in the Dutch Financial Supervision Act (“Wet op het financieel toezicht”).
     “Property” means with respect to any Person, any real or personal property, plant, building, facility, structure, equipment or unit, or other asset (tangible or intangible) owned, leased or operated by such Person.
     “Receivables Securitization SPV” means a special purpose entity that is a Subsidiary established for a Receivables Securitization Transaction.
     “Receivables Securitization Transaction” means any sale, assignment or other transfer by Anixter or any Subsidiary of accounts receivable, lease receivables or other payment obligations owing to Anixter or such Subsidiary or any interest in any of the foregoing, together in each case with any collections and other proceeds thereof, any collection or deposit accounts related thereto, and any collateral, guaranties or other property or claims in favor of Anixter or such Subsidiary supporting or securing payment by the obligor thereon of, or otherwise related to, any such receivables.
     “Register” has the meaning set forth in Section 10.06(c).
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration from any Property into the indoor or outdoor environment, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Property.
     “Remedial Action” means any action required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent a Release or threat of Release or minimize the further Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care.
     “Rental Expense” means, for any period, the total rental expense for Operating Leases of the Consolidated Group on a consolidated basis, as determined in accordance with Agreement Accounting Principles.
     “Reportable Event” means any of the events set forth in Section 4043 of ERISA.
     “Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to a Swing Line Loan, a Swing Line Loan Notice, (c) with respect to a Borrowing or continuation of British

Pound Sterling Loans, a British Pound Sterling Borrowing Notice, (d) with respect to a Credit Extension under the Canadian Dollar Commitments, a Canadian Dollar Borrowing Notice, and (e) with respect to an L/C Credit Extension, a Letter of Credit Application.
     “Required Lenders” means, as of any date of determination, Lenders whose Voting Percentages aggregate more than 50%.
     “Requirements of Law” means, as to any Person, the Organization Documents or other organizational or governing documents of such Person, and any law, rule or regulation, Permit, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its property is subject, including, without limitation, the Securities Act, the Securities Exchange Act, Regulation T, Regulation U and Regulation X, and any certificate of occupancy, zoning ordinance, building, environmental or land use, law, rule, regulation, ordinance or Permit or occupational safety or health law, rule or regulation.
     “Responsible Officer” means the president, chief financial officer, treasurer or assistant treasurer of a Loan Party or such other person designated as such by any of the foregoing officers of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Loan denominated in a Foreign Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in a Foreign Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in a Foreign Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in a Foreign Currency, and (iv) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require; and (c) with respect to any Canadian Banker’s Acceptance, each of the following: (i) each date of the funding of such Canadian Banker’s Acceptance and (ii) such additional dates as the Administrative Agent shall determine or the related Canadian Dollar Lender shall require.
     “Revolving Subordinated Note” means the demand promissory note from Anixter to AXE dated October 6, 2000, as the same may be amended, modified or supplemented.
     “Same Day Funds” means (i) with respect to disbursements and payments in US Dollars, immediately available funds, and (ii) with respect to disbursements and payments in any other currency, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in such currency.

     “Samuel Zell Group” means Samuel Zell or any of his affiliates (as such term is defined in Rule 12b-2 of the Securities Exchange Act) or associates (as such term is defined in Rule 12b-2 of the Securities Exchange Act), and his heirs and beneficiaries.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
     “Scheduled Maturity Date” means April 20, 2012, or, if extended pursuant to Section 2.20, April 20, 2013.
     “Securities Act” means the Securities Act of 1933.
     “Securities Exchange Act” means the Securities Exchange Act of 1934.
     “Solvent” means, when used with respect to any Person, that at the time of determination:
     (i) the fair value of its assets (both at fair valuation and at present fair saleable value) is equal to or in excess of the total amount of its liabilities, including, without limitation, contingent liabilities; and
     (ii) it is then able and expected to be able to pay its debts as they mature; and
     (iii) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.
With respect to contingent liabilities (such as litigation, guarantees and pension plan liabilities), such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represent the amount which can reasonably be expected to become an actual or matured liability.
     “Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in a Foreign Currency.
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially directly or indirectly owned by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Anixter.
     “Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.03.
     “Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.03.
     “Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
     “Swing Line Loan” has the meaning specified in Section 2.03(a).
     “Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.03(b), which, if in writing, shall be substantially in the form of Exhibit B.
     “Swing Line Sublimit” means an amount equal to US$15,000,000. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.
     “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
     “TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Termination Event” means a (i) Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of Anixter or any ERISA Affiliate from a Benefit Plan during a plan year in which Anixter or such ERISA Affiliate was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the imposition of an obligation of Anixter or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC or any similar foreign governmental authority of proceedings to terminate a Benefit Plan or a Foreign Pension Plan, (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; (vi) a foreign governmental authority shall appoint or institute proceedings to appoint a trustee to administer any Foreign Pension Plan; or (vii) the partial or complete withdrawal of Anixter of any ERISA Affiliate from a Multiemployer Plan or a Foreign Pension Plan.

     “Total Outstandings” means at any time the aggregate principal amount (or Dollar Equivalent principal amount, as applicable) of all Loans and all L/C Obligations and the Dollar Equivalent amount of the unpaid portion of the face amount of all Canadian Banker’s Acceptances.
     “Transaction Costs” means the reasonable fees, costs and expenses payable by Anixter or any of its Subsidiaries pursuant hereto or in connection herewith or in respect hereof or of the other Loan Documents.
     “Transaction Documents” means the Loan Documents, and the Revolving Subordinated Note.
     “Type” means (a) with respect to a Committed Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan, and as a Loan in US Dollars, Euros or another Available Currency, (b) with respect to a Swing Line Loan, its character as a Base Rate Loan or a Foreign Currency Swing Line Loan and (c) with respect to a British Pound Sterling Loan or a Canadian Dollar Loan, its character as a Loan in a particular currency bearing interest at a rate based on the Eurocurrency Rate, the Canadian Prime Rate, the applicable Overnight Rate or other interest rate.
     “Unreimbursed Amount” has the meaning specified in Section 2.06(c)(i).
     “US Dollar Eurocurrency Rate Loans” means Committed Loans which are Eurocurrency Rate Loans and are denominated in US Dollars.
     “US Dollars” or “US$” means dollars constituting legal tender for the payment of public and private debts in the United States of America.
     “Voting Percentage” means, as to any Lender, (a) at any time when the Commitments are in effect, such Lender’s Pro Rata Share and (b) at any time after the termination of the Commitments, the percentage (carried out to the ninth decimal place) which (i) the sum of (A) the Outstanding Amount of such Lender’s Committed Loans, plus (B) such Lender’s Pro Rata Share of the Outstanding Amount of Swing Line Loans, British Pound Sterling Loans, Canadian Dollar Loans, Canadian Banker’s Acceptances and L/C Obligations, then constitutes of (ii) the Total Outstandings; provided, however, that if any Lender has failed to fund any portion of the Committed Loans, or participations in Swing Line Loans, British Pound Sterling Loans, Canadian Dollar Loans, Canadian Banker’s Acceptances or L/C Obligations required to be funded by it hereunder, such Lender’s Voting Percentage shall be deemed to be –0-, and the respective Pro Rata Shares and Voting Percentages of the other Lenders shall be recomputed for purposes of this definition and the definition of “Required Lenders” without regard to such Lender’s Commitment or the outstanding amount of its Committed Loans, as the case may be.

     1.02 Other Interpretive Provisions.
     With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     (b) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced.
     (c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”
     (d) Section headings herein and the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     1.03 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data including financial ratios and other financial calculations required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

     1.04 Exchange Rates; Currency Equivalents. (a) The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Available Foreign Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than US Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.
     (b) Wherever in this Agreement in connection with a Committed Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in US Dollars, but such Committed Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Available Foreign Currency, such amount shall be the relevant Available Foreign Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Available Foreign Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.
     1.05 Change of Currency. (a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Eurocurrency Rate Loan in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Eurocurrency Rate Loan, at the end of the then current Interest Period.
     (b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
     (c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
     1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

     1.07 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the Dollar Equivalent of the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Issuer Documents related thereto, whether or not such maximum face amount is in effect at such time.
     1.08 Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
     2.01 Committed Loans.
     Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) in Available Currencies to the Borrowers from time to time on any Business Day during the period from the Closing Date to the Maturity Date, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans, British Pound Sterling Loans, Canadian Dollar Loans, Canadian Banker’s Acceptances and L/C Obligations, shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.07, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.
     2.02 Borrowings, Conversions and Continuations of Committed Loans.
     (a) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Committed Loans as the same Type shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m., (i) three Business Days prior to the requested date of any Committed Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or of any conversion of US Dollar Eurocurrency Rate Loans to Base Rate Loans, and (ii) on the requested date of any Committed Borrowing of Base Rate Loans. Each such telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower. Each Committed Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal Dollar Equivalent amount of US$5,000,000 or a whole multiple of US$1,000,000 in excess thereof. Each Committed Borrowing of or conversion to Base Rate Loans shall be in a principal amount of US$500,000 or a whole multiple of US$100,000 in excess thereof. Each Committed Loan

Notice (whether telephonic or written) shall specify (i) whether a Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Committed Loans as the same Type, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type (including currency) of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If a Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if a Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans, if in US Dollars, shall be made or continued as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If a Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
     (b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of its Pro Rata Share of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by a Borrower the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds in the applicable currency at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by such Borrower.
     (c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurocurrency Rate Loan. During the existence of a Default or Event of Default, no Committed Loans in US Dollars may be requested as, converted to or continued as Eurocurrency Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding US Dollar Eurocurrency Rate Loans be converted immediately to Base Rate Loans.
     (d) The Administrative Agent shall promptly notify Anixter and the Lenders of the interest rate applicable to any Eurocurrency Rate Committed Loan upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. The Administrative Agent shall notify Anixter and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

     (e) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Committed Loans.
     2.03 Swing Line Loans.
     (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, to make loans in US Dollars or, in the case of any borrowing at the request of a Borrower if the Swing Line Lender, in its sole discretion, approves, in Available Currencies, British Pound Sterling or Canadian Dollars (each such loan, a “Swing Line Loan”) to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate Dollar Equivalent amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Committed Loans, British Pound Sterling Loans, Canadian Dollar Loans, Canadian Banker’s Acceptances and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all British Pound Sterling Loans, Canadian Dollar Loans, Canadian Banker’s Acceptances, L/C Obligations and Swing Line Loans shall not exceed such Lender’s Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.03, prepay under Section 2.06, and reborrow under this Section 2.03. Each Swing Line Loan in US Dollars shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.
     (b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the applicable Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of US$500,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the applicable Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.03(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the applicable Borrower at its office by crediting the account of the applicable Borrower on the books of the Swing Line Lender in Same Day Funds (or in such other manner as the Swing Line Lender may direct, in the case of a Foreign Currency Swing Line Loan).
     (c) Refinancing of Swing Line Loans.
     (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the applicable Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Committed Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the applicable Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office for US Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.03(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
     (ii) If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.03(c)(i), the request for Base Rate Committed Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.03(c)(i) shall be deemed payment in respect of such participation.
     (iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

     (iv) Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.03(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the applicable Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the applicable Borrower to repay Swing Line Loans, together with interest as provided herein.
(d) Repayment of Participations.
     (i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.
     (ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the applicable Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Committed Loan or risk participation pursuant to this Section 2.03 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.
     (f) Payments Directly to Swing Line Lender. The applicable Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
     2.04 British Pound Sterling Commitment.
     (a) British Pound Sterling Borrowings. Subject to the terms and conditions of this Agreement, each British Pound Sterling Lender severally agrees to make loans (each a “British Pound Sterling Loan” and collectively the “British Pound Sterling Loans”) in British Pounds

Sterling to the Borrowers from time to time on any Business Day during the period from the Closing Date to the Maturity Date in an aggregate Dollar Equivalent amount at any time outstanding not to exceed such British Pound Sterling Lender’s British Pound Sterling Commitment; provided that after giving effect to any British Pound Sterling Borrowing, (i) the Total Outstandings shall not at any time exceed the Aggregate Commitments, (ii) the aggregate Outstanding Amount of all British Pound Sterling Loans of any British Pound Sterling Lender shall not at any time exceed the British Pound Sterling Commitment of such British Pound Sterling Lender, (iii) the aggregate Outstanding Amount of all British Pound Sterling Loans, all Canadian Dollar Loans and all Canadian Banker’s Acceptances shall not at the time of any British Pound Sterling Borrowing exceed US$125,000,000, (iv) the aggregate Outstanding Amount of all British Pound Sterling Loans shall not at any time exceed the Aggregate British Pound Sterling Commitment, and (v) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, Swing Line Loans, British Pound Sterling Loans, Canadian Dollar Loans and Canadian Banker’s Acceptances shall not exceed such Lender’s Commitment. Subject to the terms and conditions hereof, each Borrower may borrow under this Section 2.04, prepay under Section 2.06 and reborrow under this Section 2.04 from time to time.
     (b) Procedure for British Pound Sterling Borrowings.
     (i) Each British Pound Sterling Borrowing and each continuation of British Pound Sterling Loans for a new Interest Period shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m., four Business Days prior to the requested date of any British Pound Sterling Borrowing or any continuation of British Pound Sterling Loans. Each such telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a written British Pound Sterling Borrowing Notice, appropriately completed and signed by a Responsible Officer of such Borrower. Each British Pound Sterling Borrowing or continuation of British Pound Sterling Loans shall be in a principal amount of the applicable Minimum Tranche. Each British Pound Sterling Borrowing Notice (whether telephonic or written) shall specify (A) whether such Borrower is requesting a British Pound Sterling Borrowing or a continuation of British Pound Sterling Loans for a new Interest Period, (B) the requested date of the British Pound Sterling Borrowing or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of British Pound Sterling Loans to be borrowed or continued, and (D) the duration of the Interest Period with respect thereto. If such Borrower fails to specify a new Interest Period in a British Pound Sterling Borrowing Notice, then the applicable British Pound Sterling Loans shall be continued for a new Interest Period of one month’s duration.
     (ii) Following receipt of a British Pound Sterling Borrowing Notice, the Administrative Agent shall promptly notify each British Pound Sterling Lender of its British Pound Sterling Pro Rata Share of the applicable British Pound Sterling Loans. In the case of a British Pound Sterling Borrowing, upon satisfaction of the applicable conditions set forth in Section 4.02, each British Pound Sterling Lender shall make the amount of its British Pound Sterling Loan available (x) to the Administrative Agent in immediately available funds at the applicable office of the Administrative Agent specified for such currency on Schedule 10.02 not later than 1:00 p.m., local time of such office, on the Business Day specified in the applicable British Pound Sterling Borrowing Notice or (y) directly to the applicable Borrower, with notice to the Administrative Agent, in accordance with other funding procedures that may be agreed to from time to time among Anixter, the Administrative Agent and the British Pound Sterling Lenders. The Administrative Agent shall make all funds so received by the Administrative Agent available to the applicable Borrower in like funds as received by the Administrative Agent either by (A) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (B) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by such Borrower.
     (iii) During the existence of a Default, the Required Lenders may demand that any or all of the then outstanding British Pound Sterling Loans be converted immediately to Loans bearing interest at the applicable Overnight Rate.
     (iv) The Administrative Agent shall promptly notify Anixter and the Lenders of the interest rate applicable to any British Pound Sterling Loan upon determination of such interest rate. The determination of the Eurocurrency Rate and Overnight Rate by the Administrative Agent shall be conclusive in the absence of manifest error.
     (v) After giving effect to all British Pound Sterling Borrowings, and all continuations of British Pound Sterling Loans as the same Type, there shall not be more than seven (7) Interest Periods in effect with respect to British Pound Sterling Loans.
(c) Participations in British Pound Sterling Loans.
     (i) Each Lender agrees that it shall at all times have a participation in, and acknowledges that it is irrevocably and unconditionally obligated, upon receipt of notice that the Administrative Agent has received a British Pound Sterling Participation Funding Notice, to fund (or to cause an Affiliate to fund) its participation in, each outstanding British Pound Sterling Loan in an amount equal to its Pro Rata Share of the amount of such British Pound Sterling Loan.
     (ii) The Administrative Agent shall promptly notify each Lender of its receipt of a British Pound Sterling Participation Funding Notice. Promptly (and in any event within three Business Days) upon receipt of such Notice, each Lender shall (or shall cause an Affiliate to) make available to the Administrative Agent for the account of the British Pound Sterling Lenders an amount in the applicable currencies and in Same Day Funds equal to its Pro Rata Share of all outstanding British Pound Sterling Loans. If any Lender so notified fails to make available to the Administrative Agent for the account of the British Pound Sterling Lenders the full amount of such Lender’s participations in all British Pound Sterling Loans by the date which is three Business Days after its receipt of such notice from the Administrative Agent, then interest shall accrue on such Lender’s obligations to fund such participations, from such date to the date such Lender pays such obligations in full, at a rate per annum equal to the applicable Overnight Rate in effect from time to time during such period.

     (iii) From and after the date on which a British Pound Sterling Lender has delivered to the Administrative Agent a British Pound Sterling Participation Funding Notice, all funds received by the British Pound Sterling Lenders in payment of the British Pound Sterling Loans, interest accrued thereon and other amounts payable in respect thereof shall be delivered by each British Pound Sterling Lender to the Administrative Agent, in the same funds as those received by such British Pound Sterling Lender, to be distributed to all Lenders in accordance with their Pro Rata Shares (i.e., giving effect to the funding of participations pursuant to this Section 2.04), except that (A) the Pro Rata Share of such funds of any Lender that has not funded its participations as provided herein shall be retained by such British Pound Sterling Lender, and (B) interest accrued on any portion of any British Pound Sterling Loan prior to the Lenders’ funding of their respective participations therein shall be retained by such British Pound Sterling Lender.
     (iv) If the Administrative Agent or any British Pound Sterling Lender is required at any time to return to a Loan Party, or to a trustee, receiver, liquidator or custodian, or any official in any bankruptcy or insolvency proceeding, any portion of any payment made by such Loan Party to the Administrative Agent or such British Pound Sterling Lender in respect of any British Pound Sterling Loan or any interest or fee thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of such British Pound Sterling Lender the amount of its Pro Rata Share of the amount so returned by the Administrative Agent or such British Pound Sterling Lender plus interest thereon from the date such demand is made to the date such amount is returned by such Lender to the Administrative Agent, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.
     (v) The Required Lenders, the British Pound Sterling Lenders and the Administrative Agent may agree on any other reasonable method (such as making assignments of British Pound Sterling Loans) for sharing the risks of British Pound Sterling Loans ratably among all Lenders according to their Pro Rata Shares so long as such method does not materially disadvantage any Lender.
     (d) Each Lender’s obligation to purchase participation interests in British Pound Sterling Loans pursuant to this Section 2.04 shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against any other Lender, any Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of an Event of Default, a Default or a Material Adverse Effect; (iii) any breach of this Agreement by any Borrower or any other Lender; (iv) any inability of any Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which any British Pound Sterling Loan is to be refunded or any participation interest in any Loan is to be purchased; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
     (e) Notwithstanding the provisions of subsection (d) above, no Lender shall be required to purchase a participation interest in a British Pound Sterling Loan pursuant to this Section 2.04 if, at least two Business Days prior to the making of such British Pound Sterling Loan, the Administrative Agent and the British Pound Sterling Lenders received written notice from such Lender specifying that such Lender believed in good faith that one or more of the conditions precedent to the making of such Loan were not satisfied (and detailing its basis for such good faith belief) and, in fact, such conditions precedent to the making of such Loan were not satisfied at the time of the making of such Loan; provided that the obligation of such Lender to make such Loan and/or to purchase such participation interest shall be reinstated upon the earlier of (i) the date on which such Lender notifies the Administrative Agent that its prior notice has been withdrawn or (ii) the date on which all conditions precedent to the making of such British Pound Sterling Loan have been satisfied (or waived by the Required Lenders or all Lenders, as applicable).
     (f) If at any time that the Outstanding Amount of all British Pound Sterling Loans at such time exceeds an amount equal to 105% of the Aggregate British Pound Sterling Commitments then in effect, the Administrative Agent may (or, at the request of a British Pound Sterling Lender, shall) notify Anixter of such excess and, then, within two Business Days after receipt of such notice, the Borrowers shall prepay British Pound Sterling Loans in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Aggregate British Pound Sterling Commitments then in effect.
     2.05 Canadian Dollar Commitment.
     (a) Canadian Dollar Borrowings. Subject to the terms and conditions of this Agreement, each Canadian Dollar Lender severally agrees to make loans (each a “Canadian Dollar Loan” and collectively the “Canadian Dollar Loans”) in Canadian Dollars to Anixter Canada Inc. and to make available Canadian Banker’s Acceptances for Anixter Canada Inc. in accordance with the terms of Schedule 2.05, from time to time on any Business Day during the period from the Closing Date to the Maturity Date in an aggregate Dollar Equivalent amount at any time outstanding not to exceed such Canadian Dollar Lender’s Canadian Dollar Commitment; provided that after giving effect to any Canadian Dollar Borrowing, (i) the Total Outstandings shall not at any time exceed the Aggregate Commitments, (ii) the aggregate Outstanding Amount of all Canadian Dollar Loans of any Canadian Dollar Lender (and, in the case of Canadian Dollars, Canadian Banker’s Acceptances) shall not at any time exceed the Canadian Dollar Commitment of such Canadian Dollar Lender, (iii) the aggregate Outstanding Amount of all British Pound Sterling Loans, all Canadian Dollar Loans and all Canadian Banker’s Acceptances shall not at the time of any Canadian Dollar Borrowing exceed US$125,000,000, (iv) the aggregate Outstanding Amount of all Canadian Dollar Loans and Canadian Banker’s Acceptances shall not at any time exceed the Aggregate Canadian Dollar Commitment, and (v) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, Swing Line Loans, British Pound Sterling Loans, Canadian Dollar Loans and Canadian Banker’s Acceptances shall not exceed such Lender’s Commitment. Subject to the terms and conditions hereof, Anixter Canada Inc. may borrow under this Section 2.05, prepay under Section 2.07 and reborrow under this Section 2.05 from time to time.
     (b) Procedure for Canadian Dollar Borrowings.
     (i) Each Canadian Dollar Borrowing and each continuation of Canadian Dollar Loans for a new Interest Period shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m., four Business Days prior to the requested date of any Canadian Dollar Borrowing or any continuation of Canadian Dollar Loans. Each such telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a written Canadian Dollar Borrowing Notice, appropriately completed and signed by a Responsible Officer of such Borrower. Each Canadian Dollar Borrowing or continuation of Canadian Dollar Loans shall be in a principal amount of the applicable Minimum Tranche. Each Canadian Dollar Borrowing Notice (whether telephonic or written) shall specify (A) whether such Borrower is requesting a Canadian Dollar Borrowing or a continuation of Canadian Dollar Loans for a new Interest Period, (B) the requested date of the Canadian Dollar Borrowing or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Canadian Dollar Loans to be borrowed or continued or the aggregate face amount of Canadian Banker’s Acceptances to be accepted, as the case may be, and (D) the duration of the Interest Period with respect thereto or the maturity of the Canadian Banker’s Acceptances, as the case may be. If such Borrower fails to specify a new Interest Period in a Canadian Dollar Borrowing Notice, then the applicable Canadian Dollar Loans shall be continued for a new Interest Period of one month’s duration.
     (ii) Following receipt of a Canadian Dollar Borrowing Notice, the Administrative Agent shall promptly notify each Canadian Dollar Lender of its Canadian Dollar Pro Rata Share of the applicable Canadian Dollar Loans or Canadian Banker’s Acceptance. In the case of a Canadian Dollar Borrowing, upon satisfaction of the applicable conditions set forth in Section 4.02, each Canadian Dollar Lender shall make the amount of its Canadian Dollar Loan or Canadian BA Discount Proceeds available (x) to the Administrative Agent in immediately available funds at the applicable office of the Administrative Agent specified for such currency on Schedule 10.02 not later than 1:00 p.m., local time of such office, on the Business Day specified in the applicable Canadian Dollar Borrowing Notice or (y) directly to Anixter Canada Inc., with notice to the Administrative Agent, in accordance with other funding procedures that may be agreed to from time to time among Anixter, the Administrative Agent and the Canadian Dollar Lenders or (z) in the case of Canadian Banker’s Acceptances, to Anixter Canada Inc. in accordance with Schedule 2.05. The Administrative Agent shall make all funds so received by the Administrative Agent available to the applicable Borrower in like funds as received by the Administrative Agent either by (A) crediting the account of Anixter Canada Inc. on the books of Bank of America with the amount of such funds or (B) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by Anixter Canada Inc.
     (iii) During the existence of a Default, the Required Lenders may demand that any or all of the then outstanding Canadian Dollar Loans be converted immediately to Loans bearing interest at the applicable Overnight Rate.
     (iv) The Administrative Agent shall promptly notify Anixter and the Lenders of the interest rate applicable to any Canadian Dollar Loan upon determination of such interest rate. The determination of the Eurocurrency Rate, the Canadian Prime Rate and

Overnight Rate by the Administrative Agent shall be conclusive in the absence of manifest error.
     (v) After giving effect to all Canadian Dollar Borrowings, and all continuations of Canadian Dollar Loans as the same Type, there shall not be more than three (3) Interest Periods in effect with respect to Canadian Dollar Loans.
     (c) Participations in Canadian Dollar Loans and Canadian Banker’s Acceptances.
     (i) Each Lender agrees that it shall at all times have a participation in, and acknowledges that it is irrevocably and unconditionally obligated, upon receipt of notice that the Administrative Agent has received a Canadian Dollar Participation Funding Notice, to fund (or to cause an Affiliate to fund) its participation in, each outstanding Canadian Dollar Loan and Canadian Banker’s Acceptance in an amount equal to its Pro Rata Share of the amount of such Canadian Dollar Loan or its Pro Rata Share of the Canadian BA Discount Proceeds in respect of such Canadian Banker’s Acceptance, as the case may be.
     (ii) The Administrative Agent shall promptly notify each Lender of its receipt of a Canadian Dollar Participation Funding Notice. Promptly (and in any event within three Business Days) upon receipt of such Notice, each Lender shall (or shall cause an Affiliate to) make available to the Administrative Agent for the account of the Canadian Dollar Lenders an amount in the applicable currencies and in Same Day Funds equal to its Pro Rata Share of all outstanding Canadian Dollar Loans (and, with respect to participations in Canadian Banker’s Acceptances, its Pro Rata Share of the Canadian BA Discount Proceeds of all outstanding Canadian Banker’s Acceptances). If any Lender so notified fails to make available to the Administrative Agent for the account of the Canadian Dollar Lenders the full amount of such Lender’s participations in all Canadian Dollar Loans and Canadian Banker’s Acceptances by the date which is three Business Days after its receipt of such notice from the Administrative Agent, then interest shall accrue on such Lender’s obligations to fund such participations, from such date to the date such Lender pays such obligations in full, at a rate per annum equal to the applicable Overnight Rate in effect from time to time during such period.
     (iii) From and after the date on which a Canadian Dollar Lender has delivered to the Administrative Agent a Canadian Dollar Participation Funding Notice, all funds received by the Canadian Dollar Lenders in payment of the Canadian Dollar Loans and Canadian Banker’s Acceptances, interest accrued thereon and other amounts payable in respect thereof shall be delivered by each Canadian Dollar Lender to the Administrative Agent, in the same funds as those received by such Canadian Dollar Lender, to be distributed to all Lenders in accordance with their Pro Rata Shares (i.e., giving effect to the funding of participations pursuant to this Section 2.05), except that (A) the Pro Rata Share of such funds of any Lender that has not funded its participations as provided herein shall be retained by such Canadian Dollar Lender, and (B) interest accrued on any portion of any Canadian Dollar Loan prior to the Lenders’ funding of their respective participations therein shall be retained by such Canadian Dollar Lender.

     (iv) If the Administrative Agent or any Canadian Dollar Lender is required at any time to return to a Loan Party, or to a trustee, receiver, liquidator or custodian, or any official in any bankruptcy or insolvency proceeding, any portion of any payment made by such Loan Party to the Administrative Agent or such Canadian Dollar Lender in respect of any Canadian Dollar Loan, any Canadian Banker’s Acceptance or any interest or fee thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of such Canadian Dollar Lender the amount of its Pro Rata Share of the amount so returned by the Administrative Agent or such Canadian Dollar Lender plus interest thereon from the date such demand is made to the date such amount is returned by such Lender to the Administrative Agent, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.
     (v) The Required Lenders, the Canadian Dollar Lenders and the Administrative Agent may agree on any other reasonable method (such as making assignments of Canadian Dollar Loans or Canadian Banker’s Acceptances) for sharing the risks of Canadian Dollar Loans and Canadian Banker’s Acceptances ratably among all Lenders according to their Pro Rata Shares so long as such method does not materially disadvantage any Lender.
     (vi) References to participations in Canadian Dollar Loans in this Agreement (including in the definitions of “Commitment”, “Defaulting Lender”, “Canadian Dollar Participation Funding Notice” and “Voting Percentage”, subsection 2.13(b), subsection 2.14(f), Section 2.15 and Section 10.06) shall be deemed to include participations in Canadian Banker’s Acceptances.
     (d) Each Lender’s obligation to purchase participation interests in Canadian Dollar Loans and Canadian Banker’s Acceptances pursuant to this Section 2.05 shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against any other Lender, any Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of an Event of Default, a Default or a Material Adverse Effect; (iii) any breach of this Agreement by any Borrower or any other Lender; (iv) any inability of any Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which any Canadian Dollar Loan or Canadian Banker’s Acceptance is to be refunded or any participation interest in any Loan is to be purchased; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
     (e) Notwithstanding the provisions of subsection (d) above, no Lender shall be required to purchase a participation interest in a Canadian Dollar Loan or Canadian Banker’s Acceptance pursuant to this Section 2.05 if, at least two Business Days prior to the making of such Canadian Dollar Loan or Canadian Banker’s Acceptance, the Administrative Agent and the Canadian Dollar Lenders received written notice from such Lender specifying that such Lender believed in good faith that one or more of the conditions precedent to the making of such Loan or Canadian Banker’s Acceptance were not satisfied (and detailing its basis for such good faith belief) and, in fact, such conditions precedent to the making of such Loan or Canadian Banker’s Acceptance were not satisfied at the time of the making of such Loan or Canadian Banker’s Acceptance; provided that the obligation of such Lender to make such Loan or Canadian

Banker’s Acceptance and/or to purchase such participation interest shall be reinstated upon the earlier of (i) the date on which such Lender notifies the Administrative Agent that its prior notice has been withdrawn or (ii) the date on which all conditions precedent to the making of such Canadian Dollar Loan or Canadian Banker’s Acceptance have been satisfied (or waived by the Required Lenders or all Lenders, as applicable).
     (f) If at any time that the Outstanding Amount of all Canadian Dollar Loans and Canadian Banker’s Acceptances denominated at such time exceeds an amount equal to 105% of the Aggregate Canadian Dollar Commitments then in effect, the Administrative Agent may (or, at the request of a Canadian Dollar Lender, shall) notify Anixter of such excess and, then, within two Business Days after receipt of such notice, Anixter Canada Inc. shall prepay Canadian Dollar Loans and/or Cash Collateralize Canadian Banker’s Acceptances in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Aggregate Canadian Dollar Commitments then in effect.
     (g) Interest Act (Canada). For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.
     2.06 Letters of Credit.
     (a) The Letter of Credit Commitment.
     (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.06, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in U.S. Dollars or in one or more other Available Currencies for the account of Anixter or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of Anixter or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, Swing Line Loans, British Pound Sterling Loans, Canadian Dollar Loans and Canadian Banker’s Acceptances shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by Anixter for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Anixter that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, Anixter’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Anixter may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
     (ii) The L/C Issuer shall not issue any Letter of Credit, if:
     (A) subject to Section 2.06(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or
     (B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.
     (iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
     (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;
     (B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;
     (C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial face amount less than $100,000;
     (D) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is to be denominated in a currency other than US Dollars or another Available Currency;
     (E) the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency; or
     (F) a default of any Lender’s obligations to fund under Section 2.06(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with Anixter or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

     (iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
     (v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
     (vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
     (b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
     (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Anixter delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of Anixter. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent (A) not later than 11:00 a.m. at least two Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in US Dollars, and (B) not later than 11:00 a.m. at least ten Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in an Available Foreign Currency; or in each case such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, Anixter shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

     (ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from Anixter and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of Anixter (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.
     (iii) If Anixter so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, Anixter shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.05(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or Anixter that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.
     (iv) If Anixter so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the L/C Issuer, Anixter shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement

Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or Anixter that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.
     (v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to Anixter and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
     (c) Drawings and Reimbursements; Funding of Participations.
     (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify Anixter and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Available Currency other than US Dollars, Anixter shall reimburse the L/C Issuer in such Available Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in US Dollars, or (B) in the absence of any such requirement for reimbursement in US Dollars, Anixter shall have notified the L/C Issuer promptly following receipt of the notice of drawing that Anixter will reimburse the L/C Issuer in US Dollars. In the case of any such reimbursement in US Dollars of a drawing under a Letter of Credit denominated in another Available Currency, the L/C Issuer shall notify Anixter of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in US Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in a Foreign Currency (each such date, an “Honor Date”), Anixter shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. If Anixter fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in US Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in a Foreign Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. In such event, Anixter shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.06(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
     (ii) Each Lender shall upon any notice pursuant to Section 2.06(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in US Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.06(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to Anixter in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in US Dollars, or if requested by the L/C Issuer, the equivalent amount thereof in another Available Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined as of such funding date) for the purchase of such Available Currency with US Dollars.
     (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, Anixter shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.06(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.06.
     (iv) Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.06(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.
     (v) Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.06(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, Anixter, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.06(c) is subject to the conditions set forth in Section 4.02 (other than delivery by Anixter of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of Anixter to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
     (vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.06(c) by the time specified in Section 2.06(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
     (d) Repayment of Participations.
     (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.06(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Anixter or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in Dollars and in the same funds as those received by the Administrative Agent.
     (ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.06(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (e) Obligations Absolute. The obligation of Anixter to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
     (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

     (ii) the existence of any claim, counterclaim, set-off, defense or other right that Anixter or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
     (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
     (iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
     (v) any adverse change in the relevant exchange rates or in the availability of the relevant Available Foreign Currency to Anixter or any Subsidiary or in the relevant currency markets generally; or
     (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Anixter or any Subsidiary.
     Anixter shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Anixter’s instructions or other irregularity, Anixter will immediately notify the L/C Issuer. Anixter shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
     (f) Role of L/C Issuer. Each Lender and Anixter agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Anixter hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Anixter’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.06(e); provided, however, that anything in such clauses to the contrary notwithstanding, Anixter may have a claim against the L/C Issuer, and the L/C Issuer may be liable to Anixter, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Anixter which Anixter proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
     (g) Cash Collateral.
     (i) Upon the request of the Administrative Agent, (A) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (B) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, Anixter shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.
     (ii) In addition, if the Administrative Agent notifies Anixter at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, Anixter shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.
     (iii) The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.
     (iv) Section 8.02(c) sets forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.06 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. Anixter hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.
     (h) Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and Anixter when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.
     (i) Letter of Credit Fees. Anixter shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, in US Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin times the Dollar Equivalent of the actual daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Margin during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
     (j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. Anixter shall pay directly to the L/C Issuer for its own account, in US Dollars, a fronting fee with respect to each Letter of Credit, at the rate per annum specified in a written agreement between Anixter and the L/C Issuer, computed on the Dollar Equivalent of the actual daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) and on a quarterly basis in arrears, and due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, Anixter shall pay directly to the L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
     (k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
     (l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, Anixter shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. Anixter hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of Anixter, and that Anixter’s business derives substantial benefits from the businesses of such Subsidiaries.

     2.07 Prepayments.
     (a) The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m., (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Committed Loans, and (B) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurocurrency Rate Committed Loans shall be in a Dollar Equivalent principal amount of US$5,000,000 or a whole multiple of US$1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Committed Loans shall be in a principal amount of US$1,000,000 or a whole multiple of US$500,000 in excess thereof. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Committed Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Pro Rata Shares.
     (b) The Borrowers may, upon notice to the Administrative Agent and the Swing Line Lender, at any time or from time to time voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent and the Swing Line Lender not later than 11:00 a.m., on the date of prepayment of Swing Line Loans; and (ii) any prepayment of Swing Line Loans shall be in a Dollar Equivalent principal amount of at least US$500,000.
     (c) The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay British Pound Sterling Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to any date of prepayment of British Pound Sterling Loans; and (ii) any prepayment of British Pound Sterling Loans shall be in a principal amount of the applicable Minimum Tranche. Each such notice shall specify the date and amount of such prepayment and the British Pound Sterling Loans to be prepaid. The Administrative Agent will promptly notify each British Pound Sterling Lender of its receipt of each such notice, and of such British Pound Sterling Lender’s British Pound Sterling Pro Rata Share of such prepayment. If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a British Pound Sterling Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the British Pound Sterling Loans of the British Pound Sterling Lenders in accordance with their respective British Pound Sterling Pro Rata Shares.
     (d) Anixter Canada Inc. may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Canadian Dollar Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to any date of prepayment of Canadian Dollar Loans; and (ii) any prepayment of Canadian Dollar Loans shall be in a principal amount of the applicable Minimum Tranche. Each such notice shall specify the date and amount of such prepayment and the Canadian Dollar Loans to be prepaid. The Administrative Agent will promptly notify each Canadian Dollar Lender of its receipt of each such notice, and of such Canadian Dollar Lender’s Canadian Dollar Pro Rata Share of such prepayment. If such notice is given by Anixter Canada Inc., Anixter Canada Inc. shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Canadian Dollar Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Canadian Dollar Loans of the Canadian Dollar Lenders in accordance with their respective Canadian Dollar Pro Rata Shares.
     (e) If for any reason the Total Outstandings at any time exceeds the Aggregate Commitments then in effect, the Borrowers shall immediately prepay Loans in an aggregate amount equal to such excess.
     2.08 Reduction or Termination of Commitments. Anixter may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or permanently reduce the Aggregate Commitments to an amount not less than the then Total Outstandings; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m., five Business Days prior to the date of termination or reduction, and (ii) any such partial reduction shall be in an aggregate amount of US$1,000,000 or any whole multiple of US$500,000 in excess thereof. The Administrative Agent shall promptly notify the Lenders of any such notice of reduction or termination of the Aggregate Commitments. Once reduced in accordance with this Section, the Commitments may not be increased. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share. All facility fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.
     2.09 Repayment of Loans.
     (a) The applicable Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of each Committed Loan of such Borrower outstanding on such date.
     (b) The applicable Borrower shall repay each Base Rate Swing Line Loan within 10 days after such Swing Line Loan is made. The applicable Borrower shall repay each Foreign Currency Swing Line Loan within 30 days after such Swing Line Loan is made (or at such later date, not later than the Maturity Date as the Swing Line Lender may in its discretion otherwise agree).
     (c) The applicable Borrower shall repay to the British Pound Sterling Lenders on the Maturity Date the aggregate principal amount of British Pound Sterling Loans of such Borrower outstanding on such date.

     (d) Anixter Canada Inc. shall repay to the Canadian Dollar Lenders on the Maturity Date the aggregate principal amount of Canadian Dollar Loans of such Borrower outstanding on such date.
     2.10 Interest.
     (a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Committed Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Margin; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin; (iii) each Foreign Currency Swing Line Loan shall bear interest on the outstanding principal amount thereof at a rate per annum specified by the Swing Line Lender at the time of borrowing for such Foreign Currency Swing Line Loan; (iv) each Base Rate Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin; and (v) each British Pound Sterling Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the Eurocurrency Rate for such Interest Period plus (B) the Applicable Margin, and (vi) each Canadian Dollar Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Canadian Prime Rate.
     (b) While any Event of Default exists or after acceleration, the Borrowers shall pay interest on the principal amount of all outstanding Obligations at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
     2.11 Fees.
     (a) Facility Fee. Anixter shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a facility fee equal to the Applicable Margin times the actual daily amount of the Aggregate Commitments, regardless of usage. The facility fee shall accrue at all times from the Closing Date until the Maturity Date and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The facility fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. The facility fee shall accrue at all times, including at any time during which one or more of the conditions in Article IV is not met.

     (b) Arrangement and Agency Fees. Anixter shall pay arrangement fees to the Arranger for its own account, and shall pay an agency fee to the Administrative Agent for the Administrative Agent’s own account, in the amounts and at the times specified in written agreements (the “Agent/Arranger Fee Letters”), among Anixter and the respective fee recipients. Such fees shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.
     (c) Upfront Fee. Anixter shall pay to the Administrative Agent for the account of each Lender on the Closing Date an upfront fee as provided in the Agent/Arranger Fee Letters. Such fee shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.
     2.12 Computation of Interest and Fees. Computation of interest on Base Rate Loans computed based on Bank of America’s “prime rate” shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Computation of interest on Loans in British Pounds Sterling shall be calculated on the basis of a year of 365 days, and the actual number of days elapsed. Computation of all other types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to the payee thereof than a method based on a year of 365 or 366 days. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.
     2.13 Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Loans. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of such Lender shall control. Upon the request of any Lender made through the Administrative Agent, such Lender’s Loans may be evidenced by a Committed Loan Note in addition to such accounts or records. Each Lender may attach schedules to its Note(s) and endorse thereon the date, Type (if applicable), amount and maturity of the applicable Loans and payments with respect thereto.
     (b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit, Swing Line Loans, British Pound Sterling Loans and Canadian Dollar Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

     2.14 Payments Generally.
     (a) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or set-off. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in U.S. Dollars and in immediately available funds not later than 12:00 noon, on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 12:00 noon shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.
     (b) Subject to the definition of “Interest Period,” if any payment to be made by a Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
     (c) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward costs and expenses (including Attorney Costs and amounts payable under Article III) incurred by the Administrative Agent and each Lender, (ii) second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward repayment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
     (d) Unless any Borrower or any Lender has notified the Administrative Agent prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that such Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that such Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:
     (i) if such Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds, at the Overnight Rate from time to time in effect; and
     (ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the applicable Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Overnight Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Committed Loan, British Pound Sterling Loan or Canadian Dollar Loan, as the case may be, included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon such Borrower, and such Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or any Borrower may have against any Lender as a result of any default by such Lender hereunder.
     A notice of the Administrative Agent to any Lender with respect to any amount owing under this subsection (d) shall be conclusive, absent manifest error.
     Upon any Lender failing to make such payment required to be made by such Lender under this Agreement, Anixter may remove or replace such Lender in accordance with Section 10.14.
     (e) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (f) The obligations of the Lenders hereunder to make Committed Loans and to fund participations in Swing Line Loans, Letters of Credit, British Pound Sterling Loans, Canadian Dollar Loans and Canadian Banker’s Acceptances are several and not joint. The failure of any Lender to make any Committed Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan or purchase its participation.
     (g) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     2.15 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations, in British Pound Sterling Loans, in Canadian Dollar Loans, in Canadian Banker’s Acceptances or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations, British Pound Sterling Loans, Canadian Dollar Loans, Canadian Banker’s Acceptances and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:
     (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations, British Pound Sterling Loans, Canadian Dollar Loans, Canadian Banker’s Acceptances or Swing Line Loans to any assignee or participant, other than to Anixter or any Subsidiary thereof (as to which the provisions of this Section shall apply).
     Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
     2.16 Borrowing Subsidiaries. (a) Anixter may designate any Foreign Subsidiary as a Borrowing Subsidiary with the consent of the Administrative Agent. Upon the receipt and execution by the Administrative Agent of a Borrowing Subsidiary Agreement in the form of Exhibit C-1 executed by such Subsidiary and Anixter, such Subsidiary shall be a Borrowing Subsidiary and a party to this Agreement.
     (b) The obligation of any Lender to make a Loan on the occasion of the first Borrowing from such Lender by a Borrowing Subsidiary is subject to the satisfaction of the condition that the Administrative Agent shall have received the following:
     (i) a Note in the applicable form payable to such Lender signed by such Borrowing Subsidiary, if required by such Lender;
     (ii) all documents as shall reasonably demonstrate the existence of such Borrowing Subsidiary, the corporate power and authority of such Borrowing Subsidiary to enter into and the validity with respect to such Borrowing Subsidiary of this Agreement and the other Loan Documents and any other matters relevant hereto (including an opinion of counsel), all in form and substance satisfactory to the Administrative Agent; and

     (iii) any governmental and third party approvals necessary or advisable in connection with the execution, delivery and performance of this Agreement by such Borrowing Subsidiary.
     (c) Any Subsidiary shall cease to be a Borrowing Subsidiary hereunder at such time as no Credit Extensions shall be outstanding to such Subsidiary and such Subsidiary and Anixter shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination in the form of Exhibit C-2. Upon a Borrowing Subsidiary’s liquidation, dissolution or disposal of to a person other than Anixter or any Subsidiary, all Credit Extensions outstanding to any Borrowing Subsidiary shall be due and payable and such Subsidiary shall no longer be entitled to obtain any Credit Extensions hereunder.
     2.17 Currency Exchange Fluctuations. If on any Revaluation Date the Administrative Agent shall have determined that the then outstanding Dollar Equivalent principal amount of the Total Outstandings exceeds the Aggregate Commitments due to a change in applicable rates of exchange between US Dollars, on the one hand, and any Applicable Currency, on the other hand by an amount equal to or in excess of US$1,000,000, then the Administrative Agent may (or, at the request of the Required Lenders, shall) give notice to Anixter that a prepayment is required under this Section, and the Borrowers agree thereupon to make prepayments of Loans such that, after giving effect to such prepayment, the Total Outstandings will not exceed the Aggregate Commitments.
     2.18 Increase in Commitments.
     (a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), Anixter may from time to time, request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding US$100,000,000; provided that (i) any such request for an increase shall be in a minimum amount of US$15,000,000, and (ii) Anixter may make a maximum of two such requests in any calendar year.
     (b) Lenders. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent and the L/C Issuer (which approvals shall not be unreasonably withheld), Anixter may invite existing Lenders to increase their respective Commitments and/or additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel. Any Commitment of an Eligible Assignee becoming a new Lender under this Section 2.18 shall be in an amount of at least US$15,000,000.
     (c) Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and Anixter shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify Anixter and the Lenders of the final allocation of such increase and the Increase Effective Date.
     (d) Conditions to Effectiveness of Increase. As a condition precedent to such increase, Anixter shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of Anixter, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.18, the representations and warranties contained in subsections (a) and (b) of Section 5.07 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default exists. The Borrowers shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Pro Rata Shares arising from any nonratable increase in the Commitments under this Section.
     (e) Conflicting Provisions. This Section shall supersede any provisions in Sections 2.15 or 10.01 to the contrary.
     2.19 Designation of British Pound Sterling Lenders and Canadian Dollar Lenders; Increases, Reduction or Termination of British Pound Sterling Commitments and Canadian Dollar Commitments.
     (a) Anixter may, from time to time, with the acceptance of the related Lender and the approval of the Administrative Agent (such approval by the Administrative Agent not to be unreasonably withheld), designate a Lender as a British Pound Sterling Lender with a British Pound Sterling Commitment or as a Canadian Dollar Lender with a Canadian Dollar Commitment, provided that (i) the Aggregate British Pound Sterling Commitments and the Aggregate Canadian Dollar Commitments shall not exceed US$125,000,000, and (ii) any such new British Pound Sterling Commitment shall be in an aggregate amount of US$1,000,000 or any whole multiple of US$500,000 in excess thereof.
     (b) Anixter may, from time to time, with the acceptance of the related British Pound Sterling Lender or Canadian Dollar Lender and the approval of the Administrative Agent (such approval by the Administrative Agent not to be unreasonably withheld), increase the British Pound Sterling Commitment of a British Pound Sterling Lender or the Canadian Dollar Commitment of a Canadian Dollar Lender, provided that (i) the Aggregate British Pound Sterling Commitments and the Aggregate Canadian Dollar Commitments shall not exceed US$125,000,000,, and (ii) any such increase in a British Pound Sterling Commitment shall be in an aggregate amount of US$1,000,000 or any whole multiple of US$500,000 in excess thereof.
     (c) Upon the effectiveness of any new British Pound Sterling Commitment or any new Canadian Dollar Commitment or any increase in a British Pound Sterling Commitment or Canadian Dollar Commitment, the Borrowers shall make such borrowings and prepayments of British Pound Sterling Loans and/or Canadian Dollar Loans (and pay any additional amounts pursuant to Section 3.05 (and in the case of Canadian Dollar Lenders, the Canadian Dollar Lenders shall sell and purchase participations in outstanding Canadian Banker’s Acceptances) to the extent necessary to keep the outstanding British Pound Sterling Loans and the outstanding

Canadian Dollar Loans and Canadian Banker’s Acceptances ratable with any revised British Pound Sterling Pro Rata Shares and/or Canadian Dollar Pro Rata Shares arising from any nonratable increase in British Pound Sterling Commitments or Canadian Dollar Commitments under this Section.
     (d) Anixter may, upon notice to the Administrative Agent, terminate the British Pound Sterling Commitment of any British Pound Sterling Lender, terminate the Canadian Dollar Commitment of any Canadian Dollar Lender, or reduce any British Pound Sterling Commitment to an amount not less than the then Outstanding Amount of all British Pound Sterling Loans of such British Pound Sterling Lender or reduce any Canadian Dollar Commitment to an amount not less than the then Outstanding Amount of all Canadian Dollar Loans of such Canadian Dollar Lender (and, if applicable, its Canadian Banker’s Acceptances); provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m., five Business Days prior to the date of termination or reduction, and (ii) any such partial reduction shall be in an aggregate amount of US$1,000,000 or any whole multiple of US$500,000 in excess thereof.
     (e) In connection with any new British Pound Sterling Commitment, any new Canadian Dollar Commitment and any increase or decrease or termination of any British Pound Sterling Commitment or Canadian Dollar Commitment, Anixter may, upon notice to the Administrative Agent, increase or decrease the Aggregate British Pound Sterling Commitments and the Aggregate Canadian Dollar Commitments, provided that the sum of the Aggregate British Pound Sterling Commitments and the Aggregate Canadian Dollar Commitments shall not exceed US$125,000,000.
     (f) The Administrative Agent shall promptly notify the Lenders of any designation of a British Pound Sterling Lender, of any increase in any British Pound Sterling Commitment, of any notice of reduction or termination of British Pound Sterling Commitments, of any designation of a Canadian Dollar Lender, of any increase in any Canadian Dollar Commitment, and of any notice of reduction or termination of Canadian Dollar Commitments.
     (g) Without the consent of the Administrative Agent, Anixter may not effect more than three adjustments of British Pound Sterling Commitments, Canadian Dollar Commitments, the Aggregate British Pound Sterling Commitments and the Aggregate Canadian Dollar Commitments in any twelve month period pursuant to this Section (it being understood that a single adjustment may involve the concurrent addition, termination, increase or decrease of more than one commitment.)
     2.20 Extension of Maturity Date.
     (a) Requests for Extension. Anixter may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 90 days and not later than 35 days prior to the second anniversary of the Closing Date (the “Notification Date”), request that each Lender extend such Lender’s Scheduled Maturity Date for an additional one year from April 20, 2012 to April 20, 2013.

     (b) Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not earlier than 30 days prior to the Notification Date and not later than the date (the “Notice Date”) that is 20 days prior to the Notification Date, advise the Administrative Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Scheduled Maturity Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.
     (c) Notification by Administrative Agent. The Administrative Agent shall notify Anixter of each Lender’s determination under this Section no later than the date 15 days prior to the Notification Date (or, if such date is not a Business Day, on the next preceding Business Day).
     (d) Additional Commitment Lenders. Anixter shall have the right to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 10.14; provided that each of such Additional Commitment Lenders shall enter into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective as of the Notification Date, undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date).
     (e) Minimum Extension Requirement. If (and only if) the total of the Commitments of the Lenders that have agreed so to extend their Scheduled Maturity Date (each, an “Extending Lender”) and the additional Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to the Notification Date, then, effective as of the Notification Date, the Scheduled Maturity Date of each Extending Lender and of each Additional Commitment Lender shall be extended to April 20, 2013 (except that, if such date is not a Business Day, such Scheduled Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.
     (f) Conditions to Effectiveness of Extensions. As a condition precedent to such extension, Anixter shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Notification Date (in sufficient copies for each Extending Lender and each Additional Commitment Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension and (ii) in the case of Anixter, certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Notification Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.20, the representations and warranties contained in subsections (a) and (b) of Section 5.07 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default exists. In addition, on the Scheduled Maturity Date of each Non-Extending Lender, the Borrowers shall prepay any Committed Loans outstanding on such date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep outstanding Committed Loans ratable with any revised Pro Rata Shares of the respective Lenders effective as of such date.
     (g) Conflicting Provisions. This Section shall supersede any provisions in Section 2.15 or 10.01 to the contrary.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
     3.01 Taxes.
     (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the respective Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the applicable Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) Indemnification by the Borrowers. Each Borrower shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 30 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.
     (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

     (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to Anixter (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by Anixter or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Anixter or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Anixter or the Administrative Agent as will enable Anixter or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
     Without limiting the generality of the foregoing, in the event that a Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to Anixter and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Anixter or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (ii) duly completed copies of Internal Revenue Service Form W-8ECI,
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the applicable Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
     (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit Anixter to determine the withholding or deduction required to be made.
     Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or Anixter, as the Administrative Agent or Anixter shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under the Laws of any other jurisdiction, duly executed and completed by such Lender, as are required under such Laws to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the U.S. by the Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction. Each Lender shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any such jurisdiction that any Borrower make any deduction or withholding for taxes from amounts payable to such Lender. Additionally, each of the Borrowers shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by such Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.
     (f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.
     3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans (whether denominated in US Dollars or another Available Currency), or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, US Dollars or any other Available Currency in the applicable interbank market, or to determine or charge interest rates based upon the Eurocurrency Rate, then, on notice thereof by such Lender to Anixter through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Committed Loans to Eurocurrency Rate Committed Loans shall be suspended until such Lender notifies the Administrative Agent and Anixter that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in US Dollars, convert all Eurocurrency Rate Loans of such

Lender to Base Rate Loans, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.
     3.03 Inability to Determine Rates. If the Administrative Agent determines (or in the case of clause (c) below, the Required Lenders determine) in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits in the applicable currency are not being offered to banks in the applicable interbank market for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for such Eurocurrency Rate Loan, or (c) the Eurocurrency Rate for such Eurocurrency Rate Loan does not adequately and fairly reflect the cost to the Required Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly notify Anixter and all Lenders. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice, any Borrower may revoke any pending request for a Committed Borrowing, conversion or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.
     3.04 Increased Costs and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement contemplated by Section 3.04(e) and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or the L/C Issuer;
     (ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer);
     (iii) result in the Mandatory Cost, as calculated hereunder, not representing the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans; or

     (iv) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, Anixter will pay (or cause the applicable Borrower to pay) to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time Anixter will pay (or cause the applicable Borrower to pay) to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Anixter shall be conclusive absent manifest error. Anixter shall pay (or cause the applicable Borrower to pay) such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies Anixter of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

     (e) Reserves on Eurocurrency Rate Loans. Anixter shall pay (or cause the applicable Borrower to pay) to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided Anixter shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.
     3.05 Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, each Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
     (a) any continuation, conversion, payment or prepayment of any Loan of such Borrower other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
     (b) any failure by such Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by such Borrower;
     (c) any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in a Foreign Currency on its scheduled due date or any payment thereof in a different currency; or
     (d) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by such Borrower pursuant to Section 10.16;
including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. Anixter shall also pay (or cause the applicable Borrower to pay) any customary administrative fees charged by such Lender in connection with the foregoing.
The Borrowers shall pay each Lender the amount shown as due on any certificate delivered by such Lender claiming such compensation within ten (10) Business Days after the Borrowers’ receipt of the same. Such Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. The Borrowers shall pay each Lender the amount shown as due on any certificate delivered by such Lender claiming such compensation within ten (10) Business Days after the Borrowers’ receipt of the same. Such Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by any Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the applicable interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.
     3.06 Matters Applicable to all Requests for Compensation.
     (a) A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. Such certificate shall provide in reasonable detail the amount payable and the calculations used to determine such amount. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.
     (b) Upon any Lender’s making a claim for compensation under Section 3.01 or Section 3.04, Anixter may remove or replace such Lender in accordance with Section 10.14.
     (c) Any Lender claiming any additional amounts payable pursuant to Section 3.01 or Section 3.04, or exercising its rights under Section 3.02, shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested by Anixter or to change the jurisdiction of its Lending Office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue or avoid the circumstances giving rise to such exercise and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.
     (d) If any Lender fails to notify Anixter and the Administrative Agent within 120 days of its actual knowledge of any such additional amount payable by a Borrower pursuant to Section 3.01 or 3.04(a) or (b) (the “Notice Date”), the Borrowers shall not be obligated to pay such additional amounts accruing during the period from the Notice Date until the date of delivery of such notice, provided, further, that the failure to give such notice shall not affect any Borrower’s obligation to pay such additional amounts accrued prior to the Notice Date or after delivery of such notice.
     3.07 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Commitments and payment in full of all the other Obligations.
ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
     4.01 Conditions of Amendment and Restatement and Initial Credit Extension. The effectiveness of this Agreement as an amendment and restatement of the Existing Credit Agreement and the obligation of each Lender to make its initial Credit Extension hereunder are subject to satisfaction of the following conditions precedent:
     (a) Unless waived by all the Lenders, the Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:
     (i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrowers;
     (ii) Committed Loan Notes executed by the Borrowers in favor of each Lender requesting such a Note, each in a principal amount equal to such Lender’s Commitment;
     (iii) Swing Line Loan Notes executed by the Borrowers in favor of the Swing Line Lender in the principal amount of the Swing Line Loan Commitment;
     (iv) British Pound Sterling Loan Notes executed by the Borrowing Subsidiaries in favor of each British Pound Sterling Lender requesting such a Note, each in the principal amount of such British Pound Sterling Lender’s British Pound Sterling Commitment;
     (v) Canadian Dollar Loan Notes executed by the Borrowing Subsidiaries in favor of each Canadian Dollar Lender requesting such a Note, each in the principal amount of such Canadian Dollar Lender’s Canadian Dollar Commitment;
     (vi) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require to establish the identities of and verify the authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the Loan Documents to which such Loan Party is a party and authorizing the execution, delivery and performance by such Loan Party of the Loan Documents to which such Loan Party is a party;
     (vii) such evidence as the Administrative Agent may reasonably require to verify that each Loan Party is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of formation (to the extent applicable in such jurisdiction), including certified copies of each Loan Party’s Organization Documents and certificate of good standing (if applicable) and tax clearance certificates;
     (viii) a certificate signed by a Responsible Officer of each Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements which has or could be reasonably expected to have a Material Adverse Effect; and (C) the current Debt Ratings;
     (ix) an opinion of counsel to each Loan Party substantially in the form of Exhibit H; and
     (x) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.

     (b) Any fees required to be paid on or before the Closing Date shall have been paid.
     Without limiting the generality of the provisions or the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
     4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Committed Loans as the same Type) is subject to the following conditions precedent:
     (a) The representations and warranties of the Borrowers contained in Article V, or which are contained in any document furnished at any time under or in connection herewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.
     (b) No Default shall exist, or would result (including in respect of Section 7.16 or 7.17 as of the next succeeding end of a Fiscal Quarter) from, such proposed Credit Extension.
     (c) The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.
     (d) The Administrative Agent shall have received, in form and substance satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as the Administrative Agent or the Required Lenders reasonably may require.
     Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Committed Loans as the same Type) submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
     Each Borrower represents and warrants to the Administrative Agent and the Lenders that:
     5.01 Organization; Corporate Powers. AXE, Anixter and each Subsidiary of Anixter (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property or in which the nature of its business requires it to be so qualified, except those jurisdictions where the failure to be in good standing or to so qualify has not had or could not reasonably be expected to have a Material Adverse Effect, and (iii) has all requisite corporate power and authority to own, operate and encumber its property and assets and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the transactions contemplated by the Transaction Documents.
     5.02 Authority.
     (a) AXE, Anixter and each Subsidiary of Anixter party to any of the Transaction Documents has the requisite corporate power and authority to execute, deliver and perform its obligations under each of the Transaction Documents executed by it, or to be executed by it.
     (b) The execution, delivery and performance (or filing or recording, as the case may be) of each of the Transaction Documents to which its party and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action on the part of AXE, Anixter and each Subsidiary of Anixter party thereto and no other corporate proceedings on the part of any such Person are necessary to consummate such transactions.
     (c) Each of the Transaction Documents to which it is a party has been duly executed and delivered (or filed or recorded, as the case may be) by AXE, Anixter and each Subsidiary of Anixter party thereto, constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles), and is in full force and effect (unless terminated in accordance with the terms thereof).
     5.03 Subsidiaries. Anixter has no Subsidiaries other than those described in Schedule 5.03 and those, if any, which are permitted by Section 7.03 to be created after the Closing Date.
     5.04 No Conflict. The execution, delivery and performance of each Transaction Document to which it is party by AXE, Anixter and each Subsidiary of Anixter and each of the transactions contemplated thereby, do not and will not (i) conflict with any Contractual Obligation of any such Person, any liability resulting from which would have or could be reasonably expected to have a Material Adverse Effect, or (ii) conflict with or violate such Person’s certificate or articles of incorporation or by-laws or similar charter and constituting documents, or (iii) except as set forth on Schedule 5.04, conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law or Contractual Obligation of any such Person, or require termination of any Contractual Obligation of any such Person, or (iv) result in or require the creation or imposition of any Lien whatsoever upon any of the properties or assets of any such Person (other than Liens permitted pursuant to Section 7.02(b)), or (v) require any approval of stockholders of any such Person, unless such approval has been obtained.
     5.05 Governmental Consents. The execution, delivery and performance of each Transaction Document to which it is a party by AXE, Anixter and each Subsidiary of Anixter, and the transactions contemplated thereby do not and will not require any registration with, consent or approval of, or notice to, or other action with or by, any Governmental Authority, except filings, consents or notices which have been made, obtained or given and are in full force and effect.
     5.06 Governmental Regulation. Neither AXE nor Anixter nor any of Anixter’s Subsidiaries is subject to regulation under the Public Utility Holdings Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or any other statute or regulation of any Governmental Authority such that its ability to incur indebtedness is limited or its ability to consummate the transactions contemplated hereby or by the other Transaction Documents is materially impaired.
     5.07 Financial Position.
     (a) As of the Closing Date, all quarterly and annual financial statements of Anixter or of Anixter and any of its Subsidiaries delivered to the Administrative Agent and the Lenders (including the Audited Financial Statements) were prepared in conformity with GAAP (except as otherwise noted therein) and fairly present the financial position of Anixter or the consolidated financial position of Anixter and such Subsidiaries, as the case may be, as at the respective dates thereof and the results of operations and changes in cash flows for each of the periods covered thereby, subject, in the case of any unaudited interim financial statements to changes resulting from audit and normal year-end adjustments.
     (b) All quarterly and annual financial statements of Anixter or of Anixter and any of its Subsidiaries delivered to the Administrative Agent on or prior to the date this representation is made or deemed made were prepared in conformity with GAAP (except as otherwise noted there) and fairly present the financial position of Anixter or the consolidated financial position of Anixter and such Subsidiaries, as the case may be as at the respective dates thereof and the results of operations and changes in cash flows for each of the periods covered thereby, subject, in the case of any unaudited interim financial statements, to changes resulting from audit and normal year-end adjustments.
     5.08 Litigation; Adverse Effects.
     (a) Except as set forth in Schedule 5.08 there is no action, suit, proceeding, investigation of any Governmental Authority or arbitration at law or in equity, or before or by any Governmental Authority, pending, or, to the best knowledge of such Borrower, threatened against AXE, Anixter or any Subsidiary of Anixter or any Property of any of them, which could be reasonably expected to result in any Material Adverse Effect.
     (b) Neither AXE nor Anixter nor any Subsidiary of Anixter is (A) in violation of any applicable law which violation has or could reasonably be expected to have a Material Adverse Effect, or (B) subject to or in default with respect to any final judgment, writ, injunction, decree, order, rule or regulation of any court or Governmental Authority which has or could reasonably be expected to have a Material Adverse Effect. There is no action, suit, proceeding or investigation pending or, to the knowledge of such Borrower, threatened against or affecting AXE, Anixter or any Subsidiary of Anixter which challenges the validity or the enforceability of any of the Transaction Documents.

     5.09 No Material Adverse Change. With respect to each of AXE, Anixter and Anixter and its Subsidiaries taken as a whole, there has occurred no event since December 29, 2006 which has or could reasonably be expected to have a Material Adverse Effect.
     5.10 Payment of Taxes. All United States Federal income and other material tax returns and reports of each Borrower and each Borrower’s Subsidiaries required to be filed (including extensions) have been timely filed and all taxes, assessments, fees and other charges of Governmental Authorities thereupon and upon their respective properties, assets, income and franchises which are shown on such returns as being due and payable, have been paid when due and payable, except (i) taxes being contested in good faith by appropriate proceedings and that are reserved against in accordance with GAAP, (ii) taxes which are not yet delinquent, (iii) taxes which are payable in installments so long as paid before any penalty accrues with respect thereto and (iv) other taxes, assessments, fees and other charges or Governmental Authorities which do not exceed US$250,000 in the aggregate. Except as set forth in clauses (i) through (iv) above, such Borrower has no knowledge of any proposed tax assessment against Anixter or any of Anixter’s Subsidiaries which could reasonably be expected to have a Material Adverse Effect.
     5.11 Performance. Neither AXE nor Anixter nor any Subsidiary of Anixter is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it the effect of which could reasonably be expected to have a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute a default under such Contractual Obligation, except where the consequences, direct or indirect, of such default or defaults, if any, would not have and could not reasonably be expected to have a Material Adverse Effect.
     5.12 Securities Activities. Neither AXE nor Anixter nor any of Anixter’s Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock and none will use, directly or indirectly, the proceeds of any Loan to purchase or carry Margin Stock.
     5.13 Disclosure. Subject to changes in facts or conditions which are required or permitted under this Agreement, the representations and warranties of AXE, each Borrower and each Subsidiary of each Borrower contained in the Transaction Documents, and all certificates and other documents delivered to the Administrative Agent in connection therewith, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.
     5.14 Requirements of Law. Each of AXE, Anixter and each Subsidiary of Anixter is in compliance with all Requirements of Law (including, without limitation, the Securities Act and the Securities Exchange Act, the applicable rules and regulations thereunder, and state securities laws) applicable to it and its business, where the failure to so comply would have or could be reasonably expected to have a Material Adverse Effect.
     5.15 Patents, Trademarks, Permits, Etc. Anixter and each Subsidiary of Anixter owns, is licensed or otherwise has the lawful right to use, or has all permits and other approvals of Governmental Authorities, patents, trademarks, service marks, trade names, copyrights, technology, know-how and processes used in or necessary for the conduct of its business as currently conducted which are material to its financial condition, business, operations, assets and prospects, individually or taken as a whole. The use of such permits and other approvals of Governmental Authorities, patents, trademarks, service marks, trade names, copyrights, technology, know-how and processes by each Borrower or any such Subsidiary does not infringe on the rights of any Person, subject to such claims and infringements the existence of which do not have or could not reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by the Transaction Documents will not impair the ownership of or rights under (or the license or other right to use, as the case may be) any permits and governmental approvals, patents, trademarks, service marks, trade names, copyrights, technology, know-how or processes by Anixter or any such Subsidiary in any manner which has or could reasonably be expected to have a Material Adverse Effect.
     5.16 Environmental Matters. Except as disclosed in Schedule 5.16 and except to the extent that a failure of any of the following representations to be true could not be reasonably expected to have a Material Adverse Effect, (i) each of the operations of AXE, Anixter and its Subsidiaries comply in all respects with all applicable environmental, health and safety Requirements of Law; (ii) each of AXE, Anixter and its Subsidiaries has obtained all environmental, health and safety Permits necessary for its operations, all such Permits are in good standing and AXE, Anixter and its Subsidiaries are in compliance with all terms and conditions of such Permits; and (iii) (A) neither AXE, Anixter nor any Subsidiary of Anixter, nor any of their present Property or operations and (B) none of AXE’s, Anixter’s or its Subsidiaries’ previously-owned Property or past operations is subject to any Remedial Action or other Liabilities and Costs arising from the Release or threatened Release of a Contaminant into the environment.
     5.17 Employee Benefit Matters. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. As of each date that this representation is made or deemed made, the present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used by the Plans to determine benefit obligations on an ongoing basis) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than US$25,000,000 the fair market value of all of the assets of all such underfunded Plans.
     5.18 Solvency. Each Loan Party is Solvent after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents and the payment and accrual of all Transaction Costs with respect to any of the foregoing.
     5.19 Assets and Properties. AXE, Anixter and each Subsidiary of Anixter (other than the Receivables Securitization SPV) has good title to all of the assets (tangible and intangible) owned by it, except for imperfections of title (including Liens to the extent permitted under Section 7.02(b)) which in the aggregate could not reasonably be expected to have a Material Adverse Effect, and all such assets are free and clear of all Liens, except as otherwise specifically permitted by the terms and provisions of this Agreement and the other Loan Documents. Substantially all of the assets and properties owned by, leased to or used by each

Borrower or any Domestic Subsidiary of Anixter are in good repair, working order and condition, excepting ordinary wear and tear and are free and clear of any known defects except such defects as do not substantially interfere with the continued use thereof in the conduct of normal operations.
     5.20 Joint Venture; Partnership. Except as set forth in Schedule 5.20 or as otherwise permitted in this Agreement, neither AXE nor Anixter nor any Subsidiary of Anixter is engaged in any material partnership or material joint venture with any other Person.
     5.21 No Default. No Default exists.
     5.22 Restricted Payments to AXE. On or after the Closing Date, neither Anixter nor any Subsidiary of Anixter has directly or indirectly declared, ordered, paid or made or set apart any sum or property for any payment, distribution or contribution to or investment in AXE (whether in cash or otherwise) or agreed to do so, except to the extent permitted pursuant to Section 7.05.
     5.23 Subsequent Funding Representations and Warranties. To induce each Lender and the Administrative Agent to enter into this Agreement and to make the Loans, each Borrower represents and warrants to each Lender and the Administrative Agent that the statements set forth in the preceding Sections of this Article V (except to the extent that such statements expressly are made only as of the Closing Date), are true, correct and complete in all material respects on and as of the date of each Borrowing after the Closing Date, except that the representations and warranties need not be true and correct to the extent that changes in the facts and conditions on which such representations and warranties are based are expressly required or permitted under this Agreement.
ARTICLE VI
AFFIRMATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation shall remain unpaid or unsatisfied,
     6.01 Financial Statements. Each Borrower shall, and shall cause each of its material Subsidiaries to, maintain or cause to be maintained a system of accounting established and administered in accordance with sound business practices and consistent with past practice to permit preparation of financial statements in conformity with GAAP and, if required by the terms of this Agreement, in conformity with Agreement Accounting Principles, and each of the financial statements described below shall be prepared from such system and records. Anixter shall deliver or cause to be delivered to the Administrative Agent and each Lender:
     (a) Quarterly Reports. As soon as practicable, and in any event within five (5) days after the date normally required to be filed with the Commission, after the end of each of Anixter’s Fiscal Quarters, on a consolidated basis for the Consolidated Group, each of the following:
     (i) a balance sheet as of the end of such Fiscal Quarter and as of the end of the previous Fiscal Year; and

     (ii) an income statement and a cash flow statement of such Fiscal Quarter and for the period from the beginning of the current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form and in reasonable detail the figures for the corresponding periods of the previous Fiscal Year;
all prepared by Anixter, together with a certification by one of Anixter’s Financial Officers that they fairly represent the financial condition of the Persons covered thereby as at the dates indicated in accordance with GAAP, subject to changes resulting from audit and normal year-end adjustments and the absence of footnotes.
     (b) Annual Reports. As soon as practicable, and in any event within ninety (90) days after the end of each Fiscal Year on a consolidated basis for the Consolidated Group, annual financial statements consisting of a balance sheet, income statement and cash flow statement, setting forth in comparative form in each case the consolidated figures for the previous Fiscal Year all in reasonable detail, and accompanied by an opinion (unqualified as to scope or going concern and which is not adverse) thereon of Ernst & Young LLP or other firm of independent certified public accountants of recognized national standing regularly retained by Anixter and acceptable to the Administrative Agent, which report shall state that such financial statements present fairly the financial position of the Persons covered thereby as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (or, in the event of a change in accounting principles, such accountants’ concurrence with such change) and that such firm’s audit has been conducted in accordance with generally accepted auditing standards.
     (c) Budget and Business Plan. Promptly upon completion, but in any event not later than seventy-five (75) days after the end of each Fiscal Year, on a consolidated basis for the Consolidated Group, a copy of the operating budget and projections by Anixter of the income statement, balance sheet and cash flow of the Consolidated Group, taken as a whole, for the next succeeding Fiscal Year of Anixter, all in form customarily prepared by Anixter’s management, such operating budget and projected financial statements to be accompanied by a certificate of one of Anixter’s Financial Officers to the effect that such operating budget and projected financial statements have been prepared on the basis believed by Anixter to be reasonable.
     (d) Compliance Certificate; MD&A. Together with each delivery of the financial statements pursuant to subsections (a) and (b) above, (i) an Officers’ Certificate of Anixter stating that the signers have reviewed the terms of this Agreement and the Loan Documents, and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Anixter and its Subsidiaries, during the accounting period covered by such financial statements, and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence, as at the date of the Officers’ Certificate, of any condition or event which constitutes a Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Anixter has taken, is taking and proposes to take with respect thereto; (ii) a Compliance Certificate (A) demonstrating in reasonable detail compliance during and at the end of such accounting periods with the provisions set forth in Sections 7.16 through 7.17 and (B) reporting the Debt Ratings and based upon its calculations the Applicable Margin; and (iii) a written discussion and analysis by the management of Anixter of such financial statements.

     (e) Accountant’s Compliance Certificate. Simultaneously with the delivery of the financial statements referred to in subsection (b) above, a statement of the firm of independent certified public accountants which reported on such financial statements whether anything has come to their attention to cause them to believe that there existed on the date of such statements any Default.
     (f) Report of Material Events. Promptly upon Anixter obtaining knowledge (A) of any condition or event which constitutes a Default, or (B) of any condition or event which has or could reasonably be expected to have a Material Adverse Effect, an Officers’ Certificate specifying the nature and period of existence of any such condition or event and what action Anixter has taken, is taking and proposes to take with respect thereto.
     (g) Notice of Claims and Proceedings. (i) Promptly after learning thereof, notice of the institution of, or threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting Anixter or any Subsidiary of Anixter involving claims in excess of US$25,000,000 except where the same is fully covered (other than any applicable co-insurance or deductible) by insurance (other than insurance in the nature of retro-premium insurance or other self insurance programs); and (ii) promptly upon learning thereof, notice of any investigation or proceeding before or by any Governmental Authority, the effect of which might limit, prohibit or restrict materially the manner in which Anixter or any Subsidiary of Anixter currently conducts its business or to declare any substance contained in the products manufactured or distributed by it to be dangerous, if such investigation or proceeding has or could reasonably be expected to have a Material Adverse Effect.
     (h) ERISA Matters. Prompt written notice of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect, such written notice to describe such ERISA Event or Events and the action, if any, which Anixter or such ERISA Affiliate has taken, is taking and proposes to take with respect thereto.
     (i) Publicly Distributed Information. On a timely basis, copies of all financial statements, reports and notices, if any, sent or made available generally by AXE or Anixter to the holders of its publicly-held securities, if any, or filed with the Commission, concerning developments in the business of AXE, Anixter or any of Anixter’s Subsidiaries that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
     (j) Debt Ratings. Promptly after learning thereof, (i) notice of the initial establishment of any of the Debt Ratings for Anixter and thereafter any change therein and (ii) a copy of each notice or other written communication received by Anixter from S&P, Moody’s, Fitch or any other nationally recognized rating agency relating to any of the Debt Ratings.
     (k) Other Information. Such other information respecting the financial condition of Anixter or any Subsidiary of Anixter, or their respective business, operations, assets, performance or prospects, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request, including, without limitation, financial projections, business plans and any information such Person’s accountants may have prepared with respect to such Person’s financial condition, its business, operations, assets, performance and prospects. The Administrative Agent and the Lenders shall treat any non-public information so obtained as confidential in accordance with Section 10.07 hereof.
     Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in the Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
     6.02 Environmental Notices. Anixter shall notify the Administrative Agent and each Lender in writing, promptly upon Anixter’s learning thereof, of any of the following which, in each case or together, could reasonably be expected to result in a Material Adverse Effect:
     (a) notice that any Property of Anixter or any Subsidiary of Anixter is subject to an Environmental Lien; or
     (b) notice to Anixter or any Subsidiary of Anixter or awareness by Anixter or any Subsidiary of Anixter of a condition which could reasonably be expected to result in (1) a notice of violation of any environmental health or safety Requirement of Law or (2) any Liabilities and Costs with respect to any Release or threatened Release of any Contaminant into the environment.
     6.03 Corporate Existence, Etc. Each Borrower shall, and Anixter shall cause each of its Subsidiaries to, at all times, maintain its corporate existence and preserve and keep in full force and effect its rights and franchises, except as otherwise expressly permitted in Section 7.08 and except with respect to any Subsidiary which has no material assets or liabilities. Anixter shall promptly provide the Administrative Agent and each of the Lenders with a complete list of its Subsidiaries upon the occurrence of any change in the list set forth on Schedule 5.03 hereto with respect to Subsidiaries having assets in excess of US$1,000,000 individually or US$5,000,000 in the aggregate.

     6.04 Corporate Powers, Etc. Each Borrower shall, and Anixter shall cause each of its Subsidiaries to, qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified, except in those jurisdictions where the failure to so qualify does not have or could not reasonably be expected to have a Material Adverse Effect.
     6.05 Compliance with Laws. Each Borrower shall, and Anixter shall cause each of its Subsidiaries to, comply with all Requirements of Law, and all material contractual obligations affecting it or its business, properties, assets or operations, except where the failure so to comply does not have or could not reasonably be expected to have a Material Adverse Effect.
     6.06 Payment of Taxes and Claims. Each Borrower shall, and Anixter shall cause each of its Subsidiaries to, pay (a) all material taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, and (b) all material claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien (other than a Customary Permitted Lien) upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such taxes, assessments and governmental charges referred to in clause (a) above or claims referred to in clause (b) above need to be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.
     6.07 Maintenance of Properties; Insurance. Each Borrower shall, and Anixter shall cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, excepting ordinary wear and tear and damage, due to casualty or condemnation, all Property material to its operations and will make or cause to be made all appropriate repairs, renewals and replacements thereof. Each Borrower shall, and Anixter shall cause each of its Subsidiaries to, maintain with financially sound insurance companies, the insurance policies and programs, including, self-insurance retention levels, listed on Schedule 6.07 hereto (or substantially similar programs or policies and amounts or other programs, policies and amounts acceptable to the Required Lenders) insuring all Property and other assets material to the operations of Anixter and its Subsidiaries against loss or damage by fire, theft, burglary, pilferage and loss in transit and business interruption, together with such other hazards as are reasonably consistent with prudent industry practice, and maintain product and other liability insurance consistent with prudent industry practice with financially sound insurance companies licensed to do business in the states where such Property is located. Not later than sixty (60) days after the renewal, replacement or material modification of any policy or program, Anixter shall deliver or cause to be delivered to the Administrative Agent (in sufficient quantity for each of the Lenders, which the Administrative Agent shall promptly distribute to each Lender) a detailed schedule setting forth for each such policy or program: (a) the amount of such policy, (b) the risks insured against by such policy, (c) the name of the insurer and each insured party under such policy, and (d) the policy number of such policy.
     6.08 Inspection of Property; Books and Records; Discussions. Each Borrower shall permit, and Anixter shall cause each of its Subsidiaries to permit, any authorized representative(s) designated by any Lender or the Administrative Agent to visit and inspect any of its properties, including financial and accounting records, and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with its officers, employees, representatives, agents or independent certified public accountants, all upon reasonable notice and at such reasonable time and as often as may be reasonably requested. Each such visitation and inspection made by or on behalf of the Administrative Agent shall be at the Borrowers’ expense. Any visitation and inspection made by or on behalf any Lender shall be at such Lender’s expense.
     6.09 Maintenance of Permits. Each Borrower shall obtain and maintain, and Anixter shall cause each of its Subsidiaries to obtain and maintain, in full force and effect all licenses, franchises, Permits or other rights necessary for the operation of its business, except where the failure to obtain or maintain such licenses, franchises, Permits or rights does not have and could not reasonably be expected to have a Material Adverse Effect.
     6.10 Employee Benefit Matters. Each Borrower shall establish, maintain and operate, and Anixter shall cause each of its Subsidiaries to establish, maintain and operate, all Plans in all material respects in compliance with the applicable provisions of ERISA, the Code and all other applicable laws, and the regulations and interpretations thereunder, and the respective requirements of the governing documents for such Plans. Each Borrower shall, and Anixter shall cause each of its Subsidiaries and other ERISA Affiliates to, establish, maintain and operate all Foreign Employee Benefit Plans to comply in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Foreign Employee Benefit Plans.
     6.11 Additional Guarantors. Upon the request of the Administrative Agent and/or the Required Lenders, Anixter will promptly cause each material Subsidiary that shall not then be a Guarantor under the Guaranty (other than (a) any Foreign Subsidiary (except as provided below), (b) any Receivables Securitization SPV or (c) any Subsidiary with no significant assets or operations) to execute and deliver to the Administrative Agent: an instrument satisfactory in form and substance to the Administrative Agent under which it shall undertake the obligations of a Guarantor, together with such evidence as the Administrative Agent may reasonably request as to the corporate power and authority of such Subsidiary to execute the foregoing instrument and perform its obligations thereunder. Notwithstanding the foregoing, if at any time the Administrative Agent, in its reasonable judgment, determines that the assets or operations of Anixter Puerto Rico, Inc., Anixter Philippines Inc., Anixter Thailand Inc. or Anixter Venezuela Inc. have become material, such Subsidiary shall execute and deliver the aforementioned documents to the Administrative Agent.
     6.12 Use of Proceeds. The proceeds of the Loans may be used for working capital, capital expenditures, acquisitions and other corporate purposes and to refinance Indebtedness under the Existing Credit Agreement.

ARTICLE VII
NEGATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation shall remain unpaid or unsatisfied:
     7.01 Indebtedness. No Borrower shall, and Anixter shall not permit any member of the Consolidated Group to, directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:
     (i) the Obligations;
     (ii) the Existing Indebtedness;
     (iii) Indebtedness in respect of Accommodation Obligations permitted by Section 7.04;
     (iv) Indebtedness of any Subsidiary to Anixter or any other Subsidiary;
     (v) Indebtedness of Anixter to any Subsidiary;
     (vi) other unsecured Indebtedness of Anixter pari passu or subordinated in right of payment with the Obligations;
     (vii) other unsecured Indebtedness of the Borrower’s Subsidiaries that are Guarantors pari passu or subordinated in right of payment with the Obligations
     (viii) unsecured Indebtedness of the Borrower’s Subsidiaries that are not Guarantors, the principal amount of which does not exceed in the aggregate US$175,000,000 at any one time outstanding.
     (ix) Indebtedness arising under Receivables Securitization Transactions in an aggregate principal amount not exceeding US$350,000,000; and
     (x) Indebtedness under Hedging Contracts permitted under Section 7.14;
provided that the aggregate principal amount of Indebtedness of all Subsidiaries that are not Guarantors owing to Persons other than to Anixter or another Subsidiary at any time (other than Indebtedness (A) in respect of the Obligations or (B) arising under Receivables Securitization Transactions) shall not exceed US$175,000,000.
     7.02 Sales of Assets; Liens.
     (a) Limitation on Sales. No Borrower shall, and Anixter shall not permit any Subsidiary of Anixter to, directly or indirectly sell, assign, transfer, lease, convey or otherwise dispose of any properties or assets, including, without limitation, any capital stock of any Subsidiary, whether now owned or hereafter acquired, or any income or profits therefrom, except for:

     (i) sales of inventory in the ordinary course of business;
     (ii) the disposition of obsolete equipment in the ordinary course of business;
     (iii) sales by Anixter of stock of a Subsidiary held by it, in any transaction or series of related transactions not constituting a Material Transaction, individually or taken together;
     (iv) sales, assignments, transfers, leases, conveyances or other dispositions of other assets, other than the stock of any Subsidiary, for cash consideration and for not less than fair market value which do not constitute a Material Transaction individually or in the aggregate (together with all sales of stock of any Subsidiary under clause (iii) above);
     (v) sales, assignments, transfers, leases, conveyances or other dispositions of assets to Anixter or a Subsidiary;
     (vi) transfers of assets to any Affiliate for less than fair market value to the extent such transfer constitutes a permitted Investment pursuant to Section 7.03; and
     (vii) Receivables Securitization Transactions as to which the outstanding aggregate investment or principal amount of claims held at any time by all purchasers, assignees or other transferees of (or of interests in) receivables and other rights to payment in all Receivables Securitization Transactions shall not at any time exceed in the aggregate US$350,000,000.
     (b) Liens. No Borrower shall, and Anixter shall not permit any Subsidiary of Anixter to, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of its Property (including all capital stock of any Subsidiary of Anixter) except:
     (i) Customary Permitted Liens;
     (ii) Permitted Existing Liens;
     (iii) Liens on assets of any joint venture described in Section 7.03(vi);
     (iv) (A) Liens on Property existing at the time of acquisition thereof by Anixter or any of its Subsidiaries and not created in contemplation of such acquisition; and (B) Liens securing purchase money Indebtedness for Property to the extent the aggregate outstanding principal amount of such Indebtedness does not exceed US$20,000,000, is permitted under Section 7.01 and the value of the Property securing such Indebtedness approximates the amount of such Indebtedness;
     (v) Liens with respect to judgments or attachments which do not result in an Event of Default or Default hereunder;

     (vi) Liens on the assets of Foreign Subsidiaries which are not Borrowers; provided, the aggregate amount of Indebtedness secured by such Liens shall not exceed the Dollar Equivalent of US$50,000,000; and
     (vii) Liens arising in connection with Receivables Securitization Transactions; provided that the outstanding aggregate investment or principal amount of claims held at any time by all purchasers, assignees or other transferees of (or of interests in) receivables and other rights to payment in all Receivables Securitization Transactions shall not at any time exceed in the aggregate US$350,000,000.
     7.03 Investments. No Borrower shall, and Anixter shall not permit any of its Subsidiaries to, directly or indirectly make or commit to make any advance, loan, extension of credit or capital contribution, or purchase of any stock, bonds, notes, debentures or other securities or evidences of indebtedness of, or make any other investment in, any Person, including, without limitation, any Affiliate of Anixter (all such transactions being referred to as “Investments”) except:
     (i) Investments by Anixter or any of its Subsidiaries in Cash Equivalents;
     (ii) Investments made prior to the date hereof and set forth on Schedule 7.03;
     (iii) Investments arising from sales in the ordinary course of business on customary trade terms;
     (iv) Investments constituting loans by Anixter or any Subsidiary of Anixter to its employees not in excess of an aggregate amount of US$10,000,000 outstanding at any one time;
     (v) Investments in connection with the acquisition by Anixter or any Subsidiary of substantially all of the assets or all of the capital stock of any Person so long as no Default exists or would result therefrom;
     (vi) [RESERVED];
     (vii) Investments in any joint ventures and Investments in connection with the purchase of any other Person’s interest in any such joint ventures, which do not exceed US$25,000,000 in the aggregate outstanding at any one time;
     (viii) Investments (other than those set forth on Schedule 7.03) in notes receivable received in connection with transactions permitted pursuant to Section 7.02(a)(vii); provided, the aggregate amount of such Investments at any one time outstanding shall not exceed US$275,000,000;
     (ix) Investments by Anixter in any Subsidiary of Anixter;
     (x) Investments by any Subsidiary of Anixter in Anixter or in any other Subsidiary of Anixter;

     (xi) Investments constituting loans permitted by Section 7.01(vi) or Accommodation Obligations permitted under Section 7.04; and
     (xii) other Investments not to exceed US$25,000,000 in the aggregate outstanding at any time.
     7.04 Accommodation Obligations. No Borrower shall, and Anixter shall not permit any Subsidiary of Anixter to, directly or indirectly, create or become or be liable with respect to any Accommodation Obligation involving Indebtedness of AXE or any Affiliate of AXE which is not a Subsidiary of Anixter. In addition, no Borrower shall, and Anixter shall not permit any Subsidiary to, directly or indirectly, create or become or be liable with respect to any Accommodation Obligation except:
     (i) guaranties resulting from endorsement of negotiable instruments for collection in the ordinary course of business;
     (ii) Accommodation Obligations arising in connection with the Transaction Documents;
     (iii) Accommodation Obligations by Anixter with respect to lessees’ obligations to third-party lessors under leases of Property purchased from Anixter and its Subsidiaries, in an aggregate amount not to exceed US$5,000,000;
     (iv) Accommodation Obligations of Anixter and its Subsidiaries arising in connection with Hedging Contracts entered into with any of the Lenders; and
     (v) other Accommodation Obligations by Anixter and its Subsidiaries in an aggregate amount outstanding at any time not to exceed US$150,000,000; provided, however, that no such Accommodation Obligations shall be entered into or incurred after the occurrence and during the continuance of an Event of Default or Default.
     7.05 Payments to AXE. No Borrower shall, and Anixter shall not permit any Subsidiary of Anixter to, directly or indirectly declare or make any payment, distribution or contribution to or investment in AXE (whether in cash or otherwise), unless (a) at the time thereof and after taking into account such payment, distribution, contribution or investment, no Event of Default or Default exists or is pending, whether or not such Event of Default or Default has been reported to the Administrative Agent; and (b) such payment, distribution, contribution or investment is made in cash or in equity interests in Anixter.
     7.06 Conduct of Business. No Borrower shall, and Anixter shall not permit any of its Subsidiaries to, directly or indirectly engage in any business other than the business engaged in by Anixter and all of its Subsidiaries on the date hereof and any business activities substantially similar or related thereto. No Borrower shall, and Anixter shall not permit any of its Subsidiaries to, enter into any interest rate, commodity, or foreign currency exchange, swap, collar, cap, option, forward, futures or similar agreements other than Hedging Contracts.
     7.07 Transactions with Affiliates. No Borrower shall, and Anixter shall not permit any other Subsidiary to, directly or indirectly enter into or permit to exist any transaction

(including,without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any of its Affiliates that are not Subsidiaries of Anixter on terms that are less favorable to it than those fair and reasonable terms that might be obtained in a comparable arms-length transaction at the time (other than payments to AXE in respect of directors’ fees and reasonable allocated expenses not to exceed US$3,000,000 per year in the aggregate).
     7.08 Restriction on Fundamental Changes.
     (a) No Borrower shall, and Anixter shall not permit any of its Subsidiaries to, directly or indirectly enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or any substantial part of its business or Property, whether now or hereafter acquired, except:
     (i) as otherwise permitted under Section 7.02(a); and
     (ii) any Subsidiary may merge into or convey, sell, lease or transfer all or substantially all of its assets to Anixter or any other Subsidiary of Anixter.
     (b) No Borrower shall, and Anixter shall not permit its Subsidiaries to, acquire by purchase or otherwise any property or assets of, or stock or other evidence of beneficial ownership of, any Person, except in the ordinary course of its business or to the extent permitted pursuant to Section 7.03.
     7.09 Employee Benefit Matters. No Borrower shall, and Anixter shall not permit any of its ERISA Affiliates to do any of the following which, individually, or in the aggregate, could reasonably be expected to result in a Material Adverse Effect:
     (i) Engage in any prohibited transaction described in Section 406 of ERISA or 4975 of the Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL;
     (ii) permit to exist any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Code), whether or not waived;
     (iii) fail to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;
     (iv) terminate any Benefit Plan in a distress termination under Section 4041(c) of ERISA which would result in any liability to Anixter or any ERISA Affiliate;
     (v) fail to make any contribution or payment to any Multiemployer Plan which Anixter or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto;
     (vi) fail to pay any required installment or any other payment required under Section 412 of the Code on or before the due date for such installment or other payment;

     (vii) amend a Plan resulting in an increase in current liability for the plan year such that Anixter or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the Code;
     (viii) permit any unfunded liabilities with respect to any Foreign Pension Plan to exist; or
     (ix) fail to pay any required contribution or payment to a Foreign Pension Plan on or before the date for such required installment or payment.
     7.10 Environmental Liabilities. No Borrower shall, and Anixter shall not permit any of its Subsidiaries to, become subject to any Liabilities and Costs which could reasonably be expected to have a Material Adverse Effect and which arise out of or are related to (a) the Release or threatened Release at any location of any Contaminant into the environment, or any Remedial Action in response thereto, or (b) any violation of any environmental, health and safety Requirements of Law.
     7.11 Margin Regulations. No portion of the proceeds of any credit extended under this Agreement shall be used in any manner which might cause the extension of credit or the application of such proceeds to violate Regulation T, Regulation U or Regulation X or any other regulation of the Federal Reserve Board or to violate the Securities Exchange Act or the Securities Act, in each case as in effect on the date or dates of such Borrowing and the use of such proceeds.
     7.12 Change of Fiscal Year. No member of the Consolidated Group shall change its fiscal year, except that any Subsidiary of Anixter may conform its fiscal year to Anixter’s Fiscal Year.
     7.13 Modification of the Revolving Subordinated Note. Anixter shall not amend, modify or supplement the Revolving Subordinated Note without five Business Days’ prior written notice to the Administrative Agent or in any manner materially adverse to the Lenders.
     7.14 Hedging Contracts. No Borrower shall, and Anixter shall not permit any of its Subsidiaries to, enter into any Hedging Contract other than in the ordinary course of its business to hedge actual interest rate, foreign currency or commodity exposure.
     7.15 Receivables Securitization Transactions. No Borrower shall, and Anixter shall not permit any Subsidiary to, permit the outstanding aggregate investment or principal amount of claims held by purchasers, assignees or transferees of (or of interests in) receivables of Anixter and its Subsidiaries in connection with Receivables Securitization Transactions to exceed a Dollar Equivalent amount of US$350,000,000.
     7.16 Maximum Leverage Ratio. No Borrower shall permit the Leverage Ratio as of the end of any Fiscal Quarter set forth below to be greater than 3.25 to 1.
     7.17 Minimum Consolidated Fixed Charge Coverage Ratio.No Borrower shall permit the Consolidated Fixed Charge Coverage Ratio calculated at the end of each Fiscal Quarter for the period of the immediately preceding four Fiscal Quarters to be less than (a) 2.75 to 1 for any period ending prior to December 31, 2008, and (b) 3.00 to 1 for any period ending on or after December 31, 2008.
     7.18 Calculation of Financial Covenants. All financial covenants in this Article VII shall be calculated after the elimination of the minority interest in any Subsidiaries which are not wholly-owned Subsidiaries.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
     8.01 Events of Default. Any of the following shall constitute an Event of Default:
     (a) Failure to Make Payments When Due. Any Borrower shall fail (i) to pay when due any principal of any Obligation, or (ii) to pay when due any interest on any Obligation, or any fee or other amount payable under this Agreement or any of the other Loan Documents and such failure under this clause (ii) shall continue for three (3) calendar days.
     (b) Breach of Certain Covenants. Any Borrower or any Subsidiary of any Borrower shall fail duly and punctually to perform or observe any agreement, covenant or obligation under Sections 6.01 (other than clauses (c), (e), (h), and (i) thereof), 6.03, 6.07, 6.12 or under Article VII (other than Section 7.09 thereof).
     (c) Breach of Representation or Warranty. Any representation or warranty made or deemed made by any Borrower or any Guarantor to the Administrative Agent or any Lender herein or by Anixter or any Subsidiary of Anixter in any of the other Loan Documents or in any written statement or certificate at any time given by Anixter or any Subsidiary of Anixter pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made or deemed made.
     (d) Other Defaults. Anixter or any Subsidiary of Anixter shall fail duly and punctually to perform or observe any agreement, covenant or obligation arising under this Agreement (except those described in Sections 8.01(a), (b) and (c)) or under any of the other Loan Documents, and such failure shall continue for fifteen (15) days (or, in the case of Loan Documents other than this Agreement, any longer period of grace expressly set forth therein).
     (e) Default as to Other Indebtedness. AXE, Anixter or any Subsidiary of Anixter shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) on any Indebtedness of such Person, other than any of the Obligations, if the aggregate outstanding amount of all such Indebtedness owed by all such parties (without duplication) is US$25,000,000 or more, or any breach, default or event of default shall occur, or any other event shall occur or condition shall exist, under any instrument, agreement or indenture pertaining thereto, if the effect thereof is to accelerate, or permit the holder(s) of such Indebtedness to accelerate, the maturity of any such Indebtedness, or any such Indebtedness shall be declared to be due and payable or required to be prepaid or mandatorily redeemed (other than by a regularly scheduled required prepayment prior to the stated maturity thereof); or the holder of any Lien, in any amount, shall commence foreclosure of such Lien upon property of AXE, Anixter or any Subsidiary of Anixter having a book or fair market value in excess of US$25,000,000 in the aggregate.

     (f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) An involuntary case shall be commenced against AXE, Anixter or any Borrowing Subsidiary, or against any Subsidiary of Anixter with assets in excess of US$25,000,000, and the petition shall not be dismissed within sixty (60) days after commencement of the case, or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of AXE, Anixter, any Borrowing Subsidiary or any Subsidiary of Anixter with assets in excess of US$25,000,000 in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect, or any other similar relief shall be granted under any applicable federal, state or foreign law.
     (ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any of AXE, Anixter, any Borrowing Subsidiary or any Subsidiary of Anixter with assets in excess of US$25,000,000, or over all or a substantial part of the property of any such Person, shall be entered, or an interim receiver, trustee or other custodian of AXE, Anixter, any Borrowing Subsidiary or any Subsidiary of Anixter with assets in excess of US$25,000,000, or of all or a substantial part of any such Person’s Property, shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the Property of AXE, Anixter, any Borrowing Subsidiary or any Subsidiary of Anixter with assets in excess of US$25,000,000, shall be issued and any such event shall not be stayed, vacated, dismissed, bonded or discharged within sixty (60) days of entry, appointment or issuance.
     (g) Voluntary Bankruptcy; Appointment of Receiver, Etc. AXE, Anixter, any Borrowing Subsidiary or any Subsidiary of Anixter with assets in excess of US$25,000,000 shall have an order for relief entered with respect to it or commence a voluntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking of possession by a receiver, trustee or other custodian for all or a substantial part of its property. AXE, Anixter, any Borrowing Subsidiary or any Subsidiary of Anixter with assets in excess of US$25,000,000 shall make any assignment for the benefit of creditors or shall be unable or generally fail, or admit in writing its inability, to pay its debts as such debts become due, or the Board of Directors (or any committee thereof) of AXE, Anixter, any Borrowing Subsidiary or any Subsidiary of Anixter with assets in excess of US$25,000,000 shall adopt any resolution to authorize or approve any of the foregoing.
     (h) Judgments. (i) An Enforceable Judgment (other than an Enforceable Judgment described in the proviso contained in the definition of Enforceable Judgment) for the payment of money in excess of US$25,000,000 shall be rendered against Anixter or any Subsidiary of Anixter and such Enforceable Judgment shall continue unsatisfied or unstayed for a period of thirty (30) days or action shall have been commenced to foreclose on such Enforceable Judgment, or (ii) an Enforceable Judgment described in the proviso contained in the definition of Enforceable Judgment shall be rendered against any Borrower.
     (i) Dissolution. Any order, judgment or decree shall be entered against AXE, Anixter or any Subsidiary of Anixter with assets in excess if US$25,000,000 decreeing its involuntary dissolution or split-up and such order shall remain undischarged and unstayed for a period in excess of thirty (30) days, or AXE, Anixter or any Subsidiary of Anixter with assets in excess of US$25,000,000 shall otherwise dissolve or cease to exist, in each case except as expressly permitted pursuant to Section 7.08.
     (j) Change of Control. (i) Any Change of Control occurs; (ii) Anixter shall cease to own directly or indirectly all of the capital stock of the Borrowing Subsidiaries, (other than director’s qualifying shares); (iii) except as permitted in Section 7.02(a), Anixter shall cease to own at least 51% of each class of the capital stock of each Subsidiary of Anixter; or (iv) AXE shall cease to own at least 51% of each class of the capital stock of Anixter.
     (k) Employee Benefit Related Liabilities. (i) Any one or more Termination Events occur which could reasonably be expected to subject Anixter or an ERISA Affiliate to a liability to pay more than US$25,000,000 in the aggregate, or (ii) the plan administrator of any Plan applies under Section 412(d) of the Code for a waiver of the minimum funding standards of Section 412(a) of the Code and the substantial business hardship upon which the application for the waiver is based could reasonably be expected to subject either Anixter or any ERISA Affiliate to a liability of more than US$25,000,000 in the aggregate.
     (l) Subordination Default. Any breach or other violation by any holder of the Revolving Subordinated Note of the subordination or enforcement restrictions shall occur.
     (m) Guaranty Default. Any party to the Guaranty, or any Person on behalf of such party, shall terminate or revoke any of its obligations thereunder or breach any of the terms thereof, or the Guaranty shall otherwise become unenforceable for any reason.
     (n) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceabilty of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document.
     For purposes of this Agreement and each of the other Loan Documents, an Event of Default shall be deemed “continuing” until cured or waived in writing in accordance with Section 10.01.
     8.02 Remedies Upon Event of Default. If any Event of Default occurs, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders,
     (a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower;

     (c) require that Anixter Cash Collateralize the L/C Obligations and Canadian Banker’s Acceptances (in an amount equal to the then Outstanding Amount thereof); and
     (d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;
provided, however, that upon the occurrence of any event specified in subsection (f) or (g) of Section 8.01, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of Anixter to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender or notice of any kind, all of which are hereby expressly waived.
     8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including reasonable fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and the L/C Issuer (including reasonable fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;
     Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Anixter or as otherwise required by Law.

Subject to Section 2.07(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE IX
ADMINISTRATIVE AGENT
     9.01 Appointment and Authority.
     Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Borrower shall have any rights as a third party beneficiary of any of such provisions.
     9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by Anixter, a Lender or the L/C Issuer.
     The Administrative Agent shall not responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for Anixter), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

     9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and Anixter. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders which successor administrative agent shall be consented to by Anixter at all times other than during the existence of an Event of Default (which consent of Anixter shall not be unreasonably withheld or delayed). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify Anixter and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Anixter to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Anixter and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     Any resignation by Bank of America as Administrative Agent pursuant to this Section may also, at Bank of America’s option, constitute its resignation as L/C Issuer and Swing Line Lender. In that case, upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and such duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
     9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, the Syndication Agent, none of the Arranger or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or L/C Issuer hereunder.
     9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.06(i) and (j), 2.11 and 10.04) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.11 and 10.04.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
     9.10 Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Subsidiary that is a Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.
ARTICLE X
MISCELLANEOUS
     10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the applicable Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
     (i) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
     (ii) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
     (iii) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (ii) of the second proviso below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of a Borrower to pay interest or Letter of Credit Fees at the Default Rate;
     (iv) change Section 2.15 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
     (v) amend the definition of “Available Currency” without the written consent of each Lender;
     (vi) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or
(vii) release any material Guarantor from the Guaranty without the consent of each Lender;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Agent/Arranger Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
     10.02 Notices and Other Communications; Facsimile Copies.
     (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices on Schedule 10.02 or, in the case of a Lender, its Administrative Questionnaire; or, in the case of the Borrowers or the Administrative Agent, to such other address as shall be designated by such party in a notice to the other parties, and in the case of any other party, to such other address as shall be designated by such party in a notice to Anixter and the Administrative Agent. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), as provided in subsection (c) below; provided, however, that notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by such Person. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified on Schedule 10.02, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.
     (b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.
     Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including

e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or Anixter may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (d) Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
     (e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Anixter shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     10.04 Expenses; Indemnity; Damage Waiver.
     (a) Costs and Expenses. Anixter shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. The Administrative Agent, any Lender or the L/C Issuer shall promptly notify Anixter when it intends to incur fees and time charges for attorneys who are employees of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, that Anixter will reimburse under this Agreement.

     (b) Indemnification by the Borrowers. The Borrowers jointly and severally shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available (x) to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee or (y) for any loss asserted against such Indemnitee by another Indemnitee.
     (c) Reimbursement by Lenders. To the extent that the Borrowers for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.13(d).
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Borrower shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.

No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
     (e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
     (f) Taxes. The indemnity and reimbursement obligations of the Borrowers under this Section 10.04 to the Indemnitees, shall not include Taxes, in that the Borrowers are obligated to the Indemnitees in respect of Taxes under Article III to the extent provided therein.
     (g) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
     10.05 Payments Set Aside. To the extent that a Borrower makes a payment to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
     10.06 Successors and Assigns.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations, in British Pound Sterling Loans, in Canadian Dollar Loans, in Canadian Banker’s Acceptances and in Swing Line Loans) at the time owing to it); provided that
     (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, Anixter otherwise consents (each such consent not to be unreasonably withheld or delayed);
     (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;
     (iii) any assignment of a Commitment must be approved by the Administrative Agent, the L/C Issuer and the Swing Line Lender unless the Person that is the proposed assignee is itself a Lender, an Affiliate of a Lender or an Approved Fund (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and
     (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, each Borrower shall execute and deliver a Note to the assignee Lender at such assignee Lender’s expense. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrowers and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or Anixter or any of Anixter’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations, British Pound Sterling Loans, Canadian Dollar Loans, Canadian Banker’s Acceptances and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) to the extent that such Participant is to participate in any Credit Extension to any Dutch Borrower, such participation is not granted for the primary or main purpose of avoiding the Dutch Financial Supervision Act (“Wet op het financieele toezicht”) or the regulations promulgated pursuant thereto.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15 as though it were a Lender.
     (e) Limitation upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Anixter’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless Anixter is notified of (and agrees to) the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     (h) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and Anixter (an “SPC”) the option to provide all or any part of any Committed Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Committed Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Committed Loan, the Granting Lender shall be obligated to make such Committed Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.14(d)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Sections 3.01 and 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable (all such liabilities being the obligation of the Granting Lender), and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Committed Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Committed Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of Anixter and the Administrative Agent and with the payment of a processing fee of $3,500 assign all or any portion of its right to receive payment with respect to any Committed Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Committed Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.
     (i) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to Anixter and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to Anixter, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, Anixter shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by Anixter to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.06(c)) and Anixter shall provide cash collateral satisfactory to Bank of America to secure its obligations with respect to such Letters of Credit and L/C Obligations. Upon the acceptance of a successor’s appointment as L/C Issuer hereunder, (x) such successor shall succeed to and become vested with all of the rights, powers, privileges and such duties of the retiring L/C Issuer, (y) Bank of America shall be discharged from all of its duties and obligations as L/C Issuer hereunder or under the other Loan Documents, and (z) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession (in which case Bank of America shall release any cash collateral provided by Anixter pursuant to the preceding sentence) or make other arrangement satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit. If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.03(c).
     10.07 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective directors, partners, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) ; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any swap or derivative transaction relating to obligations of any Borrower; (g) with the consent of any Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than any Borrower; or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates. For the purposes of this Section, “Information” means all information received from a Borrower relating to a Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such Borrower; provided that, in the case of information received from a Borrower after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     10.08 Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to any Borrower or any other Loan Party, any such notice being waived by each Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document. Each Lender agrees promptly to notify Anixter and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.
     10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.
     10.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     10.11 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
     10.12 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation shall remain unpaid or unsatisfied.
     10.13 Severability. Any provision of this Agreement and the other Loan Documents to which any Borrower is a party that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.
     10.14 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives Anixter the right to replace a Lender as a party hereto, then Anixter may, at its sole expense and effort, upon notice (a “Replacement Notice”) to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
     (a) Anixter shall have paid (or caused to be paid) to the Administrative Agent the assignment fee specified in Section 10.06(b);
     (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Anixter or applicable Borrowing Subsidiary (in the case of all other amounts);
     (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
     (d) such assignment does not conflict with applicable Laws.
     A Lender shall not be required to make any such assignment or delegation if, prior to receipt by such Lender of the applicable Replacement Notice, as a result of a waiver by such Lender or otherwise, the circumstances entitling Anixter to require such assignment and delegation cease to apply.
     10.15 Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from a Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s applicable office on the Business Day preceding that on which final judgment is given. The obligation of any Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent, as the case may be, of any sum adjudged to be so due in such other currency, such Lender or the Administrative Agent, as the case may be, may in accordance with normal banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the applicable Borrower shall, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds the total of (a) the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amount shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.15, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the applicable Borrower.
     10.16 Borrowers’ Agent. Each Borrower hereby irrevocably appoints and authorizes Anixter to take such action and deliver and receive notices hereunder as agent on its behalf and to exercise such powers under this Agreement as delegated to it by the terms hereof, together with all such powers as are reasonably incidental thereto. In furtherance of and not in limitation of the foregoing, for administrative convenience of the parties hereto, the Administrative Agent and the Lenders shall send all notices and communications to be sent to any Borrower solely to Anixter and may rely solely upon Anixter to receive all such notices and other communications for and on behalf of each Borrower. Neither Anixter nor any of its respective directors, officers, agents or employees shall be liable to any other Borrower for any action taken or not taken by it in connection herewith (i) with the consent or at the request of such Borrower or (ii) in the absence of its own gross negligence or willful misconduct. No Person other than Anixter (and its authorized officers and employees) may act as agent for the Borrowers hereunder without the written consent of the Administrative Agent.
     10.17 Credit Agreement. Anixter hereby designates this Agreement to AXE as a “Credit Agreement” as referred to in and for purposes of the Revolving Subordinated Note.
     10.18 Governing Law.
     (i) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.
     (ii) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS SITTING IN COOK COUNTY, ILLINOIS, OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

     10.19 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
     10.20 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act.
     10.21 Each Lender a PMP. Each Lender represents that it is a PMP and that it is aware that a Dutch Borrower may be in breach of Dutch law and regulations if such representation is untrue.
     10.22 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger, are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (B) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arranger has any obligation to such Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, each of the Borrowers hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ANIXTER INC., as Borrower

By: Name:	/s/ Rod Shoemaker Rod Shoemaker
Title:	V.P. – Treasurer

ANIXTER INTERNATIONAL BVBA, as a Borrowing Subsidiary

By: Name:	/s/ Rod Shoemaker Rod Shoemaker
Title:	V.P. – Treasurer

ANIXTER INTERNATIONAL LTD., as a Borrowing Subsidiary

By: Name:	/s/ Rod Shoemaker Rod Shoemaker
Title:	Attorney

ANIXTER CANADA INC., as a Borrowing Subsidiary

By: Name:	/s/ Rod Shoemaker Rod Shoemaker
Title:	Authorized Signatory

ANIXTER EURINVEST B.V., as a Borrowing Subsidiary

By: Name:	/s/ Rod Shoemaker Rod Shoemaker
Title:	Attorney-in-fact

BANK OF AMERICA, N.A., as
Administrative Agent, Swing Line Lender,
L/C Issuer, a British Pound Sterling
Lender and a Lender

By: Name:	/s/ David L. Catherall David L. Catherall
Title:	Senior Vice-President

THE BANK OF NOVA SCOTIA, as a
Co-Documentation Agent and a Lender

By: Name:	/s/ Ajit Goswami Ajit Goswami
Title:	Director

JPMORGAN CHASE BANK, N.A., as a Co-
Documentation Agent and a Lender

By: Name:	/s/ Randall J. Taylor Randall J. Taylor
Title:	Senior Vice-President

WACHOVIA BANK NATIONAL
ASSOCIATION, as a Co-Documentation Agent
and a Lender

By: Name:	/s/ C. Jeffrey Seaton C. Jeffrey Seaton
Title:	Managing Director

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Syndication Agent and a Lender

By: Name:	/s/ Charles W. Reed Charles W. Reed
Title:	Vice-President

NATIONAL CITY BANK, as a Lender

By: Name:	/s/ Jon H. Hinard Jon H. Hinard
Title:	Senior Vice-President

SUNTRUST BANK, as a Lender

By: Name:	/s/ William C. Humpries William C. Humpries
Title:	Managing Director

BANCA NAZIONALE DEL LAVORO SPA-
NEW YORK BRANCH, as a Lender

By: Name:	/s/ Francesco Ingargiola Francesco Ingargiola
Title:	Relationship Manager

By: Name:	/s/ Tullio Lanari Tullio Lanari
Title:	General Manager

KEYBANK NATIONAL ASSOCIATION, as a
Lender

By: Name:	/s/ Frank J. Jancar Frank J. Jancar
Title:	Vice-President

THE NORTHERN TRUST COMPANY, as a
Lender

By: Name:	/s/ Jeffrey P. Sullivan Jeffrey P. Sullivan
Title:	Vice-President

THE ROYAL BANK OF SCOTLAND PLC, as a
Lender

By: Name:	/s/ L. Peter Yetman L. Peter Yetman
Title:	S.V.P.

U.S. BANK, NATIONAL ASSOCIATION, as a Lender

By: Name:	/s/ Brent J. Hamm Brent J. Hamm
Title:	Assistant Vice President

SCHEDULE 1.01
MANDATORY COST FORMULAE
1.	The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:
(a)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b)	the requirements of the European Central Bank.
2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum. The Administrative Agent will, at the request of Anixter or any Lender, deliver to Anixter or such Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost.
3.	The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by such Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of such Lender’s participation in all Loans made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Office.
4.	The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:
(a)	in relation to any Loan in Sterling:

AB+C(B-D)+E x 0.01	per cent per annum
100 - (A+C)
(b)	in relation to any Loan in any currency other than Sterling:

E x 0.01 300	per cent per annum
Where:
“A”	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”	is the percentage rate of interest (excluding the Applicable Rate, the Mandatory Cost and any interest charged on overdue amounts pursuant to the first sentence of Section 2.09(b) and, in the case of interest (other than on overdue amounts) charged at the Default Rate, without counting any increase in interest rate effected by the charging of the Default Rate) payable for the relevant Interest Period of such Loan.

“C”	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E”	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.
5.	For the purposes of this Schedule:
(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.
7.	If requested by the Administrative Agent or Anixter, each Lender with a Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent and
Schedule 1.01-2

Anixter, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:
(a)	the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Loan; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.
9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Lender for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as its Lending Office.
10.	The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.
11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.
12.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.
13.	The Administrative Agent may from time to time, after consultation with Anixter and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which
Schedule 1.01-3

replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.
Schedule 1.01-4

SCHEDULE 2.01
COMMITMENTS AND PRO RATA SHARES

			Pro Rata
Lender	Commitment		Share

Bank of America, N.A.	US$	45,000,000	12.9%
The Bank of Nova Scotia	US$	37,000,000	10.6%
JPMorgan Chase Bank, N.A.	US$	37,000,000	10.6%
Wachovia Bank National Association	US$	37,000,000	10.6%
Wells Fargo Bank, National Association	US$	37,000,000	10.6%
National City Bank	US$	26,000,000	7.4%
SunTrust Bank	US$	26,000,000	7.4%
Banca Nazionale del Lavoro SpA	US$	21,000,000	6.0%
KeyBank National Association	US$	21,000,000	6.0%
The Northern Trust Company	US$	21,000,000	6.0%
The Royal Bank of Scotland PLC	US$	21,000,000	6.0%
U.S. Bank, National Association	US$	21,000,000	6.0%

Total	US$	350,000,000.00	100.000000000%
Schedule 2.01-1

SCHEDULE 2.01
COMMITMENTS AND PRO RATA SHARES

British Pound	British Pound		British Pound Sterling
Sterling Lender	Sterling Commitment		Pro Rata Share

Bank of America, N.A.	US$	50,000,000	50.0%
JPMorgan Chase Bank, N.A.	US$	25,000,000	25.0%
Wachovia Bank National Association	US$	25,000,000	25.0%

Total	US$	100,000,000	100.000000000%
Schedule 2.01-2

SCHEDULE 2.01
COMMITMENTS AND PRO RATA SHARES

	Canadian Dollar		Canadian Dollar Pro
Canadian Dollar Lender	Commitment		Rata Share

The Bank of Nova Scotia	US$	25,000,000	100.0%

Total	US$	25,000,000	100.000000000%
Schedule 2.01-3

SCHEDULE 2.05
CANADIAN BANKER’S ACCEPTANCES
1.	Execution of Canadian Banker’s Acceptances
(a)	To facilitate the acceptance of Canadian Banker’s Acceptances hereunder, Anixter Canada Inc. hereby appoints each Canadian Dollar Lender as its attorney to sign and endorse on its behalf, as and when considered necessary by such Canadian Dollar Lender, an appropriate number of orders in the form prescribed by such Canadian Dollar Lender.

(b)	Each Canadian Dollar Lender may, at its option, execute any order in handwriting or by the facsimile or mechanical signature of any of its authorized officers, and each Canadian Dollar Lender is hereby authorized to accept or pay, as the case may be, any order of Anixter Canada Inc. which purports to bear such a signature notwithstanding that any such individual has ceased to be an authorized officer of such Canadian Dollar Lender. Any such order or Canadian Banker’s Acceptance shall be as valid as if he or she were an authorized officer at the date of issue of the order or Canadian Banker’s Acceptance.

(c)	Any order or Canadian Banker’s Acceptance signed by a Canadian Dollar Lender as attorney for Anixter Canada Inc., whether signed in handwriting or by the facsimile or mechanical signature of an authorized officer of a Canadian Dollar Lender, may be dealt with by such Canadian Dollar Lender to all intents and purposes and shall bind Anixter Canada Inc. as if duly signed and issued by Anixter Canada Inc.

(d)	The receipt by a Canadian Dollar Lender of a request for a Foreign Currency Borrowing by way of Canadian Banker’s Acceptances shall be such Canadian Dollar Lender’s sufficient authority to execute, and each Canadian Dollar Lender shall, subject to the terms and conditions of this Agreement, execute orders in accordance with such request and the advice of the Administrative Agent given pursuant to Section 4 of this Schedule, and the orders so executed shall thereupon be deemed to have been presented for acceptance.
2.	Sale of Canadian Banker’s Acceptances
(a)	It shall be the responsibility of each Canadian Dollar Lender to arrange, in accordance with normal market practice, for the sale on each funding date of the Canadian Banker’s Acceptances to be accepted by that Canadian Dollar Lender, failing which the Canadian Dollar Lender shall purchase its Canadian Banker’s Acceptances.

(b)	In accordance with the procedures set forth in Section 4 of this Schedule, the Canadian Dollar Lender will make the net proceeds of the Canadian Dollar Borrowing by way of Canadian Banker’s Acceptances available to Anixter Canada Inc. on the funding date by crediting the account in Canada designated by Anixter Canada Inc. with such amount.

3.	Size and Maturity of Canadian Banker’s Acceptances and Rollovers
Each Foreign Currency Borrowing by means of Canadian Banker’s Acceptances shall be in a minimum amount of C$2,500,000 and the maximum number of Canadian Banker’s Acceptances outstanding at any time shall not exceed ten. Each Canadian Banker’s Acceptance shall have a term of 1, 2, 3 or (subject to availability) 6 months after the date of acceptance of the order by a Canadian Dollar Lender, but no Canadian Banker’s Acceptance may mature on a date which is not a Business Day or after the Maturity Date. The face amount at maturity of a Canadian Banker’s Acceptance may be renewed as a Canadian Banker’s Acceptance (by repayment and reissue) or repaid.
4.	Co ordination of Canadian BA Advances
Each Canadian Dollar Lender shall advance its Canadian Dollar Pro Rata Share of each Foreign Currency Borrowing by way of Canadian Banker’s Acceptances in accordance with the provisions set forth below.
(a)	The Administrative Agent, promptly following receipt of a notice from Anixter Canada Inc. pursuant to Section 2.04 requesting a Foreign Currency Borrowing by way of Canadian Banker’s Acceptances, shall advise each Canadian Dollar Lender of the aggregate face amount and term(s) of the Canadian Banker’s Acceptances to be accepted by it, which term(s) shall be identical for all Canadian Dollar Lenders. The aggregate face amount of Canadian Banker’s Acceptances to be accepted by a Canadian Dollar Lender shall be determined by the Administrative Agent by reference to the respective Canadian Dollar Commitments of the Canadian Dollar Lenders, except that, if the face amount of a Canadian Banker’s Acceptance would not be C$1,000,000 or a whole multiple thereof, the face amount shall be increased or reduced by the Administrative Agent in its sole discretion to the nearest whole multiple of C$1,000,000.

(b)	Each Canadian Dollar Lender shall transfer to Anixter Canada Inc., for value not later than 11:00 a.m. (Toronto time) on each funding date immediately available Canadian Dollars in an aggregate amount equal to the Canadian BA Discount Proceeds of all Canadian Banker’s Acceptances accepted and sold or purchased by the Canadian Dollar Lender on such funding date net of the applicable Canadian Banker’s Acceptance Fee and net of the amount required to pay any of its previously accepted Canadian Banker’s Acceptances that are maturing on the funding date or any of its other Foreign Currency Borrowings that are being converted to Canadian Banker’s Acceptances on the funding date.

(c)	Notwithstanding any other provision hereof, for the purpose of determining the amount to be transferred by a Canadian Dollar Lender to Anixter Canada Inc. in respect of the sale of any Canadian Banker’s Acceptance accepted by such Canadian Dollar Lender and sold or purchased by it, the proceeds of sale thereof shall be deemed to be an amount equal to the Canadian BA Discount Proceeds calculated with respect thereto. Accordingly, in respect of any particular Canadian Banker’s Acceptance accepted by it, a Canadian Dollar Lender in addition to its entitlement to retain the applicable Canadian Banker’s Acceptance Fee for its own account (i) shall be entitled to retain for its own account the amount, if any, by which the actual
Schedule 2.05-2

proceeds of sale thereof exceed the Canadian BA Discount Proceeds calculated with respect thereto; and (ii) shall be required to pay out of its own funds the amount, if any, by which the actual proceeds of sale thereof are less than the Canadian BA Discount Proceeds calculated with respect thereto.

(d)	Whenever Anixter Canada Inc. requests a Foreign Currency Borrowing that includes Canadian Banker’s Acceptances, each Lender that is not permitted by applicable law or by customary market practice to accept a Canadian Banker’s Acceptance (a “Non BA Lender”) shall, in lieu of accepting its pro rata amount of such Canadian Banker’s Acceptances, make available to the Borrower on the Drawdown Date a non interest bearing loan (a “Canadian BA Equivalent Loan”) in Canadian Dollars in an amount equal to the Canadian BA Discount Proceeds of its pro rata amount of the Canadian Banker’s Acceptances based on the Canadian BA Discount Rate applicable to a Canadian Dollar Lender named on Schedule I to the Bank Act (Canada) plus 0.10% per annum. Each Non BA Lender shall also be entitled to deduct from the Canadian BA Equivalent Loan an amount equal to the Canadian Banker’s Acceptance Fee that would have been applicable had it been able to accept Canadian Banker’s Acceptances. The Canadian BA Equivalent Loan shall have a term equal to the term of the Canadian Banker’s Acceptances that the Non BA Lender would otherwise have accepted and Anixter Canada Inc. shall, at the end of that term, be obligated to pay the Non BA Lender an amount equal to the aggregate face amount of the Canadian Banker’s Acceptances that it would otherwise have accepted. All provisions of this Agreement applicable to Canadian Banker’s Acceptances and Canadian Dollar Lenders that accept Canadian Banker’s Acceptances shall apply mutatis mutandis to Canadian BA Equivalent Loans and Non BA Lenders and, without limiting the foregoing, Foreign Currency Borrowings shall include Canadian BA Equivalent Loans.
5.	Payment of Canadian Banker’s Acceptances; Cash Collateral; Taxes, Yield Protection and Illegality
(a)	Anixter Canada Inc. shall provide for the payment to each Canadian Dollar Lender of the full face amount of each Canadian Banker’s Acceptance accepted for its account on the earlier of (i) the date of maturity of a Canadian Banker’s Acceptance; and (ii) the date on which any Obligations become due and payable pursuant to Section 8.02. Each Canadian Dollar Lender shall be entitled to recover interest from Anixter Canada Inc. at the Default Rate, upon any amount payment of which has not been provided for by Anixter Canada Inc. in accordance with this Section. Interest shall be calculated from and including the date of maturity of each such Canadian Banker’s Acceptance up to but excluding the date such payment, and all interest thereon, is provided for by Anixter Canada Inc., both before and after demand, default and judgment.

(b)	For purposes of this Schedule 2.05, Section 2.04(f) and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Canadian Dollar Lenders and the Lenders, as collateral for the Obligations in respect of Canadian Banker’s Acceptances, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Canadian Dollar Lenders (which documents are hereby
Schedule 2.05-3

consented to by the Lenders). Derivatives of such term have corresponding meanings. Anixter hereby grants to the Administrative Agent, for the benefit of the Canadian Dollar Lenders and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

(c)	The provisions of Article III applicable to Loans, Letters of Credit and the Commitments and Obligations in respect thereof apply to Canadian Banker’s Acceptances and the Commitments and Obligations in respect thereof, mutatis mutandis.
6.	Deemed Advance — Canadian Banker’s Acceptances
Except for amounts which are paid from the proceeds of a rollover of a Canadian Banker’s Acceptance or for which payment has otherwise been funded by Anixter Canada Inc., any amount which a Canadian Dollar Lender pays to any third party on or after the date of maturity of a Canadian Banker’s Acceptance in satisfaction thereof or which is owing to the Canadian Dollar Lender in respect of such a Canadian Banker’s Acceptance on or after the date of maturity of such a Canadian Banker’s Acceptance, shall be deemed to be a Canadian Dollar Loan to Anixter Canada Inc. under this Agreement. Each Canadian Dollar Lender shall forthwith give notice of the making of such a Canadian Dollar Loan to Anixter Canada Inc., the Administrative Agent and to the other Canadian Dollar Lenders. Interest shall be payable on such Canadian Dollar Loans in accordance with the terms applicable to Canadian Dollar Loans.
7.	Waiver
Anixter Canada Inc. shall not claim from a Canadian Dollar Lender any days of grace for the payment at maturity of any Canadian Banker’s Acceptances presented and accepted by such Canadian Dollar Lender pursuant to this Agreement. Anixter Canada Inc. waives any defence to payment which might otherwise exist if for any reason a Canadian Banker’s Acceptance shall be held by a Canadian Dollar Lender in its own right at the maturity thereof, and the doctrine of merger shall not apply to any Canadian Banker’s Acceptance that is at any time held by a Canadian Dollar Lender in its own right.
8.	Degree of Care
Any executed orders to be used as Canadian Banker’s Acceptances shall be held in safekeeping with the same degree of care as if they were the Canadian Dollar Lender’s own property, and shall be kept at the place at which such orders are ordinarily held by such Canadian Dollar Lender.
9.	Obligations Absolute
The obligations of Anixter Canada Inc. with respect to Canadian Banker’s Acceptances under this Agreement shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following circumstances:
(i)	any lack of validity or enforceability of any order accepted by a Canadian Dollar Lender as a Canadian Banker’s Acceptance; or
Schedule 2.05-4

(ii)	the existence of any claim, set off, defence or other right which Anixter Canada Inc. may have at any time against the holder of a Canadian Banker’s Acceptance, a Canadian Dollar Lender or any other Person, whether in connection with this Agreement or otherwise.
10.	Shortfall on Drawdowns, Rollovers and Conversions

Anixter Canada Inc. agrees that:
(i)	the difference between the amount of a Canadian Dollar Borrowing requested by Anixter Canada Inc. by way of Canadian Banker’s Acceptances and the actual proceeds of the Canadian Banker’s Acceptances;

(ii)	the difference between the actual proceeds of a Canadian Banker’s Acceptance and the amount required to pay a maturing Canadian Banker’s Acceptance, if a Canadian Banker’s Acceptance is being rolled over; and

(iii)	the difference between the actual proceeds of a Canadian Banker’s Acceptance and the amount required to repay any Canadian Dollar Borrowing which is being converted to a Canadian Banker’s Acceptance;
shall be funded and paid by Anixter Canada Inc. from its own resources, by 11:00 a.m. on the day of the Canadian Dollar Borrowing or may be advanced as a Canadian Dollar Loan under a Canadian Dollar Commitment if Anixter Canada Inc. is otherwise entitled to a Canadian Dollar Borrowing under this Agreement.
Schedule 2.05-5

SCHEDULE 2.06
EXISTING LETTERS OF CREDIT

SCHEDULE 5.03
EXISTING SUBSIDIARIES

SCHEDULE 5.04
CONFLICTS

SCHEDULE 5.08
LITIGATION

SCHEDULE 5.16
ENVIRONMENTAL MATTERS

SCHEDULE 5.20
JOINT VENTURES AND PARTNERSHIPS

SCHEDULE 6.07
INSURANCE

SCHEDULE 7.01(ii)
EXISTING INDEBTEDNESS

SCHEDULE 7.02(b)
EXISTING LIENS

SCHEDULE 7.03
EXISTING INVESTMENTS

SCHEDULE 10.02
EUROCURRENCY AND DOMESTIC LENDING OFFICES,
ADDRESSES FOR NOTICES
ANIXTER INC. AND BORROWING SUBSIDIARIES
c/o Anixter Inc.
2301 Patriot Boulevard
Glenview, IL 60026

Attn:	Rod Shoemaker Telephone: (224) 521-8205 Facsimile: (224) 521-8990 Electronic Mail: rod.shoemaker@anixter.com
BANK OF AMERICA, N.A.
Administrative Agent’s Office and Bank of America’s Lending Office (for payments and Requests for Credit Extensions):
Bank of America, N.A.
CA4-702-02-25
Building B
2001 Clayton Road
Concord, CA 94520-2405

Attn:	Jesse C. Phalen Tel: (925) 675-8458 Fax: (888) 969-9228 Electronic Mail: jesse.c.phalen@bankofamerica.com
Payment Instructions:
Bank of America, N.A.
ABA# 026009593

Account No.: 3750836479
Ref: Anixter
Other Notices as Administrative Agent:
Bank of America, N.A.
Agency Management
CA5-701-05-19
1455 Market Street
San Francisco, CA 94103-1399

Attn:	Joan Mok Tel: (415) 436-3496 Fax: (415) 503-5085 Electronic Mail: joan.mok@bankofamerica.com
Schedule 10.02-1

With a copy to:
Bank of America, N.A.
IL1-231-10-50
231 South LaSalle St.
Chicago, IL 60604

Attn:	Thomas R. Durham Telephone: (312) 828-8044 Facsimile: (312) 974-8681 Electronic Mail: Thomas.Durham@bankofamerica.com
L/C Issuer:
Bank of America, N.A.
Trade Operations-Los Angeles #22621
Mail Code: CA9-705-07-05
1000 W. Temple Street
Los Angeles, CA 90012-1514

Attn:	Sandra Leon Telephone: (213) 580-8369 Facsimile: (213) 580-8840 Electronic Mail: Sandra.leon@bankofamerica.com
Applicable Office of Administrative Agent for British Pound Sterling Payments:
Bank of America, N.A.
CA4-702-02-25
Building B
2001 Clayton Road
Concord, CA 94520-2405

Attn:	Jesse C. Phalen Tel: (925) 675-8458 Fax: (888) 969-9228 Electronic Mail: jesse.c.phalen@bankofamerica.com
Applicable Office of Administrative Agent for Euro Payments:
Bank of America, N.A.
CA4-702-02-25
Building B
2001 Clayton Road
Concord, CA 94520-2405

Attn:	Jesse C. Phalen Tel: (925) 675-8458 Fax: (888) 969-9228 Electronic Mail: jesse.c.phalen@bankofamerica.com
Schedule 10.02-2

Applicable Office of Administrative Agent for Canadian Dollar Payments:
Bank of America, N.A.
CA4-702-02-25
Building B
2001 Clayton Road
Concord, CA 94520-2405

Attn:	Jesse C. Phalen Tel: (925) 675-8458 Fax: (888) 969-9228 Electronic Mail: jesse.c.phalen@bankofamerica.com
Schedule 10.02-3

EXHIBIT A-1
FORM OF COMMITTED LOAN NOTICE
Date:                     , _____
To: Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Amended and Restated Five-Year Revolving Credit Agreement, dated as of April 20, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Anixter Inc., certain of its Subsidiaries, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
     The undersigned hereby requests (select one):
0 A Borrowing of Committed Loans
0 A conversion or continuation of Committed Loans
1.	On (a Business Day).

2.	In the amount of [US$___]. [Euro ___]

3.	Comprised of .[Type of Committed Loan requested]

4.	For Eurocurrency Rate Loans: with an Interest Period of months.
     [The Committed Borrowing requested herein complies with the proviso to the first sentence of Section 2.01 of the Agreement.]

[BORROWER]

By:

Name:

Title:

EXHIBIT A-2
FORM OF BRITISH POUND STERLING BORROWING NOTICE
Date:                     , _____
To: Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Amended and Restated Five-Year Revolving Credit Agreement, dated as of April 20, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Anixter Inc., certain of its Subsidiaries, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
     The undersigned hereby requests (select one):
0 A Borrowing of British Pound Sterling Loans
0 A continuation of British Pound Sterling Loans
1.	On (a Business Day).

2.	In the amount of in British Pounds Sterling.

3.	[With an Interest Period of months].
     [The British Pound Sterling Borrowing requested herein complies with the proviso to the first sentence of Section 2.04(a) of the Agreement.]

[BORROWER]

By:

Name:

Title:

EXHIBIT A-3
FORM OF CANADIAN DOLLAR BORROWING NOTICE
Date:                     , _____
To: Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Amended and Restated Five-Year Revolving Credit Agreement, dated as of April 20, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Anixter Inc., certain of its Subsidiaries, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
     The undersigned hereby requests (select one):
0 A Borrowing of Canadian Dollar Loans  0 A continuation of Canadian Dollar Loans
0 Canadian Banker’s Acceptance(s)
1.	On (a Business Day).

2.	In the amount of in Canadian Dollars.

3.	[With an Interest Period of months][With a maturity of months].
     [The Canadian Dollar Borrowing requested herein complies with the proviso to the first sentence of Section 2.05(a) of the Agreement.]

ANIXTER CANADA INC.

By:

Name:

Title:

EXHIBIT B
FORM OF SWING LINE LOAN NOTICE
To: Bank of America, N.A., as Administrative Agent and Swing Line Lender
Ladies and Gentlemen:
     Reference is made to that certain Amended and Restated Five-Year Revolving Credit Agreement, dated as of April 20, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Anixter Inc. (“Anixter”), certain of its Subsidiaries, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
     The undersigned hereby requests a Swing Line Loan:
1.	On (a Business Day).

2.	In the amount of [ ] in [SPECIFY CURRENCY].
     The Swing Line Loan requested herein complies with the requirements of the proviso to the first sentence of Section 2.03(a) of the Agreement.

ANIXTER INC.

By:

Name:

Title:

B-1

EXHIBIT C-1
FORM OF
BORROWING SUBSIDIARY AGREEMENT
Bank of America, N.A., as Administrative Agent
[Date]
Attention:
Ladies and Gentlemen:
     The undersigned, Anixter Inc. (“Anixter”), refers to the Amended and Restated Five-Year Revolving Credit Agreement dated as of April 20, 2007 (as it may hereafter be amended, modified, extended or restated from time to time, the “Credit Agreement”), among Anixter, the Borrowing Subsidiaries named therein, the financial institutions from time to time party thereto as Lenders and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
     Anixter and ___(the “Designated Borrowing Subsidiary”) (i) confirm that the Designated Borrowing Subsidiary is a Foreign Subsidiary and (ii) make, on and as of the date hereof, the representations and warranties as to the Designated Borrowing Subsidiary contained in Article V of the Credit Agreement. The Designated Borrowing Subsidiary agrees to be bound in all respects by the terms of the Credit Agreement, including without limitation, Article IV thereof, and to perform all of the obligations of a Borrowing Subsidiary thereunder. Each reference to a Borrowing Subsidiary in the Agreement shall be deemed to include the Designated Borrowing Subsidiary.
     Each Guarantor ratifies and confirms the provisions of the Guaranty with respect to all Loans made by any Lender to the Designated Borrowing Subsidiary.
     The address to which communications to the Designated Borrowing Subsidiary under the Credit Agreement should be directed is

     This instrument shall be construed in accordance with and governed by the laws of the State of Illinois. Loan proceeds should be deposited as provided in the Credit Agreement.
     Upon the execution of this Borrowing Subsidiary Agreement by Anixter, the Designated Borrowing Subsidiary and each Guarantor, and acceptance hereof by the Administrative Agent, the Designated Borrowing Subsidiary shall become a Borrowing Subsidiary under the Credit

C-1-1

Agreement as though it were an original party thereto and shall be entitled to borrow under the Credit Agreement upon the satisfaction of the conditions precedent set forth in Section 4.02 of the Credit Agreement.

Very truly yours,

ANIXTER INC.

By:
Name:
Title:

C-1-2

[DESIGNATED BORROWING SUBSIDIARY]

By:
Name:
Title:

ANIXTER INTERNATIONAL INC.

By:

Name:
Title:

[OTHER GUARANTORS]

By:

Name:
Title:
Accepted as of the date first above written.
BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:
C-1-3

EXHIBIT C-2
[FORM OF]
BORROWING SUBSIDIARY TERMINATION
Bank of America, N.A., as Administrative Agent
[Date]
Attention:
Ladies and Gentlemen:
     Anixter Inc. (“Anixter”), refers to the Amended and Restated Five-Year Revolving Credit Agreement dated as of April 20, 2007 (as it may hereafter be amended, modified, extended or restated from time to time, the “Credit Agreement”), among Anixter, the Borrowing Subsidiaries named therein, the financial institutions from time to time party thereto as Lenders and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
     Anixter elects to terminate the status of                     (the “Terminated Borrowing Subsidiary”) as a Borrowing Subsidiary for purposes of the Credit Agreement. Anixter represents and warrants that no Loans made to the Terminated Borrowing Subsidiary are outstanding as of the date hereof and that all principal and interest on all Loans payable by the Terminated Borrowing Subsidiary pursuant to the Credit Agreement have been paid in full on or prior to the date hereof.
     This instrument shall be construed in accordance with and governed by the laws of the State of Illinois.

Very truly yours,

ANIXTER INC.

By:
Name:
Title:
C-2-1

EXHIBIT D-1
FORM OF COMMITTED LOAN NOTE

     FOR VALUE RECEIVED, [                    ] (the “Borrower”), hereby promises to pay to the order of                                          (the “Lender”), on the Maturity Date (as defined in the Credit Agreement referred to below) the principal amount of all Committed Loans (as defined in such Credit Agreement) made by the Lender to the Borrower under that certain Amended and Restated Five-Year Revolving Credit Agreement, dated as of April 20, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Anixter Inc., certain of its Subsidiaries, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
     The Borrower promises to pay interest on the unpaid principal amount of each Committed Loan from the date of such Committed Loan until such principal amount is paid in full, at such interest rates, and at such times as are specified in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in immediately available funds in the applicable currency at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
     This Note is one of the Committed Loan Notes referred to in the Agreement, is entitled to the benefits thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. This Note is also entitled to the benefits of the Guaranty. Upon the occurrence of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Committed Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Committed Loans and payments with respect thereto.
     The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.
D-1-1

     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

[BORROWER]

By:
Name:
Title:
D-1-2

COMMITTED LOANS AND PAYMENTS WITH RESPECT THERETO

Amount of
	Currency			Principal	Outstanding
	and Type	Amount of	End of	or Interest	Principal
	of Loan	Loan	Interest	Paid This	Balance	Notation
Date	Made	Made	Period	Date	This Date	Made By

D-1-3

EXHIBIT D-2
FORM OF SWING LINE LOAN NOTE
     FOR VALUE RECEIVED, ___(the “Borrower”), hereby promises to pay to the order of Bank of America, N.A. (the “Lender”) on the dates provided in the Agreement (as defined below) the principal amount of each Swing Line Loan from time to time made by the Lender to the Borrower under that certain Amended and Restated Five-Year Revolving Credit Agreement, dated as of April 20, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Anixter Inc., certain of its Subsidiaries, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
     The Borrower promises to pay interest on the unpaid principal amount of each Swing Line Loan from the date of such Swing Line Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in the Applicable Currency of such Swing Line Loan in Same Day Funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
     This Note is one of the Swing Line Loan Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty. Upon the occurrence of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Swing Line Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Swing Line Loans and payments with respect thereto.
     The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.
D-2-1

     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

[BORROWER]

By:
Name:

Title:

D-2-2

SWING LINE LOANS AND PAYMENTS WITH RESPECT THERETO

				Amount of	Outstanding
			End of	Principal or	Principal
	Type of	Amount of	Interest	Interest Paid	Balance This	Notation
Date	Loan Made	Loan Made	Period	This Date	Date	Made By

D-2-3

EXHIBIT D-3
FORM OF BRITISH POUND STERLING LOAN NOTE

     FOR VALUE RECEIVED,                                         (the “Borrower”), hereby promises to pay to the order of                                         (the “Lender”), on the Maturity Date (as defined in the Credit Agreement referred to below) the principal amount of all British Pound Sterling Loans (as defined in such Credit Agreement) made by the Lender to the Borrower under that certain Amended and Restated Five-Year Revolving Credit Agreement, dated as of April 20, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Anixter Inc., certain of its Subsidiaries, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
     The Borrower promises to pay interest on the unpaid principal amount of each British Pound Sterling Loan from the date of such British Pound Sterling Loan until such principal amount is paid in full, at such interest rates, and at such times as are specified in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in British Pounds Sterling in Same Day Funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
     This Note is one of the British Pound Sterling Loan Notes referred to in the Agreement, is entitled to the benefits thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. This Note is also entitled to the benefits of the Guaranty. Upon the occurrence of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. British Pound Sterling Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its British Pound Sterling Loans and payments with respect thereto.
     The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.
D-3-1

     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

[BORROWER]

By:
Name:
Title:
D-3-2

BRITISH POUND STERLING LOANS AND PAYMENTS WITH RESPECT THERETO

				Amount of	Outstanding
			End of	Principal or	Principal
	Type of	Amount of	Interest	Interest Paid	Balance This	Notation
Date	Loan Made	Loan Made	Period	This Date	Date	Made By

D-3-3

EXHIBIT D-4
FORM OF CANADIAN DOLLAR LOAN NOTE

     FOR VALUE RECEIVED, Anixter Canada Inc. (the “Borrower”), hereby promises to pay to the order of                     (the “Lender”), on the Maturity Date (as defined in the Credit Agreement referred to below) the principal amount of all Canadian Dollar Loans (as defined in such Credit Agreement) made by the Lender to the Borrower under that certain Amended and Restated Five-Year Revolving Credit Agreement, dated as of April 20, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Anixter Inc., certain of its Subsidiaries, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
     The Borrower promises to pay interest on the unpaid principal amount of each Canadian Dollar Loan from the date of such Canadian Dollar Loan until such principal amount is paid in full, at such interest rates, and at such times as are specified in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Canadian Dollars in Same Day Funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
     This Note is one of the Canadian Dollar Loan Notes referred to in the Agreement, is entitled to the benefits thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. This Note is also entitled to the benefits of the Guaranty. Upon the occurrence of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Canadian Dollar Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Canadian Dollar Loans and payments with respect thereto.
     The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.
D-4-1

     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

ANIXTER CANADA INC.

By:
Name:
Title:
D-4-2

CANADIAN DOLLAR LOANS AND PAYMENTS WITH RESPECT THERETO

				Amount of	Outstanding
			End of	Principal or	Principal
	Type of	Amount of	Interest	Interest Paid	Balance This	Notation
Date	Loan Made	Loan Made	Period	This Date	Date	Made By

D-4-3

EXHIBIT E
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date:          ,
To:       Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Amended and Restated Five-Year Revolving Credit Agreement, dated as of April 20, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Anixter Inc. (“Anixter”), certain of its Subsidiaries, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
     The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                                                                                       of Anixter, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of Anixter, and that:
[Use following for fiscal year-end financial statements]
     1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(b) of the Agreement for the Fiscal Year of Anixter ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.
[Use following for fiscal quarter-end financial statements]
     1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(a) of the Agreement for the Fiscal Quarter of Anixter ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of Anixter and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
     2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Anixter during the accounting period covered by the attached financial statements.
     3. A review of the activities of the Loan Parties during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Loan Parties performed and observed all their Obligations under the Loan Documents, and

[select one:]
     [to the best knowledge of the undersigned during such fiscal period, the Borrowers performed and observed each covenant and condition of the Loan Documents applicable to them.]
—or—
     [the following covenants or conditions have not been performed or observed and the following is a list of each such Default or Event of Default and its nature and status:]
     4. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                                                      ,                     .

ANIXTER INC.

By:

Name:

Title:

     For the Fiscal Quarter/Fiscal Year ended                                         (“Statement Date”)
SCHEDULE 2
to the Compliance Certificate
(US$ in 000’s)
I.	Section 7.15 – Receivables Securitization Transactions.
A.	Aggregate outstanding investment or principal amount of claims held by purchasers, assignees or transferees of (or of interests in) receivables of Anixter and its Subsidiaries in connection with Receivables Securitization Transactions US$

Maximum permitted:
II.	Section 7.17 – Consolidated Fixed Charge Coverage Ratio.
A.	Consolidated EBITDA for four consecutive Fiscal Quarters ending on above date (“Subject Period”):
     1. Consolidated Net Income for Subject Period (by Fiscal Quarter):
               a.      Fiscal Quarter ended                                         , 200                           US$
               b.      Fiscal Quarter ended                                         , 200                          US$
               c.       Fiscal Quarter ended                                         , 200                          US$
               d.       Fiscal Quarter ended                                         , 200                          US$                         US$
     2. Net interest expense for Subject Period (by Fiscal Quarter):
               a.      Fiscal Quarter ended                                         , 200                          US$
               b.      Fiscal Quarter ended                                         , 200                          US$
               c.       Fiscal Quarter ended                                         , 200                          US$
               d.       Fiscal Quarter ended                                         , 200                          US$                         US$
     3. Provision for income taxes for Subject Period (by Fiscal Quarter):
               a.      Fiscal Quarter ended                                         , 200                           US$
               b.      Fiscal Quarter ended                                         , 200                           US$
               c.       Fiscal Quarter ended                                         , 200                           US$
               d.       Fiscal Quarter ended                                         , 200                          US$                         US$
     4. Depreciation and amortization expenses for Subject Period (by Fiscal Quarter):
               a.      Fiscal Quarter ended                                         , 200                          US$
               b.      Fiscal Quarter ended                                         , 200                           US$
               c.       Fiscal Quarter ended                                         , 200                           US$
               d.       Fiscal Quarter ended                                         , 200                           US$                         US$

     5. Permitted Exclusions for Subject Period (by Fiscal Quarter):
               a.      Fiscal Quarter ended                                         , 200                     US$
                        Description:
               b.     Fiscal Quarter ended                                         , 200                      US$
                        Description:
               c.     Fiscal Quarter ended                                         , 200                      US$
                        Description:
               d.     Fiscal Quarter ended                                         , 200                      US$
                        Description:                                                                                                                            US$
     6. Consolidated EBITDA (Lines II.A.1 + 2 + 3 + 4-5)(by Fiscal Quarter):
               a.      Fiscal Quarter ended                                         , 200                          US$
               b.      Fiscal Quarter ended                                         , 200                          US$
               c.       Fiscal Quarter ended                                         , 200                          US$
               d.       Fiscal Quarter ended                                         , 200                          US$                         US$
     B. Rental Expense for Subject Period:
               a.      Fiscal Quarter ended                                         , 200                          US$
               b.      Fiscal Quarter ended                                         , 200                          US$
               c.       Fiscal Quarter ended                                         , 200                          US$
               d.       Fiscal Quarter ended                                         , 200                          US$                         US$
     C. Consolidated Fixed Charge Expense for Subject Period:
               a.      Fiscal Quarter ended                                         , 200                          US$
               b.      Fiscal Quarter ended                                         , 200                          US$
               c.       Fiscal Quarter ended                                         , 200                          US$
               d.       Fiscal Quarter ended                                         , 200                          US$                         US$
     D. Interest Coverage Ratio ((Line II.A.6 +Line II.B)/(Line II.C):                       to 1
     Minimum required:

Minimum Fixed
Charge
Fiscal Quarters Ending	Coverage Ratio

After Closing Date and prior to December 31, 2008	2.75:1
December 31, 2008 and each Fiscal Quarter thereafter	3.00:1

III. Section 7.16 – Leverage Ratio.
A.	Consolidated Funded Indebtedness at Statement Date: US$

B.	Consolidated EBITDA for Subject Period (Line II.A.6 above): US$

C.	Consolidated EBITDA for Subject Period calculated on a
pro forma basis with respect to acquisitions and divestitures US$

D.	Leverage Ratio (Line III.A/Line III.C): to 1

Maximum permitted: 3.25:1

EXHIBIT F
FORM OF
ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Letters of Credit, the Swing Line Loans, the British Pound Sterling Loans and the Canadian Dollar Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1.	Assignor:

2.	Assignee: [and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s): Anixter Inc., ,

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

[1]	Select as applicable.

5.	Credit Agreement: Amended and Restated Five-Year Revolving Credit Agreement, dated as of April [_], 2007, among Anixter Inc., the Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, Wells Fargo Bank, N.A., as Syndication Agent, and JPMorgan Chase Bank, N.A., The Bank of Nova Scotia and Wachovia Bank N.A., as Co-Documentation Agents.
6.	Assigned Interest:

	Aggregate Amount of	Amount of
	Commitment for all	Commitment	Percentage Assigned of
Facility Assigned	Lenders*	Assigned*	Commitment[2]		CUSIP Number
Committed Loans	$	$		%

	$	$		%
	$	$		%
[7. Trade Date:                                         ]3
Effective Date:                     , 20                     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders thereunder.

[3]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:

Title:
[Consented to and]4 Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:

Title:

[Consented to:][5]

BANK OF AMERICA, N.A.,
as L/C Issuer and Swing
Line Lender

By:

Title:

ANIXTER INC.

By:

Title:

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[5]	To be added only if the consent of Anixter and/or other parties (e.g. Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
AMENDED AND RESTATED FIVE-YEAR REVOLVING CREDIT AGREEMENT dated as of April 20, 2007 among ANIXTER INC., the Borrowing Subsidiaries from time to time party thereto, the Lenders party thereto, and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
     1. Representations and Warranties.
     1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Anixter, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Anixter, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
     1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a

Lender. The Assignee represents that it is a PMP and that it is aware that a Dutch Borrower may be in breach of Dutch law and regulations if this representation is untrue.
     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Illinois.

EXHIBIT G
FORM OF
GUARANTY
     This GUARANTY, dated as of                     , 2007, is by ANIXTER INTERNATIONAL INC., a Delaware corporation, ANIXTER INC., a Delaware corporation (“Anixter”), ANIXTER-REAL ESTATE, INC., an Illinois corporation, ANIXTER INFORMATION SYSTEMS CORPORATION, an Illinois corporation, ANIXTER FINANCIAL INC., a Delaware corporation, and ANIXTER PROCUREMENT CORPORATION, an Illinois corporation (each a “Guarantor” and collectively, the “Guarantors”), in favor of BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders (as hereafter defined).
Recitals
     A. Anixter, Anixter International. Ltd., an English limited liability company and Anixter International BVBA, a Belgian company, Anixter Canada Inc., a Canadian company, and Anixter Eurinvest B.V., a Netherlands company (together with Anixter, Anixter International Ltd., Anixter International BVBA, Anixter Canada Inc. and any other Subsidiary that may become a Borrowing Subsidiary in accordance with the terms thereof, collectively, the “Borrowers” and individually a “Borrower”), the financial institutions from time to time party thereto (the “Lenders”) and the Administrative Agent have entered into an Amended and Restated Five-Year Revolving Credit Agreement, dated as of April 20, 2007. The Credit Agreement as now in effect or hereafter extended, renewed, modified, supplemented, amended, or restated is hereinafter called the “Credit Agreement”.
     B. The Lenders are willing to make the Credit Extensions to the Borrowers on the condition (among others) that the Guarantors enter into this Guaranty.
     C. Each Guarantor will derive substantial and direct benefits (which benefits are hereby acknowledged by the Guarantors) from the Credit Extensions and other benefits to be provided to the Borrowers under the Credit Agreement.
     D. In order to induce the Lenders to make the Credit Extensions to the Borrowers as provided in the Credit Agreement, and for other valuable consideration, the Guarantors hereby issue this Guaranty.
     1. Definitions. Unless otherwise defined herein, capitalized terms used in this Guaranty have the meanings given to them from time to time in the Credit Agreement.
     2. Guaranty.
          2.1 Guaranty. The Guarantors, jointly and severally, hereby irrevocably, absolutely and unconditionally guarantee the full and punctual payment or performance when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand, or otherwise, of all of the Guaranteed Obligations, including Guaranteed Obligations in respect of amounts that would become due but for the operation of the automatic stay under Section 362(a)

of the Federal Bankruptcy Reform Act of 1978 (11 U.S.C.§101 et seq.) (the “Bankruptcy Code”) or the operation of Sections 502(b) and 506(b) of the Bankruptcy Code. This Guaranty constitutes a guaranty of payment and performance when due and not of collection, and the Guarantors specifically agree that it shall not be necessary or required that the Administrative Agent or any Lender exercise any right, assert any claim or demand, or enforce any remedy whatsoever against the Borrowers (or any other Person) before or as a condition to the obligations of the Guarantors hereunder. The Administrative Agent or any Lender may permit the indebtedness of the Borrowers to the Administrative Agent or any Lender to include indebtedness other than the Guaranteed Obligations, and may apply any amounts received from any source, other than from the Guarantors, to that portion of the Borrowers’ indebtedness to the Administrative Agent or any Lender which is not a part of the Guaranteed Obligations. The obligations and liabilities of the Guarantors hereunder are joint and several. “Guaranteed Obligations” shall mean all Obligations plus all obligations of the Borrowers to the Administrative Agent and the Lenders pursuant to any agreement (including any master agreement and any agreement, whether or not in writing, relating to any single transaction) that is an interest rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, forward foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross-currency rate swap agreement, station, currency option or any other, similar agreement (including any option to enter into any of the foregoing).
          2.2 Obligations Independent. The obligations hereunder are independent of the obligations of the Borrowers, and a separate action or actions may be brought and prosecuted against any or all of the Guarantors whether action is brought against a Borrower or whether any Borrower be joined in any such action or actions.
          2.3 Authorization of Renewals, Etc. Each Guarantor authorizes the Administrative Agent and each Lender, without notice or demand and without affecting its liability hereunder, from time to time:
          (a) to renew, compromise, extend, accelerate, or otherwise change the time for payment, or otherwise change the terms, of the Guaranteed Obligations, including increase or decrease of the rate of interest thereon, or otherwise change the terms of the Credit Agreement or any other Loan Document;
          (b) to receive and hold security for the payment of this Guaranty or the obligations and exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any such security;
          (c) to apply such security and direct the order or manner of sale thereof as the Administrative Agent, or any Lender, as the case may be, in its or their discretion may determine; and
          (d) to release or substitute any one or more of any endorsers or guarantors of the Guaranteed Obligations.

Each Guarantor further agrees that the performance or occurrence of any of the acts or events described in clauses (a), (b), (c), and (d) above with respect to indebtedness or other obligations of the Borrowers other than the Guaranteed Obligations, to the Administrative Agent or any Lender, shall not affect the liability of the Guarantors hereunder.
          2.4 Waiver of Certain Rights. Each Guarantor waives any right to require the Administrative Agent or any Lender:
          (a) to proceed against the Borrowers, a Borrower or any other Person;
          (b) to proceed against or exhaust any security for the Guaranteed Obligations or any other indebtedness of the Borrowers to the Administrative Agent or any Lender; or
          (c) to pursue any other remedy in the Administrative Agent’s or any such Lender’s power whatsoever.
          2.5 Waiver of Certain Defenses and Rights. Each Guarantor waives any defense arising by reason of any disability or other defense of the Borrowers, or the cessation from any cause whatsoever of the liability of the Borrowers, whether consensual or arising by operation of law or any bankruptcy, insolvency or debtor relief proceeding, or from any other cause, or any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrowers. Each Guarantor waives any defense arising by reason of any statute of limitations affecting the liability of the Borrowers. Each Guarantor waives all rights and defenses arising out of an election of remedies by the Administrative Agent or any Lender, even though that election of remedies, has destroyed such Guarantor’s rights of subrogation and reimbursement against the Borrowers by operation of applicable law, and all rights or defenses such Guarantor may have by reason of protection afforded to the Borrowers with respect to the Guaranteed Obligations pursuant to the antideficiency laws or other laws of the applicable jurisdiction limiting or discharging the Guaranteed Obligations.
          2.6 Waiver of Presentments, Etc. Each Guarantor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of this Guaranty and of the existence, creation, or incurring of new or additional Guaranteed Obligations or any other indebtedness of Borrowers to the Administrative Agent or any Lender.
          2.7 Information Relating to Borrowers. Each Guarantor acknowledges and agrees that it shall have the sole responsibility for obtaining from the Borrowers such information concerning the Borrowers, financial condition or business operations as such Guarantor may require, and that neither the Administrative Agent nor any Lender has any duty at any time to disclose to the Guarantors any information relating to the business operations or financial condition of the Borrowers.
          2.8 Right of Set-off. In addition to any rights and remedies of the Lenders provided by law, if an Event of Default has occurred and is continuing, each Lender is authorized at any time and from time to time, without prior notice to the Guarantors, any such notice being waived by each Guarantor to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of one or more Guarantors against any and all obligations of the Guarantors now or hereafter existing under this Guaranty or any other Loan Document, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Guaranty or any other Loan Document. Each Lender agrees promptly to notify the Guarantors and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 2.8 are in addition to the other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.
          2.9 Subordination. Any obligations of any Borrower to one or more of the Guarantors, now or hereafter existing, including, but not limited to, obligations to one or more of the Guarantors as subrogee of the Administrative Agent or any Lender or resulting from one or more of the Guarantors’ performance under this Guaranty, are hereby fully subordinated in time and priority of payment to the Guaranteed Obligations and all other indebtedness of the Borrowers to the Administrative Agent or any Lender. The obligations of such Borrower to the Guarantors if the Lenders so request shall be enforced and performance received by the Guarantors as trustee for the Administrative Agent and the Lenders and the proceeds thereof shall be paid over to the Administrative Agent and the Lenders on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of the Guarantors under the other provisions of this Guaranty.
          2.10 Reinstatement of Guaranty. If any payment or transfer of any interest in property by any Borrower to the Administrative Agent or any Lender in fulfillment of any obligation is rescinded or must at any time (including after the return or cancellation of this Guaranty) be returned, in whole or in part, by the Administrative Agent or any Lender to a Borrower or any other Person, upon the insolvency, bankruptcy, or reorganization of such Borrower or otherwise, this Guaranty shall be reinstated with respect to any such payment or transfer, regardless of any such prior return or cancellation.
          2.11 Powers. It is not necessary for the Administrative Agent or any Lender to inquire into the powers of any Borrower or any other Person obligated in respect of the Guaranteed Obligations or of the officers, directors, partners, or agents acting or purporting to act on its or their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.
          2.12 Taxes. (a) Any and all payments by any Guarantor to each Lender or the Administrative Agent under this Guaranty shall be made free and clear of, and without deduction for, any Taxes. In addition, the Guarantors shall pay all Other Taxes.
          (b) If any Guarantor shall be required by law to deduct any Taxes, from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, then:
     (i) the sum payable shall be increased as necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section), such Lender or the Administrative Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions been made;
     (ii) the Guarantors shall make such deductions;
     (iii) the Guarantors shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law; and
     (iv) the Guarantors shall also pay to each Lender or the Administrative Agent for the account of such Lender, at the time interest is paid, such additional amount that the respective Lender specifies as necessary to preserve the after-tax yield the Lender would have received if such Taxes or Other Taxes had not been imposed.
          (c) Each Guarantor agrees to indemnify and hold harmless each Lender and the Administrative Agent for the full amount of (i) Taxes and (ii) Other Taxes, and (iii) amounts payable under Section 2.12(b)(iv), and (iv) any liability (including penalties, interest, additions to tax, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Lender or the Administrative Agent makes written demand therefor.
          (d) Within 30 days after the date of any payment by any Guarantor of Taxes or Other Taxes, such Guarantor shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Administrative Agent.
          2.13 Addition of Guarantors. Each Guarantor at any time a party hereto consents and agrees that, at any time that any Person executes and delivers to Administrative Agent a letter, substantially in the form of Exhibit A attached hereto, with such changes, if any, as Administrative Agent shall approve, such Person shall, without further action on the part of any Person, automatically become a party hereto and a “Guarantor” hereunder.
          2.14 Limit of Liability. Notwithstanding anything to the contrary contained herein, each Guarantor shall be liable hereunder only for the largest amount that would not render such Guarantor’s obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code or comparable provisions of any applicable state law; provided that such amount shall be presumed to be the entire amount of the Guaranteed Obligations. If any Guarantor claims that such Guarantor’s liability hereunder is less than the entire amount of the Obligations, such Guarantor shall have the burden of proving, by clear and convincing evidence, that such Guarantor’s liability hereunder should be so limited since the information concerning, and the circumstances of, the financial condition of such Guarantor are more readily available to and are under the control of such Guarantor.
          2.15 Waiver of Subrogation. Until such time as the Guaranteed Obligations shall have been indefeasibly paid in full in cash, each Guarantor waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including any claim or right of subrogation under the Bankruptcy Code or any successor statute, against the Borrowers arising from the existence or performance of this Guaranty, and each Guarantor waives any right to enforce any remedy which the Administrative Agent or any Lender now has or may hereafter have against the Borrowers, and waives any benefit of, and any right to participate in, any security now or hereafter held by the Administrative Agent or any Lender securing the Guaranteed Obligations.
     3. Representations and Warranties. Each Guarantor represents and warrants to the Administrative Agent and each Lender as follows:
          3.1 Organization; Corporate Powers. Such Guarantor (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property or in which the nature of its business requires it to be so qualified, except those jurisdictions where the failure to be in good standing or to so qualify has not had or could not reasonably be expected to have a Material Adverse Effect, and (iii) has all requisite corporate power and authority to own, operate and encumber its property and assets and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the transactions contemplated by the Transaction Documents.
          3.2 Authority.
     (1) Such Guarantor has the requisite corporate power and authority to execute, deliver and perform its obligations under this Guaranty.
     (2) The execution, delivery and performance (or filing or recording, as the case may be) of this Guaranty and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action on the part of this Guaranty and no other proceedings on the part of any such Person are necessary to consummate such transactions.
     (3) This Guaranty has been duly executed and delivered (or filed or recorded, as the case may be) by such Guarantor, constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles), and is in full force and effect (unless terminated in accordance with the terms thereof).
          3.3 No Conflict. The execution, delivery and performance of this Guaranty and each of the transactions contemplated hereby, do not and will not (i) conflict with any Contractual Obligation of such Guarantor, any liability resulting from which would have or could be reasonably expected to have a Material Adverse Effect, or (ii) conflict with or violate such Guarantor’s certificate or articles of incorporation or by-laws or similar charter and constituting documents, or (iii) conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law or Contractual Obligation of such Guarantor, or require termination of any Contractual Obligation of such Guarantor, or (iv) result in or require the creation or imposition of any Lien whatsoever upon any of the properties or assets of any such Person (other than Liens permitted pursuant to Section

7.02(b) of the Credit Agreement), or (v) require any approval of stockholders of such Guarantor, unless such approval has been obtained.
          3.4 Governmental Consents. The execution, delivery and performance of this Guaranty by such Guarantor, and the transactions contemplated hereby do not and will not require any registration with, consent or approval of, or notice to, or other action with or by, any Governmental Authority, except filings, consents or notices which have been made, obtained or given and are in full force and effect.
          3.5 Governmental Regulation. Such Guarantor is not subject to regulation under the Public Utility Holdings Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or any other statute or regulation of any Governmental Authority such that its ability to incur indebtedness is limited or its ability to consummate the transactions contemplated hereby is materially impaired.
     4. Miscellaneous.
          4.1 Application of Payments on Guaranty. All payments required to be made by the Guarantors hereunder shall, unless otherwise expressly provided herein, be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s Office. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Payments received from the Guarantors shall, unless otherwise expressly provided herein, be applied to costs, fees, or other expenses due under the Loan Documents, any interest (including interest due under subsection 2.09(b) of the Credit Agreement), any principal due under the Loan Documents and any other Guaranteed Obligations, in such order as the Administrative Agent, with the consent of or at the request of the Lenders, shall determine.
          4.2 Assignments, Participations, Confidentiality. Subject to the provisions of Section 10.06 of the Credit Agreement, any Lender may from time to time, without notice to the Guarantors and without affecting the Guarantors’ obligations hereunder, transfer its interest in the Guaranteed Obligations. Each Guarantor agrees that each such transfer will give rise to a direct obligation of the Guarantors to each such transferee and that each such transferee shall have the same rights and benefits under this Guaranty as it would have if it were a Lender party to the Credit Agreement and this Guaranty.
          4.3 Loan Document. This Guaranty is a Loan Document executed and delivered pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered, and applied in accordance with the terms and provisions thereof. Without limiting the generality of the foregoing, the provisions of Sections 1.02 through 1.08 of the Credit Agreement shall apply to the interpretation and administration of this Guaranty as if such provisions were incorporated herein, with all references to the “Agreement” in such Sections being deemed to be references to this Guaranty.
          4.4 Waivers; Writing Required. No delay or omission by the Administrative Agent or any Lender to exercise any right under this Guaranty shall impair any such right, nor shall it be construed to be a waiver thereof. No waiver of any single breach or default under this

Guaranty shall be deemed a waiver of any other breach or default. Any amendment or waiver of any provision of this Guaranty must be in writing and signed by the Guarantors and the Administrative Agent, with the written consent of the Required Lenders or all of the Lenders, in accordance with the terms of Section 10.01 of the Credit Agreement.
          4.5 Revocation. Each Guarantor absolutely, unconditionally, knowingly, and expressly waives any right to revoke such Guarantor’s guaranty obligation hereunder as to future Guaranteed Obligations. Each Guarantor fully realizes and understands that, upon execution of this Guaranty, such Guarantor will not have any right to revoke this Guaranty as to any future indebtedness and, thus, may have no control over such Guarantor’s ultimate responsibility for the Guaranteed Obligations. If, contrary to the express intent of this Guaranty, any such revocation is effective notwithstanding the foregoing waiver, each Guarantor acknowledges and agrees that: (a) no such revocation shall be effective until written notice thereof has been received by the Administrative Agent and the Lenders; (b) no such revocation shall apply to any Guaranteed Obligations in existence on such date (including any subsequent continuation, extension, or renewal thereof, or change in the interest rate, payment terms, or other terms and conditions thereof); (c) no such revocation shall apply to any Guaranteed Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of the Lenders which is, or is believed in good faith by the Lenders to be, in existence on the date of such revocation; (d) no payment by any other source, prior to the date of such revocation shall reduce the obligations of any Guarantor hereunder; and (e) any payment by any Borrower or from any source other than a Guarantor, subsequent to the date of such revocation, shall first be applied to that portion of the Guaranteed Obligations, if any, as to which the revocation by a Guarantor is effective (and which are not, therefore, guarantied by the Guarantors hereunder), and, to the extent so applied, shall not reduce the Guaranteed Obligations of the Guarantors hereunder.
          4.6 Remedies. All rights and remedies provided in this Guaranty and any instrument or agreement referred to herein are cumulative and are not exclusive of any rights or remedies otherwise provided by law. Any single or partial exercise of any right or remedy shall not preclude the further exercise thereof or the exercise of any other right or remedy.
          4.7 Costs and Expenses. Each Guarantor agrees to pay or reimburse the Administrative Agent and each Lender within five Business Days after demand for all reasonable costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Guaranty (including in connection with any “workout” or restructuring regarding amounts due under this Guaranty, and including in any Insolvency Proceeding or appellate proceeding).
          4.8 Severability. The illegality or unenforceability of any provision of this Guaranty or any instrument or agreement referred to herein shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Guaranty or any instrument or agreement referred to herein.
          4.9 Notices. All notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule

10.02 to the Credit Agreement, and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on the signature pages hereof in the case of Guarantors and as provided in the Credit Agreement in the case of Administrative Agent and Lenders; or to such other address as shall be designated by any such party in a written notice to the other parties. All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the fourth Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery. Any agreement of the Administrative Agent and the Lenders to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Guarantors. The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by a Guarantor to give such notice and the Administrative Agent and the Lenders shall not have any liability to any Guarantor or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Guarantors hereunder shall not be affected in any way or to any extent by any failure by the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in the telephonic or facsimile notice.
          4.10 Governing Law and Jurisdiction. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS; PROVIDED THAT THE ADMINISTRATIVE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.
          4.11 Waiver of Jury Trial. EACH GUARANTOR, THE LENDERS, AND THE ADMINISTRATIVE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS GUARANTY, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING, OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE GUARANTORS, THE LENDERS, AND THE ADMINISTRATIVE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS GUARANTY OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS TO THIS GUARANTY AND THE OTHER LOAN DOCUMENTS.
          4.12 Entire Agreement. This Guaranty (a) integrates all the terms and conditions mentioned herein or incidental hereto, (b) supersedes all oral negotiations and prior writings with respect to the subject matter hereof, and (c) is intended by the parties as the final expression of the agreement with respect to the terms and conditions set forth in this Guaranty and any such instrument, agreement and document and as the complete and exclusive statement of the terms agreed to by the parties.
          4.13 Execution in Counterparts. This Guaranty may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of the signature page to this Guaranty by telecopier shall be effective as delivery of a manually executed counterpart of this Guaranty. Any party delivering an executed counterpart of the signature page to this Guaranty by telecopier shall thereafter also promptly deliver a manually executed counterpart of this Guaranty, but the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Guaranty.
     THIS WRITTEN GUARANTY, TOGETHER WITH THE OTHER WRITTEN LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
     THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
     IN WITNESS WHEREOF, each Guarantor has executed this Guaranty by its duly authorized officers as of the day and year first above written.

ANIXTER INTERNATIONAL INC.

By:	Rod Shoemaker

Title:	V.P. – Treasurer

Notice Information:
2301 Patriot Boulevard
Glenview, IL 60026
Attn : Rod Shoemaker

ANIXTER INC.

By:	Rod Shoemaker

Title:	V.P. – Treasurer

Notice Information:
2301 Patriot Boulevard

Glenview, IL 60026
Attn : Rod Shoemaker

ANIXTER-REAL ESTATE, INC.

By:	Rod Shoemaker

Title:	V.P. – Treasurer

Notice Information:
2301 Patriot Boulevard
Glenview, IL 60026
Attn : Rod Shoemaker

ANIXTER INFORMATION SYSTEMS CORPORATION

By:	Rod Shoemaker

Title:	V.P. – Treasurer

Notice Information:
2301 Patriot Boulevard
Glenview, IL 60026
Attn : Rod Shoemaker

ANIXTER FINANCIAL INC.

By:	Rod Shoemaker

Title:	V.P. – Treasurer

Notice Information:
2301 Patriot Boulevard
Glenview, IL 60026
Attn : Rod Shoemaker

ANIXTER PROCUREMENT CORPORATION

By:	Rod Shoemaker
Title:	V.P. – Treasurer

Notice Information:
2301 Patriot Boulevard
Glenview, IL 60026
Attn : Rod Shoemaker

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EXHIBIT A
TO GUARANTY AGREEMENT
                                        , 200
To the Lenders and Administrative Agent
Referenced below:
Ladies and Gentlemen:
     Reference is made to the following documents: (a) that certain Amended and Restated Five-Year Revolving Credit Agreement, dated as April 20, 2007 (as amended or modified from time to time, the “Credit Agreement”), among Anixter Inc., a Delaware corporation (“Anixter”), Anixter International Ltd., an English limited liability company, Anixter International BVBA, a Belgian company, Anixter Canada Inc., a Canadian company, and Anixter Eurinvest B.V., a Netherlands company (together with Anixter, Anixter International Ltd., Anixter Canada Inc. and Anixter International BVBA, collectively, the “Borrowers” and individually a “Borrower”), the financial institutions from time to time party thereto (the “Lenders”), and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender; and (b) that certain Guaranty dated as of April 20, 2007 (as amended or modified from time to time, the “Guaranty”), by certain Affiliates of the Borrowers party thereto in favor of Administrative Agent. Unless specifically defined herein, capitalized terms used herein have the meaning set forth in the Credit Agreement.
     The undersigned hereby confirms and agrees that it has been furnished with and has read each of the Loan Documents in effect as of the date hereof and that, effective as of the date hereof, the undersigned is a party to and obligated as a Guarantor under the Guaranty. The undersigned hereby warrants and represents to you that the representations and warranties of the undersigned as a Guarantor under Section 3 of the Guaranty are true, correct, and complete in all material respects on the date hereof.

Very truly yours,

[NAME OF NEW GUARANTOR],
a

By:

Title:

Notice Information:

G-2

EXHIBIT H
FORM OF OPINION OF COUNSEL

H-1